As filed with the Securities and Exchange Commission on June 10, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TransCore Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7373	25-1844371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8158 Adams Drive

Hummelstown, Pennsylvania 17036
(717) 561-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Co-Registrants

See Next Page

Joseph S. Grabias

Executive Vice President and Chief Financial Officer
8158 Adams Drive
Hummelstown, Pennsylvania 17036
(717) 561-2400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Richard J. McMahon, Esq. Toni Burgess, Esq. Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103 (215) 569-5500	Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price(1)	Registration Fee

Enhanced Yield Securities (EYSs)(2)

Class A Common Stock, par value 0.01 per share(3)

% Senior Subordinated Notes(4)(5)

Subsidiary Guarantees(6)

Total	$375,000,000	$47,512.50

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes an indeterminate number of EYSs of the same series of the EYSs offered hereby that may be received by holders of EYSs in the future on one or more occasions in replacement of the EYSs offered hereby in the event of a subsequent issuance of EYSs. The EYS units represent shares of class A common stock of TransCore Holdings, Inc. (“TransCore”) and $ million aggregate principal amount of % senior subordinated notes of TransCore, including EYSs subject to the underwriters’ over-allotment option to purchase additional EYSs. Assuming the underwriters’ over-allotment option to purchase additional EYSs is exercised in full, EYSs will be sold to the public in connection with this initial public offering and EYSs will be issued to our existing equityholders in connection with transactions described in the registration statement under “The Transactions.”

(3)	Includes shares of class A common stock represented by EYSs subject to the underwriters’ over-allotment option to purchase additional EYSs, shares of class A common stock represented by EYSs that will be sold to the public in connection with this initial public offering and shares of class A common stock represented by EYSs that will be issued to our existing equityholders in connection with the transactions described in the registration statement under “The Transactions.” No separate fee is payable with respect to these securities as they are included in the EYSs being registered herein.

(4)	Includes $ million principal amount of notes represented by EYSs subject to the underwriters’ over-allotment option to purchase additional EYSs, $ million aggregate principal amount of notes represented by EYSs that will be sold to the public in connection with this initial public offering and $ million aggregate principal amount of notes represented by EYSs that will be issued to our existing equityholders in connection with the transactions described in this registration statement under “The Transactions.” No separate fee is payable with respect to these securities as these securities are included in the EYSs being registered herein. In addition, $ million aggregate principal amount of notes of the same series will be sold separately (not represented by EYSs) to the public in connection with this initial public offering.

(5)	Includes an indeterminate principal amount of notes of the same series as the notes offered hereby that will be received by holders of notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of EYSs or notes of the same series upon an automatic exchange of portions of the notes offered hereby for identical portions of such additional notes.

(6)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will fully and unconditionally guarantee the notes being registered hereby. Pursuant to Rule 457(n), no separate filing fee is payable for the guarantees.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

	Jurisdiction of	Primary Standard
	Incorporation or	Industrial Code	IRS Employee
Name	Organization	Classification Number	Identification Number

TransCore, LP	Delaware	7373	25-1730334
TransCore Partners, Inc.	Delaware	7373	75-2205460
TLP Holdings, LLC	Delaware	7373	25-1894329
TransCore Credit Corporation	Delaware	7373	42-1632661
Amtech Systems Corporation	Delaware	3629	75-2199361
Viastar Properties, Inc.	Texas	7373	75-2671258
Amtech World Corporation	Delaware	7373	75-2199362
TransCore ITS, Inc.	Delaware	8711	94-3198006
TransCore Atlantic, Inc.	Delaware	7373	25-1847030
TransCore CNUS, Inc.	Delaware	8999	23-3084746
TransCore Commercial Services	Delaware	8999	52-2288847
Viastar Services, LP	Texas	8999	75-2194869

      The address of the principal executive offices of the additional registrants listed above is: c/o TransCore Holdings, Inc., 8158 Adams Drive, Hummelstown, Pennsylvania 17036 and the telephone number is (717) 561-2400.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 10, 2004

PROSPECTUS

Enhanced Yield Securities (EYSs)
representing
                         Shares of Class A Common Stock and
$                         % Senior Subordinated Notes due 2016
and
$                         % Senior Subordinated Notes due 2016

We are offering                    EYSs. The EYSs represent                    shares of our class A common stock and $          million aggregate principal amount of our     % senior subordinated notes due 2016. Each EYS represents:

•	one share of our class A common stock; and

•	a % senior subordinated note due 2016 with $ principal amount.

We are also selling separately (not represented by EYSs) $          million aggregate principal amount of our     % senior subordinated notes due 2016.

The notes will be fully and unconditionally guaranteed by each of our domestic subsidiaries on an unsecured senior subordinated basis.

This is the initial public offering of our EYSs and notes. We anticipate that the initial public offering price per EYS will be between $         and $         , and the initial public offering price of the notes sold separately (not represented by EYSs) will be     % of their stated principal amount.

Holders of EYSs will have the right to separate EYSs into the shares of class A common stock and notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, holders of our class A common stock and notes may, at any time, unless the EYSs have automatically separated, combine the applicable number of shares of class A common stock and principal amount of notes to form EYSs. Separation of EYSs will occur automatically upon the redemption or maturity of the notes.

Upon a subsequent issuance by us of EYSs or notes of the same series (not represented by EYSs), a portion of your notes may be automatically exchanged for an identical principal amount of the notes issued in the subsequent issuance and, in this event, your EYSs or notes will be replaced with new EYSs or new notes, as the case may be. In addition to the notes offered by this prospectus, the registration statement, of which this prospectus is a part, also registers the new notes and new EYSs to be issued to you upon any subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Risk Factors — Subsequent issuances of notes may cause you to recognize original issue discount and subject you to other adverse consequences” on page 26, “Risk Factors — A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy” on page 27, “Description of Notes — Additional Notes” on page 118 and “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuances of Notes” on page 164.

We intend to apply to list our EYSs on the American Stock Exchange under the trading symbol “                  .”

Investing in our EYSs, shares of our class A common stock and/or the notes involves risks.

See “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per		Per
	EYS	Total	Note(1)	Total

Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to TransCore (before expenses)(2)	$	$	%	$

(1)	We are selling $ million aggregate principal amount of notes separately (not represented by EYSs).

(2)	Approximately $ of the proceeds from this offering will be paid to current equityholders to redeem and/or repurchase common stock and preferred stock, including common stock and preferred stock issued upon the exercise of certain options and the exchange of certain options and warrants, and to pay accrued dividends on our preferred stock. Of this amount management will receive $ million. See “The Transactions.”

Certain of our existing equityholders have granted the underwriters an option to purchase up to                    additional EYSs at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. This prospectus also relates to          EYSs being issued to our existing equityholders. See “The Transactions.”

The underwriters expect to deliver the EYSs and the notes to purchasers on or about                   , 2004.

LEHMAN BROTHERS

                        , 2004

[Inside front cover artwork to be provided]

Page

Prospectus Summary	1
Risk Factors	19
Cautionary Statement Regarding Forward-Looking Statements	34
The Transactions	35
Use of Proceeds	38
Dividend Policies	39
Capitalization	41
Dilution	42
Selected Consolidated Financial and Operating Data	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	47
Business	70
Management	85
Principal Securityholders	93
Certain Relationships and Related Party Transactions	96
Description of Certain Indebtedness	102
Description of EYSs	103
Description of Capital Stock	108
Description of Notes	116
EYSs Eligible for Future Sale	159
Material U.S. Federal Income Tax Considerations	160
Underwriting	170
Legal Matters	175
Experts	175
Where You Can Find More Information	175
Index to Consolidated Financial Statements	F-1
AGREEMENT OF LIMITED PARTNERSHIP OF TRANSCORE, L.P
CERTIFICATE OF LIMITED PARTNERSHIP OF TRANSCORE
CERTIFICATE OF INCORPORATION OF TRANSCORE PARTNERS
AMENDED & RESTATED BY-LAWS OF TRANSCORE
LIMITED LIABILTIY COMPANY OPERATING AGREEMENT
CERTIFICATE OF FORMATION OF TLP HOLDINGS, LLC
CERTIFICATE OF INCORP. OF TRANSCORE CREDIT CORP.
BY-LAWS OF TRANSCORE CREDIT CORPORATION
CERTIFICATE OF INCORP. OF AMTECH SYSTEMS CORP.
BY-LAWS OF AMTECH SYSTEMS CORPORATION
CERTIFICATE OF INCORP. OF VIASTAR PROPERTIES, INC.
BY-LAWS OF VIASTAR PROPERTIES, INC.
CERTIFICATE OF INCORP. OF AMTECH WORLD CORPORATION
BY-LAWS OF AMTECH WORLD CORPORATION
CERTIFICATE OF INCORP. OF TRANSCORE ITS, INC.
BY-LAWS OF TRANSCORE ITS, INC.
CERTIFICATE OF INCORP. OF TRANSCORE ATLANTIC, INC.
BY-LAWS OF TRANSCORE ATLANTIC, INC.
CERTIFICATE OF INCORP. OF TRANSCORE CNUS, INC.
BY-LAWS OF TRANSCORE CNUS, INC.
CERTIFICATE OF INCORPORATION OF TRANSCORE
BY-LAWS OF TRANSCORE COMMERCIAL SERVICES
AGREEMENT OF LIMITED PARTNERSHIP OF VIASTAR SERV.
CERTIFICATE OF LIMITED PARTNERSHIP
EMPLOY. AGREE., TRANSCORE & JOHN WORTHINGTON
EMPLOY. AGREE., TRANSCORE & JOHN SIMLER
EMPLOY. AGREE., TRANSCORE & KELLY GRAVELLE
EMPLOY. AGREE., TRANSCORE & DAVID SPARKS
EMPLOY. AGREE., TRANSCORE & JOHN FOOTE
TRANSCORE DEFERRED OPTION PLAN, AS AMENDED
TRANSCORE 1999 EMPLOYEE RETENTION PLAN B
TRANSCORE HOLDINGS, INC. STOCK OPTION & INCENTIVE
TRANSCORE HOLDINGS, INC. 1999 STOCK APPRECIATION
IRREVOCABLE FUNDING, WARRANT PURCHASE & REIMBURSE.
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS
SUBSIDIARIES OF TRANSCORE HOLDINGS, INC.
CONSENT OF ERNST & YOUNG LLP

      In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, consolidated financial condition, results of operations, liquidity and prospects may have changed since that date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

      Until                     , 2004, all dealers that buy, sell or trade our EYSs, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Trademark Notice

      eGo, GlobalWave, TollTag and TransCore are our registered trademarks and Forté, SmartWatch, TagTeller and TransSuite are a few of our trademarks for which we have filed for registration. This registration statement also refers to trademarks and service marks of other companies, including without limitation, E-Zpass®, Ipass®, SunPass®, and FasTrak®. All other trademarks or service marks appearing in this registration statement are the property of their respective owners.

i

PROSPECTUS SUMMARY

      The following is a summary of the principal features of this offering of our EYSs and the notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Our Company

      We are a leading provider of information technology solutions to operators and users of surface transportation infrastructure in targeted markets within the transportation industry. Our software, services and products are designed to improve efficiencies for our customers, primarily toll road authorities, state departments of transportation, trucking companies and freight brokers. We utilize technology to capture, process and distribute data for our customers on a real-time, integrated basis. We serve two markets, Infrastructure-Based services and Mobile Asset-Based services.

      In the Infrastructure-Based services market, we provide a broad range of solutions to operators and users of surface transportation infrastructure including:

•	the design, installation, integration and maintenance of toll collection systems;

•	the design and development of enterprise software for data collection and enforcement of toll transactions;

•	the manufacture and distribution of radio frequency identification, or RFID, toll transponders, or tags, and readers;

•	the outsourcing of customer service centers and violation enforcement support services; and

•	the design, support and integration of intelligent transportation systems, such as systems that monitor and control traffic, to optimize the use of transportation infrastructure.

      We estimate that our customers in this market, which are primarily government entities, collect approximately 60% of the U.S. toll collection revenue and process approximately 14 million toll transactions daily using systems we designed or installed. We service these customers in 24 of the 25 states that have toll roads. We provide our toll collection services to users of electronic toll collection programs, including E-ZPass, IPass, SunPass, TollTag and FasTrak. Our top ten customers in this market have been customers for an average of 20 years. We are the largest manufacturer of RFID tags and readers for transportation-related applications in North America. Our backlog of funded contractual commitments totaled $457.0 million as of January 31, 2004.

      In the Mobile Asset-Based services market, we provide freight matching, asset tracking and monitoring services, logistics and operations management software, and outsourced business processing to small and mid-sized trucking companies, freight brokers, third-party logistics providers, shippers, railroads and marine operators. We are the largest provider of freight matching services in North America with more than 18,000 customers. We estimate that our freight matching network facilitates approximately $40 billion worth of freight transactions annually. On an average daily basis, our freight matching network posts approximately 220,000 loads, which we estimate to be over one-half of the total U.S. spot market for truckload shipments.

      For the fiscal years ended January 31, 2003 and 2004, we had revenue of $318.3 million and $338.1 million, respectively. For fiscal years 2003 and 2004, 56.5% and 58.6%, respectively, of total company revenue was recurring. Recurring revenue consists of revenue from services. These services are consistently used period-to-period by our customers and include toll operations and maintenance, transaction processing and traffic management revenue generated primarily through multi-year contracts and freight matching, fleet management and asset tracking air time services revenue generated under subscription agreements.

      We were formed in 1999 in connection with our management’s leveraged buyout of the company’s business from Science Applications International Corporation, or SAIC. SAIC is the largest employee-owned provider of information technology solutions and systems integration services to government and commercial customers. SAIC had acquired a portion of the businesses that comprise our company in 1994 from predecessors that pioneered the business in the 1930s.

Competitive Strengths

      Strong Recurring Revenue and Cash Flows. The markets in which we operate are characterized by customers whose businesses require information technology solutions that are generally recurring in nature. We provide comprehensive solutions to our broad range of customers and focus on reliable long-term relationships that generate recurring revenue. Our recurring revenue, combined with our low capital expenditures and low corporate overhead, has led to strong gross profit, operating margins and cash flows.

      Leading Market Positions. We have leading positions in the major targeted markets that we serve. We offer customers comprehensive integrated solutions, have developed a long successful track record and serve a large and geographically diverse customer base. Our toll collection customers account for an estimated 60% of toll revenue collected in the U.S., and our freight matching network, the largest in North America, consists of more than 18,000 carriers, freight brokers and shippers.

      Technology Leadership. We have a strong intellectual property portfolio that includes 104 patents. Our track record of successful research and development initiatives has enabled us to continue to design and develop a diversified portfolio of technologically advanced product and application patents that we believe will provide an effective platform for next generation product development with limited additional research and development cost. Throughout our history, we have leveraged our technologies into numerous industry “firsts,” including the first automatic RFID-based toll collection system in the U.S. and the first open road toll collection system.

      Industry-Experienced Management Team with Proven Track Record. Our senior management team has an average of 20 years experience providing comprehensive information technology solutions to the transportation industry, and has successfully executed our business plan by penetrating targeted markets, integrating acquisitions, introducing new solutions and delivering strong recurring revenue and cash flows.

Strategy

      Increase Penetration of Recurring Sales to Existing Customers. We will continue to cross-sell our comprehensive integrated solutions to existing customers that currently utilize only a portion of the software, services and products that we offer in an effort to increase recurring revenue and cash flows.

      Leverage Our Leading Market Positions to Acquire New Customers. We have leading positions in the major targeted markets that we serve and seek profitable long-term relationships with new customers in each of our markets. We believe our successful track record and high quality reputation in toll services will enable us to take advantage of recent market developments in our targeted markets. We will continue to market our freight matching and other related services, which enable our Mobile Asset-Based customers to earn additional revenue and to realize administrative efficiencies and cost savings.

      Maintain Technology Leadership. We remain focused on maintaining our leadership position in the application of information technologies for the surface transportation industry. As a leader in the industry, we are able to consult with a broad range of customers on a regular basis, which enables us to develop practical, customer-oriented solutions. We will continue to take advantage of our ability to identify and develop technology enhancements or refinements necessary to our customers’ businesses.

      Pursue Selected Developing Business Opportunities and Develop Strategic Relationships. We will continue to explore and evaluate new business opportunities that leverage our core technologies and capabilities and offer significant growth potential without significant additional investment. To this end, we are currently pursuing several high growth markets and are developing strategic relationships with industry-leading service and technology providers in pursuit of new business opportunities.

      Make Strategic Acquisitions. We will continue to evaluate potential add-on acquisitions in order to expand our presence in targeted markets, increase our service offerings, enhance our technology capabilities, or provide access to complementary skill sets or customer relationships. We believe that our acquisition strategy will continue to be successful because of our track record of integrating acquisitions and improving operating efficiencies in the businesses we acquire.

Market Opportunity

Infrastructure-Based Services

      In the past year, there have been significant positive trends in the market for toll services, tags and readers. Budgetary constraints on states, legislation enabling interstate tolling, increased demands upon the capacity of existing infrastructure and a greater acceptance of infrastructure privatization have all contributed to the potential growth of the market for our Infrastructure-Based products and services. As a result of these trends, substantially all toll authorities in the U.S. have announced plans to upgrade or expand, or are currently upgrading or expanding, their existing revenue collection systems. We believe that over the next two to five years these trends will lead to:

•	an increase in the number of toll roads;

•	an increase in demand for tags and readers; and

•	an increase in attendant outsourced customer and back-office services, including financial operations and violation enforcement support services.

Mobile Asset-Based Services

      In 2003, total U.S. transportation spending reached $677 billion, of which trucking services accounted for approximately $585 billion, or 86% of total spending. Freight matching offers a compelling value proposition to small and mid-sized trucking companies, freight brokers, third-party logistics providers and shippers as it reduces empty backhauls, eliminates shipping delays due to equipment transportation availability and minimizes back-office administrative expenses. We also offer tractor and trailer tracking and monitoring solutions, as well as asset tracking products for the transportation industry generally. The market for trailer tracking focuses on operators who seek to reduce trailer to tractor ratios, ensure cargo security, increase billing for trailers parked at their customers’ sites and monitor environmental and other conditions of shipments.

Use of Proceeds and Certain Transactions

      Concurrently with the closing of this offering, we will enter into a new senior secured $           million credit facility, which we refer to as the new credit facility, consisting of a revolving facility in an aggregate principal amount of up to $           million and a term facility in an aggregate principal amount of $           million. We estimate that we will receive net proceeds from the sale of our EYSs and notes sold separately (not represented by EYSs) of approximately $           million, assuming an initial public offering price of $          per EYS, which represents the mid-point of the range set forth on the cover page of this prospectus, and an initial public offering price of      % of the stated principal amount per note sold separately (not represented by EYSs) after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use these net proceeds, together with proceeds of our new credit facility, to:

•	repay all $ million of outstanding borrowings under, and terminate, our existing credit facility;

•	redeem all shares of our redeemable preferred stock, including shares issued upon the exchange of options, for $ million;

•	repurchase certain shares of our convertible preferred stock and common stock, including shares issued upon the exercise and exchange of options or warrants, for $ million;

•	pay $ million of accrued dividends on our preferred stock;

•	escrow $ million to make cash payments beginning in November 2004 with respect to cancelled unvested options for preferred stock and common stock;

•	retire our employee retention plan with $ million;

•	pay $ million with respect to amounts owed upon the exercise of stock appreciation rights; and

•	retain $ million to collateralize surety bonds in the future.

      Concurrently with the closing of this offering, the following transactions will occur:

•	all shares of our convertible preferred stock and common stock, including shares issued upon the exercise or exchange of options or warrants, will be converted into shares of our existing class A common stock;

•	all vested options to purchase our preferred stock or common stock will either be exercised or exchanged, and all unvested options will be cancelled in exchange for the right to receive cash in the future based upon specified vesting dates;

•	all warrants to purchase our common stock will be exchanged for shares of our existing class A common stock; and

•	all of our existing class A common stock will be repurchased, exchanged for class B common stock or exchanged for EYSs.

Our Investors

      Upon the closing of this offering and assuming the exchange of all of our common stock for EYSs, KRG Capital Partners, LLC, together with its institutional co-investors, will own approximately      % of our class A common stock.

Our Organizational Structure After this Offering

(1)	Includes class A common stock and class B common stock. Our class A common stock, class B common stock and new class C common stock will vote together as a single class on all matters.

(2)	Our directors, our officers named in our management table and our existing 5% holders will beneficially own %. See “Principal Securityholders.”

Where You Can Find Us

      We were incorporated in Delaware in 1999. Our principal executive office is located at 8158 Adams Drive, Hummelstown, Pennsylvania 17036 and our telephone number is (717) 561-2400. Our Internet address is http://www.transcore.com. Http://www.transcore.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated into this prospectus by reference.

Risk Factors

      You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in our EYSs and shares of our class A common stock and/or the notes.

General Information About This Prospectus

      Throughout this prospectus, unless otherwise noted, we have assumed:

•	no exercise of the underwriters’ over-allotment option;

•	all shares of our redeemable preferred stock, including shares issued upon the exchange of options, will be redeemed;

•	all shares of our convertible preferred stock and common stock, including shares issued upon the exercise or exchange of options or warrants, will be converted into our existing class A common stock;

•	all vested options to purchase our preferred stock or common stock will be either exercised or exchanged;

•	all warrants to purchase our common stock will be exchanged for shares of our existing class A common stock;

•	all of our existing class A common stock will be repurchased, exchanged for class B common stock or exchanged for EYSs;

•	a for split and reclassification of our existing class A common stock that will become effective immediately prior to this offering; and

•	an initial public offering price of $ per EYS, which represents the mid-point of the range set forth on the cover page of this prospectus, and an initial public offering price of % of the stated principal amount per note sold separately (not represented by EYSs), and a closing date of .

      Unless the context otherwise requires, references in this prospectus to this “offering” refer to the offering of                     EYSs to the public, including the shares of class A common stock and notes represented by such EYSs, and $           million aggregate principal amount of notes offered separately (not represented by EYSs).

The Offering

Summary of our EYSs and the Notes

      We are offering                     EYSs at an initial public offering price of $           per EYS, which represents the mid-point of the range set forth on the cover page of this prospectus, and $           million aggregate principal amount of notes sold separately (not represented by EYSs) at an initial public offering price of      % of the stated principal amount for each note. As described below, assuming we make our scheduled interest payments and pay dividends in the amounts contemplated by a dividend policy our board of directors will adopt upon the closing of this offering, holders of EYSs will receive in the aggregate approximately $           per year in dividends and interest on the class A common stock and notes represented by each EYS, and holders of our notes will receive $           per year in interest per note. Interest payments on the notes represented by the EYSs may be deferred under certain circumstances and dividends on the class A common stock represented by the EYSs are payable at the discretion of our board of directors and only as permitted by applicable law and the terms of the agreements governing our indebtedness.

What are EYSs?

      EYSs are securities comprised of common stock and notes. Each EYS represents:

•	one share of our class A common stock; and

•	a % senior subordinated note with $ principal amount.

      The ratio of class A common stock to principal amount of notes represented by an EYS is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each EYS will represent two shares of class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our class A common stock, each EYS will thereafter represent the appropriate number of shares of class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented.

What payments can I expect to receive as a holder of EYS notes?

      You will be entitled to receive quarterly interest payments at an annual rate of      % of the aggregate principal amount of notes or, in the case of notes represented by your EYSs, approximately $           per EYS per year, subject to our right, under specified circumstances, to defer interest payments. See “Description of Notes — The Notes — Interest Deferral.”

      You will also receive quarterly dividends on the shares of our class A common stock represented by your EYSs, if and to the extent dividends are declared by our board of directors and are permitted by applicable law and the terms of our then existing indebtedness. The indenture governing the notes contains restrictions on our ability to declare and pay dividends on our class A common stock. We will adopt a dividend policy that contemplates that initial annual dividends will be approximately $           per share of our class A common stock. However, our board of directors may, in its discretion, modify or repeal our dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all. See “Description of Notes — Certain Covenants.”

      We expect to make interest and dividend payments on or about the           day of each                     ,                     , and                     to holders of record on the                     day of such month or the immediately preceding business day. The cash used to make the interest and dividend payments is expected to come from distributions by our operating subsidiaries. Our new credit facility will contain limitations on our ability to make interest and dividend payments if we do not meet various financial tests. See “Description of Certain Indebtedness.”

What instruments will govern my rights as an EYS holder?

      Your rights as an EYS holder will be governed by a global EYS certificate, which includes provisions with respect to the separation, recombination and adjustment of the class A common stock and notes represented by the EYSs. The class A common stock represented by the EYSs will be governed by our restated certificate of incorporation and the notes represented by the EYSs will be governed by the indenture.

Will my rights as a holder of EYSs be any different than the rights of a direct holder of the class A common stock and notes?

      No. As a holder of EYSs you are the beneficial owner of the class A common stock and notes represented by your EYSs. As such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and notes, as applicable.

Will the terms of the notes represented by EYSs be the same as the terms of the notes sold separately (not represented by EYSs)?

      Yes. The terms of the notes sold separately (not represented by EYSs) will be identical to the terms of the notes represented by EYSs and will be part of the same series of notes issued under the same indenture. Accordingly, holders of notes sold separately (not represented by EYSs) and holders of notes represented by EYSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which they are eligible to vote under the indenture governing the notes.

Will the EYSs be listed on an exchange?

      Yes. We intend to list the EYSs on the American Stock Exchange under the trading symbol “                    .”

Will the notes and shares of our class A common stock be listed on an exchange?

      The notes will not be listed on any exchange. Our shares of class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares of our class A common stock held separately and not represented by EYSs is sufficient to satisfy applicable requirements for separate trading on the exchange. If more than such number of our outstanding shares of class A common stock is no longer held in the form of EYSs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list the shares of our class A common stock for separate trading on the American Stock Exchange. The notes and shares of our class A common stock will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

In what form will EYSs and the securities represented by the EYSs and the notes sold separately be issued?

      The EYSs and the securities represented by the EYSs and the notes sold separately (not represented by EYSs) will be issued in book-entry form only. This means that you will not be a registered holder of EYSs or the securities represented by the EYSs or the notes sold separately (not represented by EYSs), and you will not be entitled to receive a certificate for your EYSs or the securities represented by your EYSs or the notes sold separately (not represented by EYSs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EYSs or notes.

How can I separate my EYSs into shares of class A common stock and notes or combine shares of class A common stock and notes to form EYSs?

      Holders of EYSs, whether purchased in this offering or in subsequent offerings of EYSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their EYSs into the shares of class A common stock and notes represented thereby. Similarly, any holder of shares of our class A common stock and notes, whether represented by EYSs purchased in this offering or a subsequent offering and separated, or purchased separately in the secondary market, may, at any time, through a broker or other financial institution, combine the applicable number of shares of class A common stock and notes to form EYSs, unless the EYSs have previously been automatically separated as a result of the redemption or maturity of any notes or otherwise. Separation and recombination of EYSs will occur promptly in accordance with The Depository Trust Company’s procedures and upon receipt of instructions from your broker and may involve transaction fees charged by your broker and/or other financial intermediaries. Trading in the EYSs will not be suspended as a result of any such separation or recombination of EYSs. See “Description of EYSs — Book Entry, Settlement and Clearance — Separation and Recombination.”

What will happen if we issue additional EYSs or notes of the same series in the future?

      We may conduct future financings by selling additional EYSs or notes of the same series. Additional EYSs or notes will have terms that are identical to those of the EYSs or notes being sold in this offering, except that: (i) if additional EYSs are issued 45 days or more after the closing of this offering, they will be immediately separable into the shares of class A common stock and notes represented by such EYSs, whereas the EYSs issued in this offering are not separable for 45 days after the closing of this offering; and (ii) if additional EYSs are issued less than 45 days after the closing of this offering, they will be separable on the same date as the EYSs issued in this offering. If we issue additional EYSs, they also will be comprised of class A common stock and notes in the same proportion as the then outstanding EYSs.

      Subsequently issued notes, whether issued separately or as part of an EYS, may be issued with original issue discount, or OID, if they are issued at a discount to their face value (for example, as a result of changes in prevailing interest rates) or if the contingencies relating to the deferral of interest were not treated as “remote” at the time of issuance. The U.S. federal income tax consequences to you of a subsequent issuance of notes (including notes with OID) are unclear. The indenture governing the notes and the agreements with The Depository Trust Company provide that, in the event there is a subsequent issuance of notes having terms substantially identical to the notes issued in this offering, but with a different CUSIP number (or any issuance of notes thereafter), each holder of notes or EYSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of The Depository Trust Company and the trustee will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or EYSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. The tax consequences of a subsequent issuance and exchange will affect all of the notes issued in this offering in the same manner, regardless of whether such notes are held as part of an EYS or separately.

      The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that is equal to unamortized OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. See “Risk Factors — A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy.” Due to a lack of applicable guidance, it is unclear (and our special counsel is unable to opine as to) whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. If an automatic exchange following a subsequent issuance were treated as a taxable exchange, you would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received by you and your tax basis in the notes exchanged by you. However, the IRS might successfully assert that any such loss should be disallowed.

      Following any such subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and EYSs, and, by acquiring notes or EYSs, you agree to report OID in a manner consistent with this approach. As a result, regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to you because it may result in an increase in the amount of OID that you are required to include in income. Although we will report the OID on all of the notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees, but without regard to the automatic exchanges described above) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person, all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EYSs and notes and could adversely affect the market for EYSs and notes.

      We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of EYS components or changes in OID attributed to the notes.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EYSs or instruments similar to the EYSs, we urge you to consult your own tax advisor concerning the tax consequences of such an issuance and exchange. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuance of Notes.”

What will be the U.S. federal income tax considerations in connection with an investment in the EYSs?

      The purchase price of each EYS will be allocated between the share of class A common stock and the note represented by such EYS in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax bases in the share of class A common stock and the note. We will report the initial fair market value of each share of class A common stock as $          and the initial fair market value of each note as $          , and by purchasing an EYS, you agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the IRS and the IRS may challenge it. If the IRS successfully challenges this allocation on the basis that the note had, at the time of purchase, a fair market value that is less than that which we allocated to it, it is possible that the note will be treated as having been issued with OID. If the note were treated as being issued with OID, you generally would have to include OID in income in advance of the receipt of cash attributable to that income. If the IRS successfully asserts that the note had, at the time of purchase, a fair market value greater than that allocated to it, it is possible that the note will be treated as having been issued with amortizable bond premium. If the note were treated as having been issued with amortizable bond premium, you may be able to elect to amortize such bond premium over the term of the note. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — EYSs — Allocation of Purchase Price” and “Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — EYSs — Allocation of Purchase Price.”

      Our special counsel is of the opinion that the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. However, due to a lack of direct authority, our special counsel cannot conclude with certainty that the notes issued in this offering will be treated as debt for U.S. federal income tax purposes, and the IRS may successfully challenge this position.

      If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then payment of the stated interest on the notes would generally be treated as the payment of dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the special rate described in the section entitled “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Class A Common Stock — Dividends.” Furthermore, interest on the notes would not be deductible by us for

U.S. federal income tax purposes. Our inability to deduct interest on the notes would materially increase our taxable income and, thus, could increase our U.S. federal income tax liability. Interest payments to Non-U.S. Holders that are treated as dividends for U.S. federal income tax purposes could be subject to withholding tax and we could be liable for withholding taxes on any such interest payments previously made by us to Non-U.S. Holders. As a result, if the notes were treated as equity for U.S. federal income tax purposes, our after-tax cash flow could be reduced, thereby adversely affecting our ability to make payments on the notes and the class A common stock. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Characterization of Notes” and “Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Notes — Characterization of Notes.”

      If we elect to defer the payment of interest on the notes, you may incur OID. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Stated Interest; Deferral of Interest.” If we issue additional EYSs or notes of the same series in the future, adverse U.S. federal income tax consequences could result. See “What will happen if we issue additional EYSs or notes of the same series in the future?” and “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuances of Notes.”

Summary of Our Class A Common Stock

Issuer	TransCore Holdings, Inc.

Shares of class A common stock represented by EYSs being offered hereby	shares (or shares if the underwriters’ over-allotment option is exercised in full). Each offered share of class A common stock initially will be represented by EYSs.

Shares of class A common stock outstanding following this offering	shares (or shares assuming exchange of all of our class B common stock for EYSs).

Voting rights	Each outstanding share of our class A common stock will carry one vote per share and will vote as a single class with the holders of our class B common stock and class C common stock.

Dividends	You will receive quarterly distributions on the shares of our class A common stock represented by your EYSs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the indenture governing the notes and the new credit facility both restrict our ability to declare and pay dividends on our class A common stock as described in detail under “Dividend Policies.” Upon the closing of this offering, our board of directors will adopt a dividend policy, which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $ per share of our class A common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure that we will pay dividends at this level in the future or at all.

Dividend payment date	If declared, dividends will be paid quarterly on the day of each quarter to holders of record on the or the immediately preceding business day of such quarter.

Listing	Our shares of class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares of our class A common stock held separately and not represented by EYSs is sufficient to satisfy applicable requirements for separate trading on the American Stock Exchange. Our class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Summary of Our Notes

Issuer	TransCore Holdings, Inc.

Notes being offered hereby	• $ million aggregate principal amount of % senior subordinated notes (or $ million aggregate principal amount assuming the underwriters’ over-allotment option is exercised in full) represented by EYSs; and

• $ million aggregate principal amount of % senior subordinated notes sold separately (not represented by EYSs).

Assuming the exchange of all of our class B common stock for EYSs, $ million aggregate principal amount of notes would be outstanding following this offering.

Interest rate	% per year.

Interest payment dates	Interest will be paid quarterly in arrears on the day of each , , and , commencing , 2004, to holders of record on the day of each month.

Interest deferral	Prior to , 2009, subject to certain limitations, we may, at our option, defer interest payments on the notes for not more than eight quarters in the aggregate and not beyond , 2009. In addition, after , 2009, subject to certain limitations, we may, at our option, defer interest on the notes on not more than four occasions for not more than two quarters per occasion; provided that no interest deferral period after , 2009 may commence unless and until all deferred interest and accrued interest thereon pursuant to any preceding interest deferral period has been paid in full.

No interest deferral may be commenced, and any ongoing deferral shall cease, if:

• we are in default under the notes and, if the default is not a payment default, the notes have been accelerated as a result of such default; or

• there is a default under $ million or more of our other senior subordinated debt or subordinated debt that has resulted in the acceleration of the maturity of such debt.

Deferred interest on the notes will bear interest at the same rate as stated on the notes, compounded quarterly. We will repay all interest deferred prior to , 2009 (together with accrued interest thereon) on or prior to , 2009. We will repay all interest deferred after , 2009 (together with accrued interest thereon) on or prior to , 2016; provided that we must pay all deferred interest and accrued interest thereon in full with respect to any interest deferral period after , 2009 prior to deferring interest for any subsequent interest deferral period. We may prepay deferred interest at any time, except when an interest deferral period is in effect.

In the event that interest payments on the notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis under the original issue discount rules even if you do not receive any cash interest payments. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Stated Interest; Deferral of Interest.”

Maturity date	The notes will mature on , 2016.

Ranking	The notes will be general unsecured senior subordinated obligations, will be subordinated in right of payment to all of our existing and future senior indebtedness, will rank equally in right of payment with any of our future senior subordinated indebtedness, and will rank senior to all our future subordinated indebtedness. In addition, payments on the notes will be blocked upon the occurrence of certain events of defaults with respect to our senior indebtedness. See “Description of Notes — Subordination.”

As of January 31, 2004, after giving pro forma effect to the transactions:

• we would have had approximately $ million of total consolidated indebtedness, of which $ million would have been senior indebtedness under our new credit facility; and

• our non-guarantor subsidiaries would have had no indebtedness outstanding, other than trade payables.

Note guarantees	The notes will be fully and unconditionally guaranteed by each of our domestic subsidiaries on an unsecured senior subordinated basis on the terms set forth in the indenture. The note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors, including their senior guarantees of indebtedness under our new credit facility.

Optional redemption	The notes will be redeemable, in whole or in part, at our option, at any time on or after , 2009 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. If the notes are redeemed in whole or in part, the notes and class A common stock represented by each EYS will be automatically separate. See “Description of Notes — Optional Redemption.”

Change of control	Upon the occurrence of a change of control, as defined under “Description of Notes — Repurchase at the Option of Holders — Change of Control,” each holder of the notes will have the right to require us to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued but unpaid interest to the date of repurchase. In order to exercise this right, a holder must voluntarily separate the notes and class A common stock represented by such holder’s EYS.

Procedures relating to subsequent issuances	The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes by us having substantially identical terms as the notes, but a different CUSIP number, each holder of notes or EYSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly or held as part of EYSs) will be automatically exchanged for a portion of the notes purchased by the holders of such subsequently-issued notes, and the records of The Depository Trust Company will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of notes or EYSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange.

The indenture governing the notes will permit issuances of additional notes, subject to compliance with restrictive covenants contained in the indenture. However, we may not issue additional notes if and for so long as an event of default with respect to the notes has occurred and is continuing. The automatic exchange of notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of notes purchased by such holder. However, any subsequent issuance of notes by us may adversely affect the tax and non-tax treatment of the holders of notes and EYSs. See “Risk Factors — Subsequent issuances of notes may cause you to recognize original issue discount and subject you to other adverse consequences,” “Risk Factors — A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy” and “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuances of Notes.”

Restrictive covenants	The indenture governing the notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

• the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;

• our ability to incur layered indebtedness;

• the creation of liens;

• the payment of dividends on, and purchase or redemption of, capital stock;

• a number of other restricted payments, including investments;

• specified sales of assets;

• the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;

• specified transactions with affiliates;

• our ability to designate restricted and unrestricted subsidiaries;

• our ability to enter lines of business outside those permitted under the indenture governing the notes; and

• certain consolidations, mergers and sales and transfers of assets by or involving us.

The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Notes — Certain Covenants.”

Listing	We do not anticipate that our notes will be separately listed on any exchange.

Summary Consolidated Financial Information

      The following summary consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included in this prospectus. Our summary consolidated balance sheet data as of January 31, 2004 and summary consolidated statements of operations data for the fiscal years ended January 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements included in this prospectus. The summary as adjusted consolidated balance sheet data as of January 31, 2004, gives effect to the anticipated use of the proceeds of the offering as if it had taken place on January 31, 2004.

Fiscal Year Ended January 31

2002	2003	2004

(in thousands,
except per share data and ratios)
Consolidated Statements of Operations Data:
Total revenue	$323,435	$318,308	$338,137
Total gross profit	144,371	142,903	148,884
Income from continuing operations	13,805	9,930	3,615
Discontinued operations	(17,283)	(1,778)	(3,134)
Net (loss) income(1)	$(3,478)	$8,152	$481
Convertible and redeemable preferred stock dividends	(9,978)	(10,406)	(8,831)
Net loss available to common stockholders	$(13,456)	$(2,254)	$(8,350)
Net loss per common share
Basic	$(72.21)	$(12.09)	$(44.59)
Diluted	$(72.21)	$(12.09)	$(44.59)
Weighted average shares outstanding
Basic and diluted	186,325	186,333	187,249
Other Operating Data:
EBITDA(2)	$57,166	$59,753	$64,441
Adjusted EBITDA(3)	54,941	62,014	67,486
Interest expense	21,333	23,672	25,308
Capital expenditures — property and equipment	$7,941	$5,210	$6,306
Ratio of earnings to fixed charges(4)	1.42	x	1.80	x	1.26	x
Consolidated Cash Flow Data:
Net cash provided by operating activities of continuing operations	$18,529	$45,861	$18,238
Net cash used in investing activities	(160,776)	(16,693)	(12,890)
Net cash provided by (used in) financing activities	$151,109	$(22,060)	$(5,586)

	As of January 31, 2004

	Actual	As Adjusted

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$896	$
Working capital(5)	34,814
Total assets	398,050
Total long-term debt and capital lease obligations	209,190
Redeemable Preferred Stock	50,554
Convertible Preferred Stock	83,117
Stockholders’ equity	$69,175	$

(1)	If SFAS No. 142, “Goodwill and Other Intangible Assets,” had been adopted as of February 1, 2001, the absence of goodwill and indefinite lived intangible assets amortization would have resulted in the net income for the fiscal year ended January 31, 2002 of $2,784.

(2)	We have included EBITDA because management uses it as a key measure of our operating performance. We define EBITDA as consolidated net income before loss from discontinued operations, provision for income taxes, interest expense, loss on extinguishment of certain debt, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the U.S. or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. Certain financial covenants in the new credit facility and the indenture governing the notes are based on EBITDA, subject to adjustments, and therefore EBITDA for purposes of these financial covenants may be calculated differently from EBITDA as shown above. Depreciation and amortization in this table excludes amortization of deferred financing costs, which is included in interest expense. The following table sets forth a reconciliation of net (loss) income to EBITDA:

	For the Fiscal Year Ended
	January 31,

	2002	2003	2004

	(in thousands)
Net (loss) income	$(3,478)	$8,152	$481
Loss from discontinued operations	17,283	1,778	3,134
Income tax (benefit) expense	(4,754)	9,242	2,950
Interest expense	21,333	23,672	25,308
Loss on extinguishment of debt	2,432	—	11,126
Depreciation and amortization	24,350	16,909	21,442

EBITDA	$57,166	$59,753	$64,441

(3)	Covenants in the indenture governing our notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA is defined in the indenture as the sum of consolidated net income, as defined therein, plus the following to the extent deducted from consolidated net income: provision for income taxes, interest expense, depreciation and amortization, certain non-cash, extraordinary and non-recurring items, and specified losses from discontinued operations, investor management fees and retention and stock appreciation rights plans expense; minus (2) non-cash items and extraordinary gains increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Notes — Certain Covenants.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

	For the Fiscal Year Ended
	January 31,

	2002	2003	2004

	(in thousands)
EBITDA	$57,166	$59,753	$64,441
Investor management fees	563	555	615
Retention and stock appreciation rights plans expense	1,982	1,706	1,015
Fees and expenses related to pursuit of strategic alternatives	—	—	1,415
Other income — legal and insurance settlements	(4,770)	—	—

Adjusted EBITDA	$54,941	$62,014	$67,486

(4)	We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income from continuing operations before income taxes plus charges, excluding capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to this offering and the use of proceeds, would have been for the fiscal year ended January 31, 2004.

(5)	Working capital represents current assets minus current liabilities.

RISK FACTORS

      An investment in the EYSs and the shares of our class A common stock and/or our notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors. Any of the following risks could materially and adversely affect our business, consolidated financial conditions, results of operations or liquidity. In such case, you may lose all or part of your original investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes

Our substantial indebtedness could restrict our ability to pay interest and principal on the notes and to pay dividends on shares of our class A common stock and have an adverse impact on our financing options and liquidity position.

      As of January 31, 2004, after giving pro forma effect to the transactions, we would have had approximately $           million of total consolidated indebtedness. Our substantial indebtedness could have important adverse consequences to the holders of the EYSs and to the holders of the notes, including:

•	our ability to pay interest and principal on the notes, pay dividends on shares of our class A common stock or make payments in connection with our other obligations, including, under our new credit facility, may be limited;

•	our ability in the future to obtain additional financing for working capital, capital expenditures, acquisitions or surety underwriting may be limited;

•	we may not be able to refinance our indebtedness on terms acceptable to us or at all;

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited;

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, acquisitions, dividends on our class A common stock and/or capital expenditures;

•	we may be more vulnerable to economic and industry downturns and conditions, including changes in interest rates; and

•	we may be placed at a competitive disadvantage compared to those of our competitors that have less indebtedness.

Because of the subordinated nature of the notes and the related note guarantees, holders of our notes may not be entitled to be paid in full in the event of a payment default on our senior indebtedness or senior indebtedness of the subsidiary guarantors or a bankruptcy, liquidation or reorganization or similar proceeding.

      As a result of the subordinated nature of our notes and related note guarantees, in the event of a payment default on our senior indebtedness or senior indebtedness of the subsidiary guarantors or upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our notes or the note guarantees.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. However, because of the existence of the subordination provisions, including the requirement that you pay over distributions to holders of senior indebtedness, you may receive less, ratably, than our other unsecured creditors, including trade creditors. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our notes may receive less, ratably, than the holders of senior indebtedness.

      The notes will be our senior subordinated obligations ranking equal in right of payment to all of our existing and future senior subordinated indebtedness, senior to all of our future subordinated indebtedness and junior in right of payment to all of our existing and future senior indebtedness. As of January 31, 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $           million under the new credit facility, which would have ranked senior in right of payment to our notes. See “Description of Certain Indebtedness.” The indenture governing the notes and our new senior credit facility permit us and the guarantors, subject to specified limitations, to incur additional debt, some or all of which may be senior debt. All amounts outstanding from time to time under our new senior credit facility will be designated senior debt.

      In addition, the subsidiary guarantors are guarantors under our new credit facility, so any claims of holders of the notes will be subordinated in right of payment to the satisfaction of the claims that the lenders may have under the guarantees granted pursuant to our new credit facility.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

      You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional unspecified indebtedness.

We may incur additional indebtedness ranking equal to the notes.

      If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization, dissolution, winding up or other similar proceedings relating to us. This may have the effect of reducing the amount of proceeds paid to you.

Our new credit facility will contain significant limitations on distributions and other payments. In addition, we may amend the terms of our new credit facility, or we may enter into new agreements that govern our senior indebtedness, and the amended terms or new agreements may further significantly affect our ability to pay interest to holders of our EYSs and our notes and dividends to holders of our EYSs.

      Our new credit facility contains significant restrictions on our ability to pay interest on the notes and dividends on the shares of class A common stock based on meeting our total leverage ratio, senior secured leverage ratio, interest coverage ratio and compliance with other conditions, as described in detail under “Description of Certain Indebtedness.”

      As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the notes, any such amendment, refinancing or additional agreement may contain covenants that could limit, in a significant manner, our ability to pay interest payments and dividends to you.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not generate sufficient funds from operations to pay interest on the notes, pay dividends with respect to shares of our class A common stock, repay or refinance our indebtedness at maturity or otherwise, or to fund investments and operations.

      Our ability to make payments on our indebtedness, including the notes, will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, governmental and other factors that are beyond our control. Our business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

      A significant portion of our cash flow from operations will be dedicated to capital expenditures and debt service. We may also incur substantial costs in the process of developing new technologies or refining and enhancing our existing technologies to meet current and future technology trends. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of quarterly dividends. Prior to the maturity of our new credit facility and the notes, we will not be required to make any payments of principal on our notes or our new credit facility, and it is not likely that we will generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. Therefore, we will likely need to refinance our debt, raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our EYSs or notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, governmental factors or restrictions contained in our senior indebtedness.

      In addition, we may seek to raise additional capital to fund our investments and/or operations through public or private equity or debt financing. Additional financing may not be available, if needed, on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution.

We may not have sufficient funds to purchase the notes upon the exercise by holders of their rights upon a change of control.

      Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes; however, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of all borrowings under our new credit facility. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes. We may therefore need to refinance our debt, raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our EYSs or notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in our senior indebtedness. You also should be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes.

We are subject to covenants related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on our operations.

      Covenants in the indenture governing the notes impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;

•	the ability to incur layered indebtedness;

•	a number of other restricted payments, including investments;

•	the creation of liens;

•	the ability of our restricted subsidiaries to guarantee our and their indebtedness;

•	specified sales of assets;

•	the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;

•	specified transactions with affiliates;

•	our ability to designate restricted and unrestricted subsidiaries;

•	our ability to enter lines of business other than that permitted under the indenture governing the notes; and

•	certain consolidations, mergers and sales and transfers of assets by or involving us.

      The new credit facility includes most of these covenants and other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes, while indebtedness under the new credit facility is outstanding. The new credit facility also contains covenants that require us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio.

If we are unable to comply with the covenants governing our outstanding debt, we could be in default under our indebtedness, which could result in our inability to make payments under the notes or the acceleration of our indebtedness.

      Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture governing the notes. Certain events of default under the new credit facility would prohibit us from making payments on the notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. An acceleration by the lenders of payments of indebtedness under the new credit facility may cause an acceleration of amounts outstanding under the notes, which we may not be able to repay. If the lenders accelerate the payment of the indebtedness under the new credit facility, our assets may not be sufficient to repay in full the indebtedness under our new credit facility and our other indebtedness, including the notes.

Subject to certain limitations, we may defer interest at any time at our option. If we defer interest, we will not be permitted to make any payment of dividends so long as any deferred interest or interest on deferred interest remains outstanding.

      Prior to                     , 2009, subject to certain limitations, we may, at our option, defer interest payments on the notes for not more than eight quarters in the aggregate and not beyond                     , 2009. In addition, after                     , 2009, subject to certain limitations, we may, at our option, defer interest on the notes on not more than four occasions for not more than two quarters per occasion; provided that no interest deferral period after                     , 2009 may commence unless and until all deferred interest and accrued interest thereon pursuant to any preceding interest deferral period has been paid in full. After the end of any interest deferral period occurring before                     , 2009, deferred interest, together with any accrued interest thereon, will be required to be repaid on or prior to                     , 2009. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. All interest deferred after                     , 2009, together with any accrued interest thereon, must be repaid on or prior to                     , 2016; provided that we

must pay all deferred interest and accrued interest thereon in full with respect to any interest deferral period after                     , 2009 prior to deferring interest for any subsequent interest deferral period. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends with respect to our common stock. See “— Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the EYSs or the separately held notes.”

You may not receive the level of dividends provided for in the dividend policies our board of directors is expected to adopt upon the closing of this offering or any dividends at all.

      Our board of directors may, in its discretion, amend or repeal the dividend policies it is expected to adopt upon the closing of this offering. Future dividends with respect to shares of our class A common stock, if any, will depend on, among other things, our cash flows, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in the dividend policies or entirely discontinue the payment of dividends. The indenture governing our notes and the new credit facility contain significant restrictions on our ability to make dividend payments, including, if we have been required to defer interest on the notes under the new credit facility or the indenture, restrictions on the payment of dividends until we have paid all deferred interest. We cannot assure you that we will generate sufficient cash from continuing operations in the future to pay dividends on our class A common stock in accordance with the dividend policy established by our board of directors.

The indenture governing our notes and our new credit facility permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

      Our notes and our new credit facility permit us to pay a significant portion of our cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends on our common stock in the aggregate of approximately $           per year. The indenture governing our notes and our new credit facility permit us to pay such dividends as long as we meet specified thresholds. See “Description of Notes — Certain Covenants” and “Description of Certain Indebtedness.” Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the notes.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the EYSs or the separately held notes.

      If interest payments on the notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes on the notes held by you under the rules relating to OID possibly before you receive any cash attributable to such interest. In addition, you will not receive any interest that has been deferred if you sell the EYSs or the separately held notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Stated Interest; Deferral of Interest.”

      If interest is deferred, the EYSs or the separately held notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes. In addition, the requirement that we defer payments of interest on the notes under certain circumstances may mean that the market price for the EYSs or the separately held notes may be more volatile than other securities that do not have this requirement.

If the note guarantees of the notes by the subsidiary guarantors are held to be invalid or unenforceable or are limited in accordance with their terms, the notes also would be structurally subordinated to the debt of the subsidiary guarantors.

      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a note guarantee could be voided, or claims in respect of a note guarantee could be subordinated to all other debt of a subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time that it assumed the guarantee:

•	issued the note guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the note guarantee and at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the note guarantee and the application of the proceeds of the note guarantee;

•	was engaged or about to engage in a business or a transaction for which the subsidiary guarantor’s remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

      In addition, any payment by a subsidiary guarantor under its note guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor, or the note guarantee could be subordinated to other debt of the subsidiary guarantor.

      The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We believe that immediately after the issuance of the notes and the note guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on their respective businesses and will be able to pay their respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the note guarantees would not be voided or that the note guarantees would not be subordinated to other debt of the subsidiary guarantors.

      The note guarantee of our notes by any subsidiary guarantor could be subject to the claim that, since the note guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the note guarantee was issued, a court could void the obligations of the subsidiary guarantor under the note guarantee or subordinate these obligations to the subsidiary guarantor’s other debt or take action detrimental to holders of the notes. If the guarantee of any subsidiary guarantor were voided, the notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

In the event of bankruptcy or insolvency, the notes and guarantees could be adversely affected by principles of equitable subordination or recharacterization.

      In the event of bankruptcy or insolvency, a party in interest may seek to subordinate our debt, including the notes or the guarantees, under principles of equitable subordination or to recharacterize the subordinated notes as equity. In the event a court exercised its equitable powers to subordinate the notes or the guarantees, or recharacterizes the notes as equity, you may not recover any amounts owned on the notes or the guarantees and you may be required to return any payments made to you within six years before the bankruptcy on account of the notes or the guarantees. In addition, should the court treat the notes or the guarantees as equity either under principles of equitable subordination or recharacterization, you may not be able to enforce the notes or the guarantees.

Interest on the notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

      Our special counsel is of the opinion that the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. However, due to a lack of direct authority, our special counsel cannot conclude with certainty that the notes issued in this offering will be treated as debt for U.S. federal income tax purposes, and the IRS may successfully challenge this position.

      If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then payment of the stated interest on the notes would generally be treated as the payment of dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the reduced rate generally applicable to dividends paid to individuals and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes would materially increase our taxable income and, thus, could increase our U.S. federal income tax liability. Interest payments to Non-U.S. Holders that are treated as dividends for U.S. federal income tax purposes could be subject to U.S. federal withholding taxes and we could be liable for U.S. federal withholding taxes on any such interest payments previously made by us to Non-U.S. Holders. As a result, if the notes were treated as equity for U.S. federal income tax purposes, our after-tax cash flow could be materially reduced, thereby adversely affecting our ability to make payments on the notes and the class A common stock and possibly affecting our ability to continue as a going concern. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Characterization of Notes” and “Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Notes — Characterization of Notes.”

The allocation of the purchase price of the EYSs may not be respected.

      The purchase price of each EYS will be allocated between the share of class A common stock and the note represented by such EYS in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax bases in the share of class A common stock and the note. We will report the initial fair market value of each share of class A common stock as $          and the initial fair market value of each note as $          , and by purchasing an EYS, you agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the IRS and the IRS may challenge it. If the IRS successfully challenges this allocation on the basis that the note had, at the time of purchase, a fair market value that is less than that which we allocated to it, it is possible that the note will be treated as having been issued with OID. If the note were treated as being issued with OID, you generally would have to include OID in income in advance of the receipt of cash attributable to that income. If the IRS successfully asserts that the note had, at the time of purchase, a fair market value greater than that allocated to it, it is possible that the note will be treated as having been issued with amortizable bond premium. If the note were treated as having been issued with amortizable bond premium, you may be able to elect to amortize such bond premium over the term of the note. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — EYSs — Allocation of Purchase

Price” and “Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — EYSs — Allocation of Purchase Price.”

We may have to establish a reserve for future tax liabilities, which could adversely affect our ability to make dividend payments on the EYSs.

      Even if the IRS does not challenge the tax treatment of the notes, it is possible that as a result of changes in circumstances or facts that come to light after this offering, we will in the future need to change our anticipated accounting treatment and establish a reserve for tax liabilities associated with a disallowance of all or part of the interest deductions on the notes, although our present view is that no such reserve is necessary or appropriate. If we were required to maintain such a reserve, our ability to make dividend payments could be materially impaired and the market for the EYSs or class A common stock would be adversely affected. In addition, any resulting restatement of our financial statements could lead to defaults under our senior credit facilities.

Subsequent issuances of notes may cause you to recognize original issue discount and subject you to other adverse consequences.

      Subsequently issued notes may be issued with OID if they are issued at a discount to their face value (for example, as a result of changes in prevailing interest rates) or if the contingencies relating to the deferral of interest were not treated as “remote” at the time of issuance. The U.S. federal income tax consequences to you of a subsequent issuance of notes (including notes with OID) are unclear. The indenture governing the notes and the agreements with The Depository Trust Company provide that, in the event there is a subsequent issuance of notes having terms substantially identical to the notes issued in this offering, but with a different CUSIP number (or any issuance of notes thereafter), each holder of notes or EYSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of The Depository Trust Company and the trustee will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or EYSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. The tax consequences of a subsequent issuance and exchange will affect all of the notes issued in this offering in the same manner, regardless of whether such notes are held as part of an EYS or separately.

      Due to a lack of applicable guidance, it is unclear (and our special counsel is unable to opine as to) whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. If an automatic exchange following a subsequent issuance were treated as a taxable exchange, you would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received by you and your tax basis in the notes exchanged by you. However, the IRS might successfully assert that any such loss should be disallowed.

      Following any such subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and EYSs, and, by acquiring notes or EYSs, you agree to report OID in a manner consistent with this approach. As a result, regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to you because it may result in an increase in the amount of OID that you are required to include in income. Although we will report the OID on all of the notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees, but without regard to the automatic exchanges described above) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person, all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EYSs and notes and could adversely affect the market for EYSs and notes.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EYSs or instruments similar to the EYSs, we urge you to consult your own tax advisor concerning the tax consequences of such an issuance and exchange. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuance of Notes.”

A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy.

      Under New York and federal bankruptcy law, holders of subsequently issued notes having original issue discount may not be able to collect the portion of their principal amount that is equal to unamortized original issue discount as of the acceleration or filing date, as the case may be, in the event of an acceleration of the notes or in the event of our bankruptcy prior to the maturity date of the notes. As a result, an automatic exchange that results in a holder receiving a note with original issue discount could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our EYSs, class A common stock or notes, which may cause the price of the EYSs to fluctuate substantially and negatively affect the value of your investment.

      None of the EYSs, class A common stock or notes has a public market history. In addition, there has not been an active market in the U.S. for securities similar to the EYSs. An active trading market for the EYSs, shares of our class A common stock or notes may not develop in the future, which may cause the price of the EYSs, shares of our class A common stock or the notes to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our class A common stock will develop until the notes are redeemed or mature. If the notes represented by your EYSs are redeemed or mature, your EYSs will automatically separate and you will then hold the shares of our class A common stock. We will not apply to list our shares of class A common stock on the American Stock Exchange or any other exchange until the number of shares held separately and not represented by EYSs is sufficient to satisfy applicable requirements for separate trading on such exchange. The class A common stock may not be approved for listing at such time. We do not intend to list our notes on any securities exchange. Accordingly, a market for the notes may not develop in the future.

      The initial public offering price of the EYSs and the notes sold separately in this offering has been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the EYSs and the notes sold separately in this offering after the offering. Factors such as announcements by us or others, developments affecting us, general interest rate levels and general market volatility could cause the market price of the EYSs and the notes sold separately in this offering to fluctuate significantly.

The limited liquidity of the trading market for the notes sold separately (not represented by EYSs) may adversely affect the trading price of the separate notes.

      We are separately selling $           million aggregate principal amount of notes (not represented by EYSs), representing approximately 10% of the total outstanding notes (assuming the underwriters do not exercise their over-allotment option). While the notes sold separately (not represented by EYSs) are part of the same series of notes as, and identical to, the notes represented by the EYSs at the time of the issuance of the separate notes, the notes represented by the EYSs will not be separable for at least 45 days and will not be separately traded until separated. As a result, the initial trading market for the notes sold separately (not represented by EYSs) will be very limited. Even after holders of the EYSs are permitted to separate their EYSs, a sufficient number of holders of EYSs may not separate their EYSs into shares of our class A common stock and notes to create a sizable and more liquid trading market for the notes not represented by EYSs. Therefore, a liquid market for the notes may not develop, which may adversely affect the ability of the holders of the separate notes to sell any of their separate notes and the price at which these holders would be able to sell any of the notes sold separately (not represented by EYSs).

If interest rates rise, the trading value of our EYSs or notes or class A common stock represented thereby may decline.

      We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our EYSs or notes or class common stock represented thereby may decline.

Future sales or the possibility of future sales of a substantial amount of EYSs, shares of our class A common stock or our notes may depress the price of the EYSs and the shares of our class A common stock and our notes.

      Future sales or the availability for sale of substantial amounts of EYSs or shares of our class A common stock or a significant principal amount of our notes in the public market could adversely affect the prevailing market price of the EYSs, and the shares of our class A common stock and our notes, and could impair our ability to raise capital through future sales of our securities.

      Upon the closing of this offering and assuming the exchange of all of our class B common stock for EYSs, we anticipate that our existing equity investors and management will own      % and      %, respectively, of the outstanding shares of our class A common stock or      % and      %, respectively, if the underwriters exercise their over-allotment option in full. Sales by our existing equity investors or management could cause a decline in the market price of the EYSs.

      Subject to certain limitations set forth in the new credit facility, the indenture governing the notes and our amended and restated by-laws, we may issue additional shares of our class A common stock and notes, which may be in the form of EYSs or other securities, from time to time, as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock and the aggregate principal amount of notes, which may be in the form of EYSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EYSs, shares of our class A common stock, notes or other securities in connection with any such acquisitions and investments.

Risks Related to Our Business

Our government contracts can be terminated prior to expiration, without cause and without penalty to the contracting government entity.

      In fiscal 2004, 77.0% of total company revenue was generated from our Infrastructure-Based customers. Most of our Infrastructure-Based customers are government entities. Our business is subject to the risk that government entities may unilaterally terminate or modify our existing contracts. Government entities can terminate any of their contracts with us without cause and without penalty to the government agency. Termination of these contracts would result in a reduction of our revenue, income and cash flows. Termination without cause generally results in our ability to recover only our costs incurred or committed, settlement expenses and profit on the work completed, prior to termination, but not our anticipated profit. Most of our contracts with government entities contain provisions for a variety of remedies, including liquidated damages, consequential damages, indemnification, warranties and collateralization, for which insurance is largely unavailable.

We derive a significant amount of revenue from a few customers and, therefore, the loss of any of our significant contracts could adversely affect our revenue and cash flows.

      In the fiscal years ended January 31, 2002, 2003 and 2004, our top five customers accounted for 33.4%, 37.9% and 35.4%, respectively, of total company revenue. The loss of any of these customers or the reduction in amounts generated under our contracts with these customers could materially reduce our revenue and cash flows.

If we fail to accurately estimate our future costs under our government contracts, we could lose money fulfilling our obligations under such contracts.

      Our business depends in large part on our ability to efficiently perform our obligations under various government-funded contracts. A significant portion of total company revenue from our Infrastructure-Based services segment is derived from firm-fixed price contracts with federal, state and local government entities and are subject to a number of conditions. A firm-fixed price contract requires that the specified product and/or service be provided for a negotiated price, irrespective of cost. Therefore, the financial success of a firm-fixed price contract is dependent upon the accuracy of our cost estimates made during contract negotiations. Our inability to accurately estimate the cost of providing services under these contracts could have an adverse effect on our profitability and cash flows.

While we obtain some of our business through responses to government requests for proposals, we may not be awarded contracts through this process in the future, and contracts we are awarded may not be profitable.

      We obtain, and will continue to seek to obtain, a significant portion of our business in our Infrastructure-Based services segment from state and local government entities. To obtain business from government entities, we are often required to respond to requests for proposals. To effectively respond to requests for proposals, we must accurately estimate our cost structure for servicing a proposed contract and the time required to establish operations. We must also assemble and submit a large volume of information within rigid and often short timetables. If we are unable to respond successfully to requests for proposals, our total company revenue could be adversely impacted. We may not be awarded contracts through the request for proposals process, and our proposals, if we are awarded contracts, may not result in profitable contracts.

We may not be able to obtain surety underwriting at affordable costs, or at all.

      Many of our firm-fixed price contracts require that we post bid, performance and payment, also known as surety, bonds that guarantee completion of the work under contract. The surety bond market has been significantly constrained in the past several years resulting in limited capacity, high premiums and collateralization requirements. In addition, the financial tests employed by surety underwriters to determine premiums and collateralization are conservative and heavily dependent upon tangible net worth. Our ability to obtain surety underwriting is often a prerequisite to maintaining and adding government customers. If we are unable to obtain surety underwriting at an affordable cost, or at all, we will not be able to continue to provide services to our government customers, which would reduce our revenue from these types of contracts and could have a materially adverse effect on our business, financial condition and results of operations. To the extent we provide cash collateral to support the surety bonds, we will have less cash available for other purposes, including the payment of dividends.

Many of our contracts are with state and local governments who may not be able to fulfill the terms of our contracts.

      A substantial portion of total company revenue is derived from contracts with state and local governments and their agencies, and we are therefore subject to the budget constraints of these governmental entities. Our government agency customers may not have the necessary funds to purchase our products and services. In addition, funds available to the government entities to which we sell our products and services are subject to various economic and political influences, over which we have no control.

As a government contractor, we are subject to an increased risk of litigation and other legal actions and liabilities.

      As a government contractor, we are subject to an increased risk of investigation, criminal prosecutions, civil fraud, whistleblower lawsuits and other legal actions and liabilities not often faced by companies that do not provide governmental sponsored services. The occurrence of any of these actions, regardless of the outcome, could disrupt our operations, lead to higher expenses and limit our ability to obtain additional contracts in other jurisdictions.

The change in the administration of the government entities with which we conduct business could have a negative impact on our business.

      Within our Infrastructure-Based services market, our customers are primarily government entities, and a change of administration within any such governmental entity could delay operations associated with our contracts. Any delay in the government operations associated with our business could have an adverse effect on our ability to obtain contracts, provide the required products and services under contracts, and/or receive payment for products and services that we have already delivered. In addition, a change in administration of a government entity could result in the exercise by such government entity of its rights to terminate its contracts with us for convenience.

We may not be reimbursed for overhead costs on a portion of our government contracts.

      A portion of total company revenue from our Infrastructure-Based services segment is derived, and in the future may be derived, from audited cost-reimbursement contracts with government entities. The government, in exchange for paying overhead costs, reserves the right to audit our overhead for costs that are allowable under the applicable acquisition regulations. Some costs are not allowable and are therefore not reimbursable under these contracts. Our inability to receive reimbursement for, or any limit on the amount of, such non-reimbursable overhead costs could have an adverse effect on our cash flows.

Our success depends on our ability to compete effectively in the marketplace.

      We compete for customers with a variety of organizations that offer services and products similar to ours. The markets in which we compete are also subject to change and are affected by new service and product introductions and other market activities of our competitors. Some of these companies have greater financial, technical, marketing, name recognition and other resources and a larger number of customers than we do. In addition, some of these companies offer more services and products or features than we do. We have experienced, and expect to continue to experience, competition from new entrants into our markets. Increased competition may result in pricing pressures, loss of market share or loss of customers, any of which could harm our business. We believe the principal competitive factors affecting our markets include the following:

•	customer service;

•	system functionality and performance;

•	system and service flexibility;

•	breadth of service offering;

•	reputation and experience; and

•	service cost.

      Our inability to compete successfully would harm our business and results of operations.

Economic factors, including, in particular, an increase in the cost of fuel, could have an adverse impact on the financial health of many of our customers which, in turn, could diminish their ability to pay for our products and services.

      The majority of our Mobile Asset-Based services segment revenue is derived from the sale of goods and services to small and mid-sized long haul carriers or truckers. These customers typically operate at narrow margins and rising fuel costs have a significant negative impact on their operations. Our products are used for the spot market, and in an environment of rising fuel costs, some carriers will choose to reduce the size of their fleet, or cease using their trucks until fuel costs decrease, thereby reducing the demand for our products.

In addition, in constrained economic times, carriers will look to cut costs and defer new investments in products such as our global positioning system hardware. A reduction in business from our Mobile Asset-Based services customers could have a material adverse effect on our revenue and cash flows.

We may not be able to grow or maintain our market share if we fail to adapt to advances in technology. Even if we are able to develop or acquire new technologies in a timely manner, we may incur substantial costs in developing or acquiring new and/or advanced technologies.

      Our current position in the market could be impaired if we do not react appropriately to current and future technology trends. The introduction of services with new technologies and the emergence of new industry standards and practices can render existing services obsolete and unmarketable over time. Our future success will depend, in part, on our ability to develop or acquire advanced technologies, enhance our existing services and products with new features, add new services and products in order to meet the sophisticated, varied and changing needs of our customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. If we cannot meet these needs in a timely manner, our growth may suffer. Even if we are able to develop or acquire new technologies in a timely manner, we may incur substantial costs in developing or acquiring such technologies and in deploying new services and features to our customers, which would negatively impact our cash flows.

      Our ability to grow or maintain our market share, satisfactorily provide our core products and services and develop or partner with third parties effectively to provide ancillary services or products for our customers is dependent on our ability to anticipate and adapt to rapid technological changes and introduce, on a timely basis, competitively priced, up-to-date software and systems technology to manage surface transportation systems, assets and transactions. The majority of our business is associated with radio frequency identification products and systems for revenue collection, typically roadway toll systems, and there are other competing products that can be used for the collection of tolls. For example, global positioning systems and video tolling are two alternative technology products that have been used outside of the U.S. for revenue collection. In addition, the Federal Communications Commission, or FCC, has set aside a broadband for transportation safety applications. While there is uncertainty surrounding the nature and timing of the products that will be developed in response to the FCC’s actions, it is likely that these products will enable the live high speed transmission of large quantities of data, will operate in a toll environment and will allow for the collection of toll revenue, resulting in a reduction in the demand for our existing products.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights and defending intellectual property litigation against us.

      Our ability to compete and operate successfully in our markets depends in part on our ability to maintain the proprietary nature of our technologies and products. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. The markets in which we compete are characterized by frequent litigation regarding patents and other intellectual property rights.

      In the future, we also may need to pursue legal actions to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, financial condition, and results of operations. These legal actions, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

      In addition, we cannot be certain that our technologies and products do not and will not infringe upon issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, all of which could have a material adverse effect on our business, financial condition and results of operations.

      Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to make, use, or sell our products in the U.S. or abroad. Such a judgment would have a material adverse effect on our business, financial condition, and results of operations. In addition, we are obligated under certain agreements to indemnify the other contracting party in connection with any infringement by us of the proprietary rights of third parties. In the event we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We cannot guarantee the protection of our technology or prevent the development of similar technology by our competitors.

      Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. Our means of protecting our proprietary rights in the U.S. and abroad may not be adequate and competitors may independently develop similar technologies. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we operate.

      Our pending patent and trademark applications may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including our patent or trademark applications or registrations. Even if patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties. We have not sought to register the copyrights in our proprietary software.

      We claim proprietary rights in various unpatented technologies, copyrightable works, know-how, trade secrets and trademarks relating to our software, services, products and manufacturing processes. We cannot guarantee the adequacy of protection these claims afford. We protect these proprietary rights through contractual obligations, including nondisclosure agreements with our employees and consultants. If these measures do not adequately protect our proprietary rights, third parties could use our technology, and we could lose our competitive advantage.

      Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights would reduce our revenue and could materially harm our business.

If a significant failure occurs with one of our products, which exceeds the limits of our product liability insurance, we would be required to cover the cost of repair.

      We extend a limited warranty to our customers for the equipment that we manufacture. As a result, we carry both a warranty service reserve on our balance sheet and product liability insurance in the event a significant failure of any of our equipment occurs. If claims under our products’ warranties or pursuant to a product liability lawsuit are made that exceed our warranty reserves or the limits of our product liability insurance, we would be required to cover the cost of the repairs out of the revenue that we generate.

We face risks associated with acquired businesses.

      We have grown our business, in part, through the several acquisitions that we have made since our inception, and we anticipate that we will continue to make strategic acquisitions. The success of these and other acquisitions depends in part on our ability to integrate acquired companies into our business operations. The companies we acquire may not continue to generate income at the same historical levels on which we based our acquisition decisions. As a result, we may not be able to maintain or renew the acquired companies’ contracts or realize operating and economic efficiencies upon integration of the acquired companies, and such failure could adversely affect our results of operations or financial condition.

We face substantial competition in attracting and retaining experienced personnel, and we may be unable to grow our business if we cannot attract and retain qualified employees.

      Our success depends to a significant degree on our ability to provide our customers with highly qualified and experienced employees who possess the skills necessary to satisfy our customers’ surface transportation systems needs. These employees are in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. Many of the companies with which we compete for experienced personnel have greater financial resources and name recognition than we do. We may in the future experience difficulty in recruiting sufficient numbers of qualified personnel. In particular, our ability to find RFID engineers is critical to our ability to achieve our growth objectives. Our inability to attract and retain experienced personnel could limit our growth, harm our relationship with existing customers and, therefore, have an adverse effect on our business.

We depend on key personnel for our current and future performance.

      Our current and future performance depends to a significant degree upon the continued contributions of our senior management team, including John M. Worthington, our Chairman and Chief Executive Officer, John A. Simler, our Chief Operating Officer, and Kelly P. Gravelle, our Chief Technology Officer. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We may not be able to locate or employ qualified replacements on acceptable terms to us, which could have a material adverse effect on our results of operations.

Our restated certificate of incorporation and amended and restated by-laws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

      A number of provisions in our restated certificate of incorporation and amended and restated by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated certificate of incorporation provides that certain provisions of our restated certificate of incorporation can only be amended by a vote of at least two-thirds of all the outstanding shares of capital stock. In addition, stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our restated certificate of incorporation also provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Some statements in this prospectus are known as “forward-looking statements.” Forward-looking statements may relate to, among other things, our dividend policies, future performance generally, the conclusion that the notes should be treated as debt, business development activities, future capital expenditures, financing sources and availability and the effects of competition. Many statements under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policies,” Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus are “forward-looking statements.” These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts.

      Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully under the caption “Risk Factors”:

•	our contractual relationships with government entities;

•	our loss of key customers or sales;

•	competition in the marketplace;

•	our inability to obtain surety underwriting;

•	our ability to adapt to advances in technology;

•	our ability to protect our intellectual property and control related expenses;

•	the failure of any of our products;

•	our ability to successfully integrate future acquisitions; and

•	our ability to attract and retain personnel and senior management.

      When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under “Risk Factors” and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus.

THE TRANSACTIONS

      Concurrently with this offering, we will effect the transactions described below. For additional information concerning the transactions, see “Use of Proceeds,” “Description of Certain Indebtedness” and “Capitalization.”

New Credit Facility

      We will enter into a new senior secured credit facility consisting of a revolving facility in an aggregate principal amount of $          and a term facility in an aggregate principal amount of $          . While the new credit facility will permit us to pay interest and dividends to EYS holders, it will contain significant restrictions on our ability to make such interest and dividend payments. The revolving facility and the term facility each will have a           year maturity.

Repayment of Existing Credit Facility

      We will repay all outstanding borrowings under, and terminate, our existing credit facility. As of January 31, 2004, the principal amount outstanding under the existing credit facility was $206.2 million. The terms of the existing credit facility allow us to prepay loans without premium or penalty.

Recapitalization Transactions

      We will consummate a number of internal corporate transactions, including a recapitalization of the equity interests of our current equityholders. The recapitalization will consist of the following:

•	Class A Redeemable Preferred Stock. We expect to redeem all 502,704 shares of our class A redeemable preferred stock at an amount equal to $43.89 per share plus accrued dividends from their respective dates of issuance.

•	Options to Purchase Class A-1 Redeemable Preferred Stock; Class A-1 Redeemable Preferred Stock. We expect that all 24,955 options to purchase shares of our class A-1 redeemable preferred stock will be exchanged for our existing class A common stock. Concurrently with the exchange of such options for our existing class A common stock, we expect to redeem all 257,397 shares of our class A-1 redeemable preferred stock for an amount equal to their respective deemed values on, plus accrued dividends from, their respective dates of issuance.

•	Class B-1 Convertible Preferred Stock. We expect that 80,000 of our 400,000 shares of our class B-1 convertible preferred stock will be converted into 80,000 shares of our existing class A common stock. We expect that the remaining 320,000 shares of class B-1 convertible preferred stock not converted to shares of our existing class A common stock will be repurchased for a price per share equal to $0.01. Of the shares 80,000 of our existing class A common stock received upon the conversion of our class B-1 convertible preferred stock:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Class C Convertible Preferred Stock. We expect that all 235,189 shares of our class C convertible preferred stock will be converted into an equal number of shares of our existing class A common stock and we will pay accrued dividends on the class C convertible preferred stock. Of the shares of our existing class A common stock received upon the conversion of our class C convertible preferred stock:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Options to Purchase Class C-1 Convertible Preferred Stock; Class C-1 Convertible Preferred Stock. We expect that all 45,000 options to purchase shares of our class C-1 convertible preferred stock will be exchanged for 45,000 shares of our class C-1 convertible preferred stock. Concurrently with the exchange of such options, we expect all 924,962 shares of our class C-1 convertible preferred stock will be converted into an equal number of shares of our existing class A common stock, and we will pay accrued dividends on the class C-1 convertible preferred stock. Of the shares of our existing class A common stock received upon the conversion of our class C-1 convertible preferred stock:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Warrants to Purchase Class A Common Stock. We expect that all warrants to purchase shares of our existing class A common stock will be exchanged for 418,377 shares of our existing class A common stock. Of the shares of class A common stock received upon the exchange of such warrants:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Options to Purchase Existing Class A Common Stock. We expect that the unexercised and vested options to purchase 133,785 shares of our existing class A common stock will be exercised within days of the closing of this offering. The unexercised options will be terminated in exchange for the right to receive cash to be distributed based upon vesting dates specified in the terminated options in an amount equal to the offering price of a share of class A common stock issued in this offering minus the exercise price of the terminated option. Of the shares of our existing class A common stock received upon the exercise of such options:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Warrants to Purchase Class B Non-Voting Convertible Common Stock. We expect that the warrants to purchase shares of our class B non-voting convertible common stock will be exchanged for 735,146 shares of our existing class A common stock. Of the 735,146 shares of our existing class A common stock received upon the exchange of such warrants:

(i) shares will be repurchased for cash at a purchase price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

•	Exchange of Existing Class A Common Stock. Of the shares of our existing class A common stock, we expect that:

(i) shares will be repurchased for cash at a price equal to per share;

(ii) shares will be exchanged for shares of our class B common stock; and

(iii) shares will be exchanged for EYSs.

Reclassification of Our Equity

      To the extent that our existing common stock, preferred stock, options and warrants are not repurchased or redeemed or ultimately exchanged for EYSs or class B common stock in connection with this offering, such common stock, preferred stock, options and warrants will be reclassified into shares of our new class C common stock. See “Description of Capital Stock.”

Payment of Amounts Owed to Participants of Retention Plan.

      We will pay all fixed benefits due to participants of our retention plan in an amount equal to approximately $10.9 million, which were originally due to be paid in September 2004.

Payment with Respect to Stock Appreciation Rights Plan.

      We will pay amounts due upon exercise of stock appreciation rights issued pursuant to our 1999 Stock Appreciation Rights Plan in an aggregate amount equal to approximately $           million.

      We refer to this offering, our entry into the new credit facility and incurrence of the new senior indebtedness, the repayment in full and termination of the existing credit facility, the payment of all amounts owed to participants of our retention plan, the payment of all amounts owed upon exercise of stock appreciation rights issued pursuant to our 1999 Stock Appreciation Rights Plan, the escrow of cash for payments with respect to cancelled unvested options for preferred stock and common stock, and the closing of the internal corporate transactions and recapitalization referenced above collectively as the “transactions.” The closing of this offering is conditioned on the completion of the other transactions (other than the exercise of options after the closing of this offering).

USE OF PROCEEDS

      We will receive $           million of net proceeds from the sale of our EYSs and the notes sold separately (not represented by EYSs), after deducting underwriting discounts and commissions and estimated offering expenses.

      The table below sets forth our estimate of the sources of the funds required to effect the transactions and our uses of such funds, assuming the transactions all occur on                     , 2004. Actual amounts may vary from the amounts shown below.

Sources of Funds:
EYSs offered hereby	$
Notes sold separately (not represented by EYSs)
New credit facility(1)
Total sources of funds	$
Uses of Funds:
Repay existing credit facility(2)	$
Repurchase/Redemption of preferred stock from existing preferred stockholders, including payments of accrued dividends(3)
Repurchase of common stock from existing common stockholders(4)
Retirement of retention plan
Pay amounts owed upon exercise of stock appreciation rights
Escrow funds for cash payments with respect to cancelled unvested options
Collateralize surety bonds(5)
Fees and expenses(6)
Total uses of funds	$

(1)	Our new credit facility will consist of a $ million term facility and a $ million revolving credit facility.

(2)	Represents all loans under our existing credit facility. All revolving loans under our existing credit facility mature on January 5, 2008 and bear interest per annum at LIBOR plus 3.25%. We used the proceeds from revolving loans to fund acquisitions, capital expenditures and for general corporate purposes.

(3)	Includes $ to redeem our existing class A redeemable preferred stock, $ to redeem shares of our class A-1 redeemable preferred stock and $ to repurchase shares of our class B-1 convertible preferred stock.

(4)	Includes $ to repurchase shares of our existing class A common stock (including $ to repurchase shares of our existing class A common stock issued upon (i) conversion of class B-1 convertible preferred stock and class C convertible preferred stock and (ii) exercise of certain options and exchange of certain options and warrants).

(5)	Represents cash collateral we will use for our surety bonding requirements in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Letters of Credit and Surety Guarantees.”

(6)	Includes underwriting discounts of $ million payable to the underwriters in connection with this offering, $ million payable to the providers of our new credit facility and $ million in other professional fees, including fees payable to KRG Capital Partners, LLC.

DIVIDEND POLICIES

      Upon the closing of this offering, our board of directors will adopt an initial dividend policy for our class A common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class A common stock as of the                     day of any fiscal quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class A common stock. The expected initial dividend rate on our class A common stock is expected to be equal to $           per share per annum, subject to adjustment. We will pay those dividends on or about the day of each fiscal quarter.

      Upon the closing of this offering, our board of directors will also adopt an initial dividend policy for our class B common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class B common stock as of the                     day of any fiscal quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class B common stock. The expected initial dividend rate on our class B common stock is expected to be the weighted average of the coupon on our notes and the dividend yield on our class A common stock represented by the EYSs. We will pay those dividends on or about the                     day of each fiscal quarter. Our restated certificate of incorporation provides that on and after the second anniversary of the closing date of this offering, the class B common per share stock dividend rate will not exceed the per share dividend rate of the class A common stock under our dividend policy then in effect; provided, that if the exchange of class B common stock for EYSs is not permitted under the indenture governing the notes as of the second anniversary of the closing date of this offering, such limitation will not be effective until the date such exchange is permitted under the indenture governing the notes.

      Upon the closing of this offering, our board of directors will adopt an initial dividend policy for our class C common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class C common stock as of the                     day of any fiscal quarter, subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class C common stock. The expected initial dividend rate on our class C common stock is expected to be equal to $           per share per annum, subject to adjustment. We will pay those dividends on or about the                     day of each fiscal quarter.

      Dividends will be paid on our class A common stock, class B common stock and class C common stock on a pro rata basis based on their respective dividend rates.

      If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes. If in any fiscal quarter the cash available for distribution is insufficient to pay the dividends on our class A common stock, class B common stock and class C common stock, our restated certificate of incorporation provides that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the fiscal quarter equaled the available cash for distribution. In the event that in any fiscal quarter available cash for distribution is greater than the targeted dividends on our class A common stock, class B common stock and class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation provides that the dividends on each class would be increased by the same percentage.

      In the event of any change effected by a resolution of our board of directors in the dividend rate on our class A common stock, our restated certificate of incorporation provides that the dividend rate on our class B common stock will automatically be increased or decreased, as applicable, by the same percentage amount.

      The indenture governing our notes restricts our ability to declare and pay dividends on our common stock as follows:

•	we may not pay dividends if a default or event of default has occurred and is continuing or would occur as a consequence of such payment;

•	we may not pay dividends if immediately prior to and after giving effect to such payment (a) our fixed charge coverage ratio, as calculated in accordance with the indenture governing the notes, is below to 1.00 from the issue date of the notes through , 20 and to 1.00 from , 20 and thereafter for the last four fiscal quarters preceding the date of such dividend payment, (b) an interest deferral period with respect to the notes is in effect or (c) there is any deferred and unpaid interest on the notes; and

•	we may not pay dividends if the amount of such dividend payment, together with certain other restricted payments, exceeds the sum of (a) our excess cash, as defined in the indenture, (b) the aggregate net proceeds from certain sales of securities, (c) the aggregate net proceeds from the sale or other disposition of certain investments and capital stock of certain subsidiaries and dividends or distributions from certain subsidiaries.

      See “Description of Notes — Certain Covenants — Restricted Payments.”

      In addition, our new credit facility will not allow us to pay dividends on our common stock if and for as long as a default or an event of default under our new credit facility has occurred or is continuing; we have any deferred and unpaid interest outstanding on the notes; or our interest coverage ratio is less than the dividend suspension thresholds described under “Description of Certain Indebtedness.”

      Our board of directors may, in its discretion, amend or repeal the dividend policy. Our board of directors may decrease the level of dividends provided for in the dividend policy or discontinue entirely the payment of dividends.

      Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus,” which is defined as total assets minus total liabilities, minus statutory capital, or if there is no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year.

      We have not paid dividends on our common stock in the past.

CAPITALIZATION

      The following table sets forth our capitalization as of January 31, 2004:

•	on an actual basis; and

•	on an adjusted basis to give effect to this offering and the transactions described under “The Transactions” as if they were consummated as of January 31, 2004.

      This table should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

	As of January 31, 2004

	Actual	As Adjusted

	(in thousands)
Cash and cash equivalents	$896	$

Long-term debt, including current portion:
New credit facility:
Term facility
Revolving credit facility(1)	—
% senior subordinated notes(2)	—
Existing credit facility	206,173
Capital lease and other obligations	3,017
Allocated portion of class B common stock retained interest(3)	—
Class A redeemable preferred stock, $43.89 par value, authorized 600,000 shares, 502,704 (actual) and 0 (as adjusted) issued and outstanding	29,844
Class A-1 redeemable preferred stock, 43.89 par value, authorized 350,000 shares, 232,712 (actual) and 0 (as adjusted) issued and outstanding	21,024
Notes receivable — arising from issuance of redeemable preferred stock	(314)
Class B-1 convertible preferred stock, $0.01 par value, authorized 400,000 shares, 400,000 (actual) and 0 (as adjusted) issued and outstanding	4
Class C convertible preferred stock, $0.01 par value, authorized 300,000 shares, 235,189 (actual) and 0 (as adjusted) issued and outstanding	17,571
Class C-1 convertible preferred stock, $0.01 par value, authorized 1,000,000 shares, 877,285 (actual) and 0 (as adjusted) issued and outstanding	65,542
Class A common stock, $0.001 par value, authorized 4,000,000 shares, 187,849 (actual) and 0 (as adjusted) issued and outstanding	—
Class B non-voting convertible common stock, $0.01 par value, authorized 1,000,000 shares, 0 (actual) and 0 (as adjusted) issued and outstanding	—
Common Stock after this offering:
Class A voting, par value $0.01 per share	—
Class B voting, par value $0.01 per share(4)	—
Class C voting, par value $0.01 per share	—
Additional paid-in-capital	780
Accumulated deficit	(16,127)
Accumulated other comprehensive income	1,405

Total capitalization	$328,919	$

(1)	Under the new revolving credit facility, we will have revolving loan availability up to $ million.

(2)	Includes notes represented by EYSs and notes sold separately (not represented by EYSs).

(3)	Represents the notes underlying the EYSs issuable upon exchange of our class B common stock.

(4)	Does not include the portion of class B common stock exchangeable for notes underlying EYSs.

DILUTION

      Dilution is the amount by which:

•	the portion of the offering price paid by the purchasers of the EYSs to be sold in the offering that is allocated to our shares of class A common stock represented by the EYSs, exceeds

•	the net tangible book value or deficiency per share of our class A common stock after the offering.

      Net tangible book value or deficiency per share of our class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of class A common stock deemed to be outstanding at that date.

      Our net tangible book value or deficiency as of January 31, 2004 was approximately $           million, or $           per share of class A common stock. After giving effect to our receipt and intended use of approximately $           million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of EYSs and notes sold separately (not represented by EYSs) in this offering, and assuming that all of our existing common and preferred stock, stock options, warrants and other outstanding equity interests are exercised and/or exchanged for EYSs, our pro forma as adjusted net tangible book value or deficiency as of January 31, 2004 would have been approximately $           million, or $           per share of class A common stock. This represents an immediate increase in net tangible book value of $           per share of our class A common stock to existing stockholders and an immediate dilution of $           per share of our class A common stock to new investors purchasing EYSs in this offering.

      The following table illustrates this substantial and immediate dilution to new investors:

Per Share of
Class A Common
	Per Share of	Stock Assuming
	Class A	Full Exercise of the
	Common	Over-Allotment
	Stock	Option

Portion of the assumed initial public offering price of $ per EYS allocated to one share of class A common stock	$	$
Net tangible book value (deficiency) per share as of January 31, 2004
Increase per share attributable to cash payments made by investors in this offering

Pro forma as adjusted net tangible book value (deficiency) after this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

      The following table sets forth on a pro forma basis as of January 31, 2004, assuming no exercise of the underwriters’ over-allotment option:

•	the total number of shares of our existing class A common stock owned by our existing investors and the total number of shares of our class A common stock to be owned by the new investors purchasing EYSs in this offering, as represented by the EYSs to be sold in this offering;

•	the total consideration paid by our existing equity investors and to be paid by the new investors purchasing in this offering; and

•	the average price per share of our existing class A common stock paid by our existing equity investors (cash and stock) and the average price per share of our class A common stock to be paid by new investors purchasing EYSs in this offering:

	Shares of Class A				Average Price
	Common Stock				Per Share of
	Purchased		Total Considerations		Class A
Common
	Number	Percent	Amount	Percent	Stock

Existing equity investors		%	$	%	$
New investors		%		%
Total		%	$	%	$

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      We were incorporated in September 1999 for the purpose of acquiring the operations of Syntonic Technology, Inc. and JHK & Associates, Inc., both wholly owned subsidiaries of Science Applications International Corporation and did not have any operations prior to September 3, 1999. Selected consolidated financials for the period prior to September 3, 1999 are derived from the combined financial statements of Syntonic Technology, Inc. and JHK & Associates, Inc., which we refer to as the Predecessor Company. The summary consolidated financial data presented as of and for the five months ended January 31, 2000 and the fiscal year ended January 31, 2001 have been derived from audited financial statements that are not included in this prospectus. The summary consolidated financial data presented below for the three-year period ended January 31, 2004 and the balance sheet data at January 31, 2003 and 2004 have been derived from our consolidated financial statements, included herein.

      The selected financial data presented below should be read in conjunction with our consolidated financial statements and the notes to our consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor
	Company	TransCore Holdings, Inc.

	Seven Months	Five Months
	Ended	Ended	Fiscal Year Ended January 31,
	September 2,	January 31,
	1999	2000	2001	2002	2003	2004

	(in thousands, except per share data and ratios)
Statement of Operations Data:
Revenue	$70,904	$63,219	$211,695	$323,435	$318,308	$338,137
Costs of Revenue	61,959	43,784	135,968	179,064	175,405	189,253

Gross Profit	8,945	19,435	76,079	144,371	142,903	148,884
Operating Expenses:
Selling, general and administrative	4,291	14,516	61,317	115,903	99,509	105,936
Retention and stock appreciation rights plans expense	—	3,814	5,725	1,982	1,706	1,015

Total operating expenses	4,291	18,330	67,394	117,885	101,215	106,951

Income from Operations	4,654	1,105	8,685	26,486	41,688	41,933
Other income and (expense):
Interest expense, net	(911)	(1,979)	(9,574)	(21,333)	(23,672)	(25,308)
Loss on extinguishment of debt	—	—	(756)	(2,432)	—	(11,126)
Other income	381	56	807	6,330	1,156	1,066

Income (loss) from continuing operations, before income taxes	4,124	(818)	(838)	9,051	19,172	6,565
Income tax benefit (expense)	(1,705)	232	353	4,754	(9,242)	(2,950)

Income (loss) from continuing operations	2,419	(586)	(485)	13,805	9,930	3,615
Discontinued operations	—	—	(18,686)	(17,283)	(1,778)	(3,134)

Net income (loss)(1)	$2,419	$(586)	$(19,171)	$(3,478)	$8,152	$481

Convertible and redeemable preferred stock dividends	—	(720)	(1,765)	(9,978)	(10,406)	(8,831)

Net loss available to common stockholders	$—	$(1,306)	(20,936)	$(13,456)	$(2,254)	$(8,350)

Basic income (loss) per common share from continuing operations	$5.35	$(7.01)	$(112.36)	$20.54	$(2.55)	$(27.85)
Discontinued operations	—	—	—	(92.75)	(9.54)	$(16.74)

Basic net income (loss) per common share	$5.35	$(7.01)	$(112.36)	$(72.21)	$(12.09)	$(44.59)

Predecessor
Company	TransCore Holdings, Inc.

Seven Months	Five Months
Ended	Ended	Fiscal Year Ended January 31,
September 2,	January 31,
1999	2000	2001	2002	2003	2004

(in thousands, except per share data and ratios)
Weighted average basic common shares outstanding	452	186,325	186,325	186,325	186,333	187,249

Diluted net income (loss) per common share before discontinued operations	5.35	(7.01)	$(112.36)	$20.54	$(2.55)	$(27.85)
Discontinued operations	—	—	—	$(92.75)	$(9.54)	$(16.74)

Diluted net income (loss) per common share	$5.35	$(7.01)	$(112.36)	(72.21)	(12.09)	(44.59)

Weighted average diluted common shares outstanding	452	186,325	186,325	186,325	186,333	187,249

Other Operating Data:
EBITDA(2)	$8,025	$2,823	$16,786	$57,166	$59,753	$64,441
Adjusted EBITDA (3)	8,025	6,831	22,910	54,941	62,014	67,486
Interest expense	911	1,979	9,574	21,333	23,672	25,308
Capital expenditures — property and equipment	$2,446	$440	$3,790	$7,941	$5,210	$6,306
Ratio of earnings to fixed charges (4)	5.53	x	0.59	x	0.91	x	1.42	x	1.80	x	1.26	x
Consolidated Cash Flow Data:
Net cash provided by operating activities of continuing operations	$988	$6,346	$30,756	$18,529	$45,861	$18,238
Net cash used in investing activities	(2,400)	(66,772)	(101,389)	(160,776)	(16,693)	(12,890)
Net cash provided by (used in) financing activities	$5,568	$64,674	$92,480	$151,109	$(22,060)	$(5,586)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,319	$4,248	$1,475	$2,175	$6,011	$896
Working capital (5)	27,943	21,261	31,793	26,188	32,408	34,814
Total assets	64,162	103,223	221,881	412,903	396,032	398,050
Total long-term debt and capital basic obligations	2,592	44,965	127,970	220,620	209,343	209,190
Redeemable preferred stock	—	22,299	40,830	43,970	47,218	50,544
Convertible preferred stock	—	1	2	83,299	83,148	83,117
Stockholders’ equity (deficit)	$25,733	$(1,286)	$(18,388)	$60,787	$68,230	$69,175

(1)	If SFAS No. 142, “Goodwill and Other Intangible Assets,” had been adopted as of February 1, 1998, the absence of goodwill and indefinite lived intangible assets amortization would have increased the net income for the seven months ended September 2, 1999, five month period ended January 31, 2000, the fiscal years ended January 31, 2001 and 2002 by $726, $330, $1,650 and $6,262, respectively.

(2)	We have included EBITDA because management uses it as a key measure of our operating performance. We define EBITDA as consolidated net income before loss from discontinued operations, provision for income taxes, interest expense, loss on extinguishment of certain debt, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the U.S. or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. Certain financial covenants in the new senior secured credit facility and the indenture governing the notes are based on EBITDA, subject to adjustments, and therefore EBITDA for purposes of these financial covenants may be calculated differently from EBITDA as shown above. Depreciation and amortization in this table excludes amortization of deferred financing costs, which is included in interest expense. The following table sets forth a reconciliation of net (loss) income to EBITDA:

	Predecessor
	Company	TransCore Holdings, Inc.

	Seven Months	Five Months
	Ended	Ended	Fiscal Year Ended January 31,
	September 2,	January 31,
	1999	2000	2001	2002	2003	2004

	(in thousands)
Net (loss) income	$2,419	$(586)	$(19,171)	$(3,478)	$8,152	$481
Loss from discontinued operations	—	—	18,686	17,283	1,778	3,134
Income tax (benefit) expense	1,705	(232)	(353)	(4,754)	9,242	2,950
Interest expense	911	1,979	9,574	21,333	23,672	25,308
Loss on extinguishment of debt	—	—	756	2,432	—	11,126
Depreciation and amortization	2,990	1,702	7,294	24,350	16,909	21,442

EBITDA	$8,025	$2,863	$16,786	$57,166	$59,753	$64,441

(3)	Covenants in the indenture governing our notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA is defined in the indenture as the sum of consolidated net income, as defined therein, plus the following to the extent deducted from consolidated net income: provision for income taxes, interest expense, depreciation and amortization, certain non-cash, extraordinary and non-recurring items, and specified losses from discontinued operations, investor management fees and retention and stock appreciation rights plans expense; minus (2) all non-cash items and extraordinary increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Notes — Certain Covenants.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

	Predecessor
	Company	TransCore Holdings, Inc.

	Seven Months	Five Months
	Ended	Ended	Fiscal Year Ended January 31,
	September 2,	January 31,
	1999	2000	2001	2002	2003	2004

	(in thousands)
EBITDA	$8,025	$2,863	$16,786	$57,166	$59,753	$64,441
Investor management fees	—	154	399	563	555	615
Retention and stock appreciation rights plans expense	—	3,814	5,725	1,982	1,706	1,015
Fees and expenses related to pursuit of strategic alternatives	—	—	—	—	—	1,415
Other income — legal and insurance settlements	—	—	(4,770)	—	—	—

Adjusted EBITDA	$8,025	$6,831	$22,910	$54,941	$62,014	$67,486

(4)	We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income from continuing operations before income taxes plus charges, excluding capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to this offering and the use of proceeds, would have been for the fiscal year ended January 31, 2004.

(5)	Working capital represents current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with “Selected Consolidated Financial and Operating Data” and our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those identified under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

      We are a leading provider of information technology solutions to operators and users of surface transportation infrastructure in targeted markets within the transportation industry. Our software, services and products are designed to improve efficiencies for our customers, which include toll road authorities, state departments of transportation, trucking companies and freight brokers. We utilize technology to capture, process and distribute data for our customers on a real-time, integrated basis. Our operations and sales are primarily based in North America. For financial reporting purposes, we report on a January 31 fiscal year and have two business segments: Infrastructure-Based services and Mobile Asset-Based services.

      Our Infrastructure-Based services segment accounted for 77.0% of our fiscal 2004 revenue. Our customers in this segment are primarily government entities. The primary factors that impact demand for our solutions in this segment include limitations on the capacity of existing transportation infrastructure, budgetary constraints on states and local governments, legislation enabling interstate tolling and a greater acceptance of infrastructure privatization. A majority of our contracts in this segment are firm fixed-price contracts. As a result, our profitability and operating cash flow depend in large part upon our ability to accurately estimate and control our costs.

      Our Mobile Asset-Based services segment accounted for 23.0% of our fiscal 2004 revenue. We are the largest provider of freight matching services in North America with more than 18,000 customers. Demand for our services in this segment is dependant upon our ability to provide solutions that produce cost savings and operating efficiencies for our customers by reducing empty back hauls, eliminating shipping delays due to equipment transportation availability and minimizing back office administration expenses. Economic factors, including the cost of fuel and overall demand for goods, impact the financial health of our customers and affect the timing and frequency of their use of our services and products.

      We are focused on continuing to grow recurring revenue. In both our segments, our customers’ businesses require information technology solutions on an ongoing basis. A significant portion of our revenue is generated under multi-year contracts in our Infrastructure-Based services segment and subscription agreements in our Mobile Asset-Based services segment. Recurring revenue consists of revenue from services. These services are consistently used by our customers period-to-period and include toll operations and maintenance, transaction processing and traffic management revenue primarily generated under multi-year contracts and freight matching, fleet management and asset tracking air time services revenue generated under subscription agreements. Recurring revenue accounted for 54.2%, 56.5% and 58.6% of our total company revenue in fiscal 2002, 2003 and 2004, respectively.

      Sales of services, products and projects generate different gross margins. Generally, the revenue from sales of services and products have gross margins in excess of 35%. Revenue from projects, including toll integration and installation projects, typically have lower margins. We pursue those projects that we anticipate will serve as a point of entry to our customers and lead to higher margin product and services revenue. Sales of our tags typically increase following implementation of new projects and when incentive or expansion programs are sponsored by toll authorities.

      Our Infrastructure-Based services segment historically has produced a strong backlog of contracts that provide significant visibility into future revenue and cash flow. We include in backlog the total value of funded contractual commitments (less amounts recognized to date) and an estimate of our future customer service and violation processing fees for the term of the related contracts. We also include in backlog purchase orders for tags and other products the customers have not received. Our backlog was $422.6 million and $457.0 million at January 31, 2003 and 2004, respectively. We estimate that approximately 43.5% of our backlog at January 2004 will be recognized as revenue in fiscal 2005. We do not include in our backlog revenue from anticipated contract renewals and continuous order replenishment from customers who need to replace and add our products to their inventories.

      Some of the contracts in our Infrastructure-Based services segment require that we post surety bonds as guarantees of performance. Our ability to obtain surety bonds at an affordable cost could affect our ability to enter into new contracts. We have negotiated lower bonding requirements in our newer contracts as well as the ability to post other forms of collateral. We maintain relationships with various surety underwriters, and we have a line of credit that can be used to collateralize our bonding requirements. We will have a similar line of credit under our new credit facility and will use a portion of the proceeds of this offering as collateral to support our anticipated future bonding needs. See “— Liquidity and Capital Resources — Contractual Obligations and Other Commitments — Letters of Credit and Surety Guarantees.”

Revenue Sources

      The following table describes our revenue by segment:

	Year Ended January 31,

	2002		2003		2004

	(dollars in millions)
Infrastructure-Based:
Services	$112.9	34.9%	$112.8	35.4%	$130.2	38.5%
Projects	83.5	25.8	86.0	27.0	68.9	20.4
Products	52.4	16.2	41.6	13.1	61.3	18.1

Segment total	$248.8	76.9	$240.4	75.5	$260.4	77.0

Mobile Asset-Based:
Services	$62.3	19.3	$67.0	21.1	$67.9	20.1
Products	12.3	3.8	10.9	3.4	9.8	2.9

Segment total	$74.6	23.1	$77.9	24.5	$77.7	23.0

Total	$323.4	100.0%	$318.3	100.0%	$338.1	100.0%

Infrastructure-Based Services

Services

•	Toll Services. We receive revenue from operations and maintenance services that we provide to toll agencies under contracts generally ranging from three to five years in duration. This revenue includes monthly charges for the maintenance and upgrading of software programs, maintenance of the hardware in toll lanes and management and staffing of customer service centers. We also receive monthly payments and transaction fees for our transaction processing and toll account management services which include the processing of violations and collection of payments from violators. This revenue is recognized over the term of the contracts based upon when products or services are provided.

•	Intelligent Transportation Systems. We receive revenue from the system design and software development for command and control centers, ramp metering, real-time changeable message signs, closed circuit television controls and display management, incident reporting, traffic flow monitoring and traffic signal systems. We contract with state and local governments and receive our revenue through firm-fixed price contracts for integration activities and cost-plus fixed-fee or time and materials contracts for general consulting and design operations activities. This revenue is recognized as the costs are incurred for cost-plus fixed-fee contracts and based on the hours performed and applicable billing rates for time and materials contracts.

Projects

•	Toll Integration and Installation Projects. We receive revenue from the design, installation and integration of toll collection systems, including software implementation and the installation of hardware systems located at toll collection lanes, plazas and operations centers. The design, installation and integration of a full toll system can range from six months to several years, depending on the size and complexity of the system. This revenue is recognized on a percentage of completion basis.

•	Airport Ground Transportation Management. We receive revenue by providing the design, installation and integration of ground transportation management systems in 63 airports in nine countries. This revenue is recognized on a percentage of completion basis.

Products

•	Tags and Readers. We receive revenue from sales of our proprietary radio frequency identification, or RFID, tags and readers that we manufacture. We sell our products to toll agencies, airport authorities and private parking concerns. This revenue is recognized when our products are received by our customers.

Mobile Asset-Based Services

Services

•	Freight Matching Services. We receive subscription and transaction based fees from customers that utilize our freight matching network. Subscriptions are sold either on an annual or monthly basis. This revenue is recognized in each month the service is provided. Transaction fees are assessed for certain of our freight matching services. This revenue is recognized in the month the transaction occurs.

•	Fleet Management Software and Services. We receive revenue from providing fleet management services such as regulatory compliance, driver compliance and document processing to small and mid-sized trucking companies. Additionally, we receive revenue from providing software applications for operations management, dispatch and accounting functions and asset tracking satellite air time. This revenue includes monthly subscription charges as well as monthly license fees and is recognized accordingly.

Products

•	Tags and Readers. We receive revenue from the sale of RFID tags and readers that we manufacture to the rail industry in the U.S., Canada, the Peoples Republic of China and other countries. This revenue is recognized when our products are received by our customers.

Costs of Revenue

      We report our costs of revenue by services, projects and products. These costs of revenue consist primarily of direct labor, subcontractor costs, cost of materials, depreciation and amortization, and other direct costs including travel, car leases, freight and postage and surety bond premiums. The components of cost of revenue as a percentage of total costs of revenue are as follows:

	Year Ended January 31,

	2002	2003	2004

Direct labor	30%	30%	33%
Subcontractors	16	14	12
Materials	30	32	31
Depreciation	4	4	6
Other direct costs	20	20	18

Total	100%	100%	100%

      Direct labor costs represent salary, wages and benefits of employees and temporary workers who perform services for our customers and operate our manufacturing facilities, as well as associated overhead. We often hire people on a temporary basis to work on a specific contract or handle peak demand production in our factories. We seek to manage our fixed costs and increase our gross margin by adjusting staffing to meet contract and project requirements. We hire subcontractors to perform specific portions of our work.

      We have two types of materials costs: materials that are included as a cost of our manufactured products and materials we utilize in contract performance. The more significant materials cost items in our manufactured products are electronic components such as custom application specific integrated circuits, custom printed circuit boards and batteries. We have improved our efficiency by entering into long-term product purchase contracts, which enable us to manage the manufacturing process on a more predictable and efficient basis. Materials used in contract performance include the hardware and software for installation of the toll system as well as replacement items used during operations and maintenance activities. Examples of materials purchased to satisfy our contracts include traffic controllers, light curtains, treadles, computers, coin machines and sensors.

      If a fixed asset is directly related to producing revenue, the depreciation is charged to cost of revenue. We depreciate fixed assets using the straight-line method over the estimated useful life of the assets.

Operating Expenses

Selling, General and Administrative Expense

      Selling, general and administrative expenses, or SGA, are comprised of the following components:

•	personnel-related expenses which includes the salaries, wages, benefits and other related expenses of research and development, finance, human resources, marketing and other administrative functions;

•	professional fees which include legal, accounting and insurance;

•	facilities and communications expense;

•	depreciation and amortization on assets that are not directly related to producing revenue; and

•	other indirect costs such as travel, general overhead and marketing expenses.

      The components of SGA expense as a percentage of total SGA expense are as follows:

	Year Ended January 31,

	2002	2003	2004

Personnel-related	44%	52%	46%
Professional fees	19	15	16
Facilities and communications	10	12	13
Depreciation and amortization	16	10	11
Other indirect costs	11	11	14

Total	100%	100%	100%

Retention and Stock Appreciation Rights Plans

      We have a retention plan in place that covers certain employees and corporate staff who had unvested options and restricted stock in SAIC, our former parent, at the time of the management led buy-out in fiscal 2000. We commission an annual appraisal of our common equity value and any change in value of our common equity is reflected in retention and stock appreciation rights plans liability. Payments under this plan totaling $0.2 million were made in each of fiscal 2001, 2002, and 2003, and the final payments of approximately $10.9 million are due to be made in the third quarter of fiscal 2005. In addition, under our stock appreciation rights plan, certain employees received stock appreciation rights in our common stock that will pay a cash benefit based on increases in our stock valuation since fiscal 2000. Payments of approximately $          for stock appreciation rights are currently due in the third quarter of fiscal 2005. We expect to make the final payment due under these plans with a portion of the proceeds of this offering.

Depreciation and Amortization

      Depreciation and amortization is included in our cost of revenue and SGA expense. The following table describes the amount of depreciation and amortization included in cost of revenue and SGA expense:

	Year Ended January 31,

	2002	2003	2004

	(in thousands)
Cost of revenue:
Depreciation	$6,134	$6,468	$10,354

Selling, general and administrative:
Depreciation	1,145	1,031	1,416
Amortization	17,071	9,410	9,672

	18,216	10,441	11,088

Total	$24,350	$16,909	$21,442

      SGA amortization expense in fiscal 2002 includes goodwill and indefinite-lived intangibles amortization of $10.1 million. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142, effective December 30, 2001, we ceased amortization of goodwill at the end of fiscal 2002.

Results of Operations

Fiscal 2004 Compared to Fiscal 2003

	Year Ended January 31,

					Increase
	2003		2004		(Decrease)

	In	As % of	In	As % of	In
	Millions	Revenue	Millions	Revenue	Millions	%

Revenue	$318.3	100.0%	$338.1	100.0%	$19.8	6.2%
Cost of revenue	175.4	55.1	189.3	56.0	13.9	7.9%

Gross profit	142.9	44.9	148.8	44.0	5.9	4.1%
Operating expenses:
Selling, general and administrative	99.5	31.3	105.9	31.3	6.4	6.4%
Retention/SAR plans	1.7	0.5	1.0	0.3	(0.7)	(41.1)%

Operating income	41.7	13.1	41.9	12.4	0.2	0.5%
Interest expense, net	23.7	7.4	25.3	7.5	1.6	6.8%
Loss on extinguishment of debt	0.0	0.0	11.1	3.3	11.1	—
Other income	1.2	0.4	1.1	0.3	(0.1)	(8.3)%

Income from continuing operations before income taxes	19.2	6.1	6.6	1.9	(12.6)	(65.6)%
Income tax (expense)	(9.2)	(2.9)	(3.0)	(0.9)	6.2	67.4%

Income from continuing operations	10.0	3.2	3.6	1.0	(6.4)	(64.0)%
Discontinued operations, net	(1.8)	(0.6)	(3.1)	(0.9)	(1.3)	(72.2)%

Net income	$8.2	2.6%	$0.5	0.1%	$(7.7)	(93.9)%

Revenue

	Year Ended January 31,

	2003		2004		Increase (Decrease)

	In	As % of	In	As % of	In
	Millions	Revenue	Millions	Revenue	Millions	%

Infrastructure-Based:
Services	$112.8	35.4%	$130.2	38.5%	$17.4	15.4%
Projects	86.0	27.0	68.9	20.4	(17.1)	(19.9)
Products	41.6	13.1	61.3	18.1	19.7	47.4

Segment total	240.4	75.5	260.4	77.0	20.0	8.3
Mobile Asset-Based:
Services	67.0	21.1	67.9	20.1	0.9	1.3
Products	10.9	3.4	9.8	2.9	(1.1)	(10.1)

Segment total	77.9	24.5	77.7	23.0	(0.2)	(0.2)

Total	$318.3	100.0%	$338.1	100.0%	$19.8	6.2%

      Infrastructure-Based Services. During fiscal 2004, we maintained substantially all of our existing contracts and increased revenue. The increase in revenue was due primarily to increased tag sales to the Florida Department of Transportation, or the FDOT, principally as a result of incentive initiatives the FDOT conducted to increase usage of its SunPass system. Services revenue also increased, due to the commencement of outsourcing toll violations processing for the Illinois State Toll Highway Authority, or ISTHA, in the fourth quarter of fiscal 2003. Partially offsetting these increases was a decrease in projects revenue in fiscal 2004 compared to fiscal 2003 resulting from a large spike in activity in fiscal 2003 in the installation of electronic tolling under our multi-year contract with the Pennsylvania Turnpike Commission.

      Mobile Asset-Based Services. During fiscal 2004, while we maintained our large base of subscribers for our freight matching services, revenue in this segment slightly declined. The decrease in revenue was due primarily to lower products sales of rail tags because of reduced production of rail cars in the United States. This decrease was partially offset by increased revenue from sales of one of our more sophisticated, higher priced freight matching service, as a result of increased sales efforts, and by sales of a new asset tracking product.

Gross Profit

	Year Ended January 31,

					Increase (Decrease)
	2003		2004
						Gross
	In	Gross	In	Gross	In	Margin
	Millions	Margin	Millions	Margin	Millions	Percent

Infrastructure-Based:
Services	$43.2	38.3%	$46.9	36.0%	$3.7	(2.3)%
Projects	22.2	25.8	12.5	18.1	(9.7)	(7.7)%
Products	19.0	45.7	32.2	52.5	13.2	6.8%

Segment total	84.4	35.1	91.6	35.2	7.2	0.1%
Mobile Asset-Based:
Services	52.5	78.4	51.7	76.1	(0.8)	(2.3)%
Products	6.0	55.0	5.5	56.1	(0.5)	1.1%

Segment total	58.5	75.1	57.2	73.6	(1.3)	(1.5)%
Total	$142.9	44.9%	$148.8	44.0%	$5.9	(0.9)%

      Infrastructure-Based Services. The slight increase in gross margin resulted from higher margin tag sales comprising a larger portion of total Infrastructure-Based revenue in fiscal 2004 than in fiscal 2003. In addition to the change in mix, tag sales had a higher gross margin in fiscal 2004 because of higher production volume that resulted in the production of more units over which manufacturing overhead was allocated. Lower projects and services gross margins partially offset the increase in products gross margin. Services gross margin decreased because of depreciation expense related to equipment purchased in the fourth quarter of fiscal 2003 to provide services under the ISTHA contract. Projects gross margin decreased primarily because of a lower margin toll integration project and installation for the Puerto Rico Highways and Transportation Authority in fiscal 2004. This project has led to a higher margin multi-year maintenance and violation services processing contract.

      Mobile Asset-Based Services. The decrease in gross margin resulted from a decrease in services margin due primarily to a shift by some of our customers to a flat-fee freight matching subscription service from a transaction-based fee service. This decrease was partially offset by an increase in products gross margin as a result of a reduction in sales of lower margin readers from fiscal 2003.

Operating Expenses

      The table below sets forth the components of our operating expenses for fiscal 2004 compared to fiscal 2003.

      Selling, General and Administrative. The following table sets forth our SGA expenses for fiscal 2003 and 2004:

	Year Ended January 31,

					Increase
	2003		2004		(Decrease)

	In	As % of	In	As % of	In
	Millions	Revenue	Millions	Revenue	Millions	%

Infrastructure-Based	$38.1	12.0%	$40.4	11.9%	$2.3	6.0%
Mobile Asset-Based	34.2	10.8	36.1	10.7	1.9	5.6%
Corporate	27.2	8.5	29.4	8.7	2.2	8.1%

Total	$99.5	31.3%	$105.9	31.3%	$6.4	6.4%

      Infrastructure-Based. The increase in SGA expenses in fiscal 2004 was primarily due to additional staffing to expand our marketing and sales functions to pursue new marketing opportunities.

      Mobile Asset-Based. The increase in SGA expenses in fiscal 2004 was primarily due to amortization and depreciation of an enterprise resource planning and customer relationship software system and related hardware for our freight-matching business which became operational in the fourth quarter of fiscal 2003.

      Corporate. The increase in SGA expenses in fiscal 2004 was due to higher incentive compensation expense in fiscal 2004 as well as increased legal and professional fees incurred as we explored strategic alternatives.

      Retention Plan. The decrease in retention plan expense from $1.7 million to $1.0 million was due to a decrease in stock appreciation rights expense in fiscal 2004 because of a smaller increase in the stock valuation in fiscal 2004 compared to fiscal 2003.

Interest Expenses, net

      The increase in interest expense, net from $23.7 million to $25.3 million was due to the inclusion of dividends on our Class A and Class A-1 redeemable preferred stock treated as interest expense. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, we recorded $1.6 million in interest expense in the second half of fiscal 2004. Without the effect of this change in accounting principle, interest expense in fiscal 2004 was unchanged from fiscal 2003 as the total amount of debt outstanding and interest rates remained consistent between the periods. On January 5, 2004, we repaid $85.7 million of subordinated debt which bore interest at a rate of between 13.0% and 15.5% with the proceeds of a secured senior credit facility bearing variable rates of interest (between 4.4% and 5.8% in fiscal 2004).

Loss on Extinguishment of Debt

      In fiscal 2004, we refinanced our subordinated debt to significantly reduce our annual interest expense. In conjunction with this refinancing, we incurred $7.5 million of prepayment penalties. In addition, we expensed $3.6 million of deferred financing costs related to the retired debt.

Income Tax Expense

      For fiscal 2004, we recorded $3.0 million of tax expense at an effective rate of 44.9%. The effective tax rate exceeded the statutory federal rate primarily because of non-deductible interest expense recorded with respect to our redeemable preferred stock and state income tax expense. For fiscal 2003, we recorded $9.2 million of tax expense at an effective tax rate of 48.2%. The effective rate exceeded the statutory federal rate due to foreign tax expense without the ability to record a benefit for the related foreign tax credits.

Discontinued Operations

      On January 29, 2002, we decided to discontinue the fuel services division of Viastar Services, Inc., a wholly owned subsidiary. The consolidated financial statements for all periods present the fuel services division as a discontinued operation in accordance with Accounting Principles Board 30, Reporting the Results of Operations — Reporting the Effects of Proposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.

      During fiscal 2004 and 2003, we recorded a $3.1 million loss after taxes ($4.7 million pretax) and $1.8 million loss after taxes ($2.7 million pretax), respectively, from the discontinued operation. Losses in both fiscal years were primarily due to expenses relating to a lawsuit against the sellers of Viastar Services, Inc.

Fiscal 2003 Compared to Fiscal 2002

	Year Ended January 31,

					Increase
	2002		2003		(Decrease)

	In	As % of	In	As % of	In
	Millions	Revenues	Millions	Revenues	Millions	%

Revenue	$323.4	100.0%	$318.3	100.0%	$(5.1)	(1.6)%
Cost of revenue	179.0	55.3	175.4	55.1	(3.6)	(2.0)%
Gross profit	144.4	44.7	142.9	44.9	(1.5)	(1.0)%
Operating expenses:
Selling, general and administrative	115.9	35.8	99.5	31.3	(16.4)	(14.2)%
Retention/ SAR plans	2.0	0.6	1.7	0.5	(0.3)	(15.0)%

Operating income	26.5	8.3	41.7	13.1	15.2	57.4%
Interest expense, net	21.3	6.6	23.7	7.4	2.4	11.3%
Loss on extinguishment of debt	2.4	0.7	0.0	0.0	(2.4)	(100.0)%
Other income	6.3	1.9	1.2	0.4	(5.1)	(81.0)%

Income from continuing operations, before income taxes	9.1	2.9	19.2	6.1	10.1	111.0%
Income tax benefit (expense)	4.7	1.5	(9.2)	(2.9)	(13.9)	(295.7)%

Income from continuing operations	13.8	4.4	10.0	3.2	(3.8)	(27.5)%
Discontinued operations, net	(17.3)	(5.3)	(1.8)	(0.6)	15.5	89.6%

Net (loss) income	$(3.5)	(0.9)%	$8.2	2.6%	$11.7	334.3%

Revenue

	Year Ended January 31, 2003

					Increase
	2002		2003		(Decrease)

	In	As % of	In	As % of	In
	Millions	Revenue	Millions	Revenue	Millions	%

Infrastructure-Based:
Services	$112.9	34.9%	$112.8	35.4%	$(0.1)	(0.1)%
Projects	83.5	25.8	86.0	27.0	2.5	3.0%
Products	52.4	16.2	41.6	13.1	(10.8)	(20.6)%

Segment total	248.8	76.9	240.4	75.5	(8.4)	(3.4)%
Mobile Asset-Based:
Services	62.3	19.3	67.0	21.1	4.7	7.5%
Products	12.3	3.8	10.9	3.4	(1.4)	(11.4)%

Segment total	74.6	23.1	77.9	24.5	3.3	4.4%

Total	$323.4	100.0%	$318.3	100.0%	$(5.1)	(1.6)%

      Infrastructure-Based Services. While we maintained substantially all of our existing contracts during fiscal 2003, revenue for this segment decreased. The decrease was primarily due to several large tag orders in fiscal 2002 related to new toll installation projects for the FDOT and the Orlando-Orange County Expressway Authority. This decrease was partially offset by an increase in projects revenue in fiscal 2003 due to new toll installation and integration projects, primarily for the Maine Turnpike Authority and the Delaware River Joint Toll Bridge Authority.

      Mobile Asset-Based Services. We maintained our large base of customers for our freight matching and fleet management services, and revenue increased in this segment for fiscal 2003 due primarily to the inclusion of Link Logistics, Ltd., for a full year in fiscal 2003 as compared to six months in fiscal 2002. We acquired Link Logistics, Ltd., a Canadian freight matching company in July 2002. The year to year decrease in products revenue was due to lower rail tag sales, as a result of decreased rail car production and the inclusion in fiscal 2002 of a large sale of tags and readers for use by the Chinese Ministry of Rail.

Gross Profit

	Year Ended January 31,

					Increase (Decrease)
	2002		2003
						Gross
	In	Gross	In	Gross	In	Margin
	Millions	Margin	Millions	Margin	Millions	Percent

Infrastructure-Based:
Services	$43.9	38.9%	$43.2	38.3%	$(0.7)	(0.6)%
Projects	22.0	26.3	22.2	25.8	0.2	(0.5)
Products	24.2	46.2	19.0	45.7	(5.2)	(0.5)

Segment total	90.1	36.2	84.4	35.1	(5.7)	(1.1)
Mobile Asset-Based:
Services	47.5	76.2	52.5	78.4	5.0	2.2
Products	6.8	55.3	6.0	55.0	(0.8)	(0.3)

Segment total	54.3	72.8	58.5	75.1	4.2	2.3

Total	$144.4	44.7%	$142.9	44.9%	$(1.5)	0.2%

      Infrastructure-Based Services. The decrease in gross margin resulted primarily from higher margin tag sales comprising a lower portion of total Infrastructure-Based revenue in fiscal 2003 than in fiscal 2002. In addition to the change in mix, tag sales had a lower gross margin in fiscal 2003 than fiscal 2002 because of lower production volume which resulted in the production of fewer units over which manufacturing overhead was allocated.

      Mobile Asset-Based Services. The increase in gross margin resulted from an increase in services margin primarily due to the inclusion of Link Logistics, Ltd. for the full period. Link Logistics, Ltd. generates higher gross margins as a result of its services mix. Products gross margin slightly declined.

Operating Expenses

      Selling, General and Administrative. The following table sets forth our SGA expenses for fiscal 2002 and 2003:

	Year Ended January 31,

					Increase
	2002		2003		(Decrease)

	In	As % of	In	As % of	In
	Millions	Revenue	Millions	Revenue	Millions	%

Infrastructure-Based	$42.9	13.3%	$38.1	12.0%	$(4.8)	(11.2)%
Mobile Asset-Based	47.1	14.5	34.2	10.8	(12.9)	(27.4)%
Corporate	25.9	8.0	27.2	8.5	1.3	5.0%

Total	$115.9	35.8%	$99.5	31.3%	$(16.4)	(14.2)%

      Infrastructure-Based. The decrease in SGA expense in fiscal 2003 was primarily due to the cessation of goodwill amortization in fiscal 2002 in accordance with SFAS No. 142.

      Mobile Asset-Based. The decrease in SGA expense was due primarily to the cessation of goodwill amortization in fiscal 2002 and expenses in fiscal 2002 related to development of a new freight matching solution.

      Corporate. The increase in SGA expense was due primarily to increased health insurance costs and increased legal and professional fees.

      Retention Plan. The decrease in retention plan expense from $2.0 million to $1.7 million was due to a decrease in stock appreciation rights expense in fiscal 2003 because of a smaller increase in the stock valuation in fiscal 2003 compared to fiscal 2002.

Interest Expense, net

      Interest expense for fiscal 2003 increased to $23.7 million from $21.3 million for fiscal 2002 due to additional interest expense, net resulting from swaps in fiscal 2003 of $1.1 million and increased non-cash amortization of debt financing costs resulting from our refinancing of our senior debt in fiscal 2002.

Loss on Extinguishment of Debt

      In the first quarter of fiscal 2002, we refinanced our existing senior secured credit facility in connection with our acquisition of DAT Services, Inc. In conjunction with this refinancing, we expensed the unamortized financing cost on the retired debt.

Income Tax Expense

      For fiscal 2003, we recorded tax expense of $9.2 million at an effective tax rate of 48.2%. The effective rate exceeded the statutory federal rate due to foreign tax expense without the ability to record a benefit for the related foreign tax credits. For fiscal 2002, we recorded a benefit from income taxes from continuing operations of $4.7 million. This benefit was primarily due to our receipt of a deduction for worthless stock and bad debts related to an investment in, and loan to, discontinued operations.

Discontinued Operations

      During fiscal 2003, we recorded a $1.8 million loss after taxes ($2.7 million pretax) from the discontinued operation of Viastar Services, Inc., mainly as a result of an additional provision for uncollectible accounts receivable and legal expenses relating to our lawsuit against the sellers of Viastar Services, Inc. During fiscal 2002, we recorded a $17.3 million loss after taxes ($17.8 million pretax) from the discontinued operation of Viastar Services, Inc. including the write-off of the fuel services assets.

Liquidity and Capital Resources

      Our short-term and long-term liquidity needs arise primarily from:

•	interest payments related to our credit facility and our notes, which we expect to total approximately $ million in fiscal 2005 and $ million in fiscal 2006;

•	capital expenditures, which we expect to be approximately $7.0 million in fiscal 2005 and $7.0 million in fiscal 2006;

•	working capital requirements;

•	collateral for surety bonds and contractual obligations; and

•	expenditures for potential add-on acquisitions.

      We expect to pay dividends on our common stock in accordance with the dividend policies adopted by our board of directors, subject to the restrictions contained in our new credit facility and the indenture governing the notes. See “Dividend Policies.”

      After the transactions, we intend to fund interest expense, capital expenditures, working capital requirements and dividend payments on our common stock from cash provided by operating activities. Although we are not a party to any binding agreement or letter of intent with respect to a potential material acquisition transaction, we may enter into acquisitions or strategic arrangements in the future that may require us to seek additional debt or equity financing. To fund future acquisitions, we intend to use borrowings under our new revolving facility, or, subject to the restrictions in the new credit facility and the indenture governing our notes, to arrange additional funding through the sale of public or private debt and/or equity securities.

      Our ability to service our indebtedness will depend on our ability to generate cash in the future. The first principal payment on our indebtedness will be required to be made beginning                     . We likely will need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance our indebtedness on commercially reasonable terms or at all.

      We will use the net proceeds received from this offering, together with approximately $           million of borrowings under our new credit facility, among other things, to repay our existing credit facility, redeem and/or repurchase outstanding preferred stock and common stock, including common stock and preferred stock issued upon exercise or exchange of options and warrants, pay accrued dividends on our preferred stock, escrow funds to make cash payments with respect to cancelled unvested options for preferred stock and common stock beginning in November 2004, pay all amounts owed upon the exercise of stock appreciation rights, retire our employee retention plan and collateralize surety bonds in the future. See “The Transactions” and “Use of Proceeds.”

      We had approximately $25.7 million of unused federal operating loss carryforwards at January 31, 2004, which may be applied against future taxable income and expire through fiscal 2023. We also had approximately $2.4 million of unused federal research and development credits as of January 31, 2004, which may be applied against future federal income tax liability and expire through fiscal 2023. In addition, we estimate that as a result of the transactions, we will generate approximately $45 million of additional deductions that can be used to offset future taxable income through fiscal 2025.

      As discussed under “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Characterization of Notes,” our special counsel is of the opinion that the notes issued in this offering should be treated as debt for U.S. federal income tax purposes (although we have not sought a ruling from the Internal Revenue Service on this issue) and we intend to annually deduct interest of approximately $           million on such notes for U.S. federal and state income tax purposes. However, due to a lack of direct authority, our special counsel cannot conclude with certainty that the notes issued in this offering will be treated as debt for U.S. federal income tax purposes, and the Internal Revenue Service may successfully challenge this position. If the notes were treated as equity for U.S. federal and state income tax purposes, then payment of interest on such notes would not be deductible for such purposes and as a result, our federal and state taxable income would be increased. The resulting additional tax due to the U.S. federal and state authorities would be based on our taxable income or loss for each of the years open to assessment for which we claimed the interest deductions. We believe that we will have sufficient net operating losses available to us through fiscal 2006 to offset substantially all of such increase in our taxable income and, accordingly, the loss of such interest deductions should not adversely affect our cash flow and liquidity through such fiscal year.

      Based on our business plan, we currently project that cash provided by operations will be adequate to meet our anticipated liquidity needs for at least the next 12 months. However, our actual cash needs and the availability of required funding may differ from our expectations and estimates, and those differences could be material. Our future capital requirements will depend on many factors, including, among others, the demand for our products and services in our existing markets and technological and competitive developments.

      Historically, we have funded our business primarily through cash flows from operations and have utilized our cash flows, combined with the issuance of subordinated debt, borrowings under our existing credit facility and the issuance of preferred stock, to finance our acquisitions. The following table summarizes our short-term liquidity and sources and uses of cash, as of and for fiscal 2002, 2003 and 2004:

	Year Ended January 31,

	2002	2003	2004

	(in thousands)
Short-Term Liquidity:
Current assets	$115,504	$98,436	$106,915
Current liabilities	(89,316)	(66,028)	(72,101)

Net working capital	$26,188	$32,408	$34,814

Available revolving credit facility, net of letters of credit outstanding	$14,214	$47,345	$30,348
Net Cash Provided (Used):
Operating activities of continuing operations	$18,529	$45,861	$18,238
Investing activities	(160,776)	(16,693)	(12,890)
Financing activities	151,109	(22,060)	(5,586)
Cash used in discontinued operations	(8,106)	(3,301)	(4,999)
Other	(56)	29	122

Net increase (decrease) in cash and cash equivalents	$700	$3,836	$(5,115)

Cash Provided by Operating Activities

      The table below sets forth the principal components of cash provided by operating activities for fiscal 2002, 2003 and 2004.

	For the Year Ended January 31,

	2002	2003	2004

	(in thousands)
Net (loss) income	$(3,478)	$8,152	$481
Loss from discontinued operations, net	17,283	1,778	3,134
Noncash charges including:
Depreciation and amortization	24,350	16,909	21,442
Interest Expense	3,876	1,901	8,264
Deferred taxes	(3,955)	1,132	(3,511)
Other	(868)	(461)	(646)

Subtotal	$37,208	$29,411	$29,164

	For the Year Ended January 31,

	2002	2003	2004

	(in thousands)
Changes in working capital:
Accounts Receivable	1,606	2,435	(13,001)
Inventories	(1,015)	8,512	524
Accounts payable and accrued expenses	(8,705)	(3,856)	(1,052)
Recoverable income taxes	(4,869)	6,755	—
Net costs in excess of billings	(9,466)	2,080	584
Retention/ SAR plans	1,745	1,471	1,015
Other	2,025	(947)	1,004

Net cash provided by operating activities	$18,529	$45,861	$18,238

      The fluctuations for fiscal 2003 and 2004 for net cash provided by operating activities primarily resulted from changes in working capital affecting accounts receivable, inventories and recoverable income taxes.

      During fiscal 2004, the increase in accounts receivable was primarily attributable to growth in receivables of $4.0 million due to increased revenue for the fourth quarter of fiscal 2004 over fiscal 2003 and a delay in processing payments of almost $6.0 million by two state toll authorities at the end of fiscal 2004. This amount was received subsequent to year end.

      During fiscal 2003, inventory decreased by $8.5 million, which was primarily attributable to a $5.5 million transfer of work-in-progress inventory at the end of fiscal 2002 to property and equipment related to property leased to a customer under a one-time special program and a $0.8 million decrease in raw material inventory due to better inventory management.

      Also during fiscal 2003, the change in recoverable income taxes was attributable to the receipt of a federal income tax refund of $6.8 million that resulted from a net operating loss carryback claim filed primarily as result of fiscal 2002 discontinued operation losses.

Cash Used in Investing Activities

      The table below sets forth the components of cash used in investing activities for fiscal 2002, 2003 and 2004:

	Year Ended January 31,

	2002	2003	2004

	(in thousands)
Capital expenditures:
Infrastructure-Based:
Property and equipment	$1,191	$2,988	$3,014
Mobile Asset-Based:
Property and equipment	6,204	2,042	1,529
Corporate	546	180	489

Subtotal	$7,941	$5,210	$5,032

	Year Ended January 31,

	2002	2003	2004

	(in thousands)
Other expenditures:
Infrastructure-Based:
Equipment held for lease	—	7,543	5,437
Mobile Asset-Based:
Internally developed software	3,410	1,873	—

Subtotal	$3,410	$9,416	$5,437
Acquisitions of businesses	150,738	—	2,217
Deferred purchase price and noncompete payments	—	2,602	843
Dividends from affiliates	(1,313)	(535)	(639)

Net cash used in investing activities	$160,776	$16,693	$12,890

      Capital expenditures of property and equipment were primarily maintenance-related and included the purchase of manufacturing equipment and general corporate assets. Equipment held for lease is equipment purchased and leased back to ISTHA for a specific project at the request of a customer. We anticipate using third party financing in the future to provide leases of this type on behalf of customers. Capital expenditures in the Mobile Asset-Based services segment primarily related to equipment we purchased to support our freight matching network.

      We capitalized certain internally developed software costs over a two year period related to an enterprise resource planning and a customer relationship management system that was completed in fiscal 2003.

      The $150.7 million in cash used in acquisitions of businesses in fiscal 2002 was due to our acquisition of DAT Services, Inc. in February 2001 and Link Logistics, Ltd. in July 2001. The $2.2 million in cash used in acquisitions of business in fiscal 2004 was due to escrow funding and working capital advances for the Vistar Telecommunications Inc. satellite communications assets acquired subsequent to fiscal 2004.

      We expect capital expenditures of leaseholds and property, plant and equipment to be $7.8 million and $7.0 million for fiscal 2005 and 2006, respectively.

Cash Provided by (Used in) Financing Activities

      For fiscal 2002, 2003 and 2004, cash provided by (used in) financing activities was $151.1 million, ($22.1) million and $(5.6) million, respectively. On January 5, 2004, we entered into an amended term agreement for an additional $85.0 million senior secured credit facility. With the proceeds of this debt, we paid off our senior and junior subordinated notes, which had been issued in fiscal 2002 and earlier to fund our acquisitions. The net $5.6 million use of cash in financing activities in fiscal 2004 is primarily the result of payments on our term loans while the $22.1 million use of cash in financing activities in fiscal 2003 reflects the refinancing of our prior term loans and revolver with the $125.0 million term loan and a new revolver ($50.0 million). The $151.1 million in cash provided by financing activities in fiscal 2002 were from the issuance of preferred stock, as well as term loan borrowings, proceeds from the issuance of senior and junior subordinated notes, and drawdowns on the term loan facilities.

      On January 29, 2002, we discontinued the fuel services division of Viastar Services, Inc., a wholly-owned subsidiary. The consolidated financial statements for all periods present the fuel services as a discontinued operation. Net cash used in discontinued operations was $8.1 million, $3.3 million and $5.0 million in fiscal 2002, 2003 and 2004, respectively. Cash used in fiscal 2002 was primarily due to operating losses and professional fees. Cash used in fiscal 2003 and 2004 was primarily due to expenses related to our lawsuit against the sellers of Viastar Services, Inc.

Contractual Obligations and Other Commitments

      As of January 31, 2004, our future contractual obligations, including payments under capital leases, were as follows:

	Payment Due By Period

	2005	2006	2007	2008	2009	Thereafter	Total

	(in thousands)
Term loans	$2,100	$2,100	$2,100	$196,923	—	—	$203,223
Revolving credit facility	2,950	—	—	—	—	—	2,950
Capital lease obligations	1,605	856	494	59	3	—	3,017
Operating leases	9,069	7,266	5,420	4,592	2,281	7,353	35,981
Purchase obligations	4,987	—	—	—	—	—	4,987
Retention plan	10,859	—	—	—	—	—	10,859

Total contractual obligations	$31,570	$10,222	$8,014	$201,574	$2,284	$7,353	$261,017

      After giving effect to this offering, as of January 31, 2004, our future contractual obligations, including payments under capital leases, would have been as follows:

	As Adjusted After Giving Effect to this Offering

	Payment Due By Period

	2005	2006	2007	2008	2009	Thereafter	Total

	(in thousands)
Term loans
New credit facility
Capital lease obligations
Operating leases
Purchase obligations

Total contractual obligations	$	$	$	$	$	$	$

Existing Credit Facility

      Pursuant to a credit agreement with a syndicate of banks, the administrative agent of which is Harris Trust and Savings Bank, we have a senior credit facility consisting of $210.0 million in term loans ($125.0 million term B and $85.0 million term C) and a $50.0 million revolving credit facility which provides for the issuance of letters of credit. The credit facilities are secured by substantially all our assets. The terms of the existing credit agreement allow us to prepay the credit facilities without premium or penalty upon providing the administrative agent with the requisite prior written notice (five business days for the revolving credit facility and two business days for the term loans). The credit agreement subjects us to various restrictive covenants, including limitations on our ability to incur additional indebtedness and requirements that we maintain specified financial ratios, such as maximum total leverage and minimum fixed charge coverage. Concurrently with this offering, we intend to repay all outstanding borrowings under the existing credit facilities, consisting of $          under the term loans and $          under the revolving credit facility.

New Credit Facility

      Concurrently with this offering, we will enter into $           million of senior secured debt facilities with a syndicate of financial institutions. We expect the new credit facility will include a $           million senior secured revolving credit facility and a term loan in a total principal amount of $           million. Our principal operating subsidiary will be the borrower under the new credit facility and we and our domestic subsidiaries will guaranty the obligations. The terms of the new credit facility have not yet been agreed upon. Because the terms, conditions and covenants of the proposed new credit facility are subject to negotiation, execution and delivery of definitive loan documents, certain of the actual terms, conditions and covenants of the new credit facility may differ from those described below. We expect that the new credit facility will be secured by first priority liens on substantially all of our assets and our subsidiaries’ assets. We expect that the new credit facility will contain a number of negative covenants restricting, among other things, optional payments and modifications of subordinated and other indebtedness; distributions, dividends and repurchases of capital stock and other equity interests (other than the payments of dividends in respect of our class A common stock provided that certain financial ratio tests are satisfied); acquisitions and investments; indebtedness; liens; affiliate transactions; sales of assets; and capital expenditures. We expect that the new revolving credit facility will also contain a number of financial covenants requiring, among other things, a minimum interest coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. We expect that the new revolving credit facility will contain customary events of default.

Letters of Credit and Surety Guarantees

      Some of our firm fixed-price contracts require that we provide security to guarantee performance of our work under those contracts. Historically, we have provided this security through letters of credit, cash collateral and surety bonds.

      We use letters of credit as a collateralization instrument for our contractual and surety obligations. From time to time, we negotiate with our customers to provide letters of credit to secure our obligations to perform under a given contract. Typically, this requirement is in lieu of a surety bond or other form of collateral, is relatively short in duration and represents a small portion of the overall contractual obligation. Additionally, we use letter of credits to post collateral to some of our surety underwriters from time to time.

      Some of our customers will require the posting of surety bonds to collateralize some of our contractual obligations. While a few customers have requirements to bond maintenance contracts, the majority of the bonds are associated with new integration projects. As of April 30, 2004, our bond commitments were $98.0 million of which two contracts represented close to half of the portfolio value. We believe that these two large bonds will be released by the end of the year. We work closely with our customers to rationalize the surety requirements for each contract during contract negotiation.

      Our outstanding letters of credit and surety guarantees at the end of the last three fiscal years are as follows:

	January 31,

	2002	2003	2004

	(in thousands)
Letters of credit	$386	$2,655	$16,702
Surety guarantees	147,893	126,422	99,230

Total	$148,279	$129,077	$115,932

      We have entered into bonding arrangements with surety bond underwriters; including an arrangement with a related party to provide up to $60.0 million of surety bonds. However, no surety bond underwriter is contractually committed to provide surety bonds to us, and we may not be able to utilize any of these bonding arrangements to meet our future surety bonding needs.

      We will continue to seek additional arrangements with bond underwriters. By utilizing letter of credit availability under our credit facility and cash collateral from the proceeds of this offering, we expect to have sufficient capacity to meet our anticipated surety requirements. We estimate that we will need $60.0 million of new surety bonding capacity each year for the next three to five years, and we expect to maintain an overall surety bond portfolio balance of approximately $100 million.

Viastar Arbitration Proceeds Trust

      On May 12, 2002, we filed claims in arbitration against the sellers of and lenders to Viastar Holdings, Inc. The claims are for breach of contract, fraudulent inducement, fraudulent misrepresentations and securities fraud in connection with the stock purchase agreement, dated May 12, 2000, pursuant to which we purchased all of the stock of Viastar Holdings, Inc. In connection with this offering, we have established a trust for the benefit of our existing stockholders. Upon the resolution of the arbitration, pursuant to an agreement between us and the trust, we are required to distribute all of the proceeds, if any, net of our expenses, from the arbitration into the trust, which will then, on a pro-rata basis, distribute the net proceeds to our existing stockholders. We will not retain any of the net proceeds from the arbitration. As a result, investors in this offering will receive no benefit from the resolution of this arbitration and we will receive no additional cash with which to fund our liquidity requirements including payments of dividends on common stock.

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to the financial statements. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions and product mix. We evaluate these significant factors as facts and circumstances dictate. Historically, actual results have not differed significantly from those determined using estimates. The following are the accounting policies that most frequently require us to make estimates and judgments and are critical to understanding our financial condition, results of operations and cash flows:

Revenue and Cost Recognition

Services

      We generate revenue from maintenance contracts, operations contracts and equipment leases. Revenue from maintenance contracts are recognized in the month that the services and materials are provided. Operations contracts vary by contract but generally are a fixed monthly component over the life of the contract. Some operations contracts include a per fee transaction and a monthly component. We recognize revenue on the transactions as they are processed. We recognize the monthly component in the month services are provided. We also have cost-plus, fixed price and time and materials contracts. For cost-plus fixed-fee contracts, revenue is recognized as the costs are incurred. For fixed-price contracts, revenue is recognized using the percent-complete method of accounting, recognizing the estimated value of the services that have been performed. For time and materials contracts, revenue is recognized based on the hours performed on the contract and the applicable billing rates associated with those hours. Revenue from equipment leases is recognized on a straight-line basis over the term of the lease.

      Mobile Asset-Based services revenue includes subscription and transaction fees. Customers subscribe to the services for a period of time and pay a fee for each transaction they conduct using the service. Subscription revenue is recorded over the subscription period and transaction fees are recorded in the period in which the transaction occurs.

Projects

      We generate revenue from contract services performed for state and local government agencies and commercial customers under a variety of contracts, some of which provide for reimbursement of cost plus fees and others that are fixed-price contracts. Generally, revenue and fees on these contracts are recognized as services are performed, using the percentage-of-completion method of accounting, primarily based on the estimate of the work provided. The asset, “costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, “billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenue recognized on in-progress contracts.

      We provide for anticipated gains and losses on contracts by an adjustment to income during the period in which the change is first identified. Unbilled receivables are stated at estimated realizable value. Contract costs on some state and local government contracts, including indirect costs, are subject to audit and adjustment by negotiations between ourselves and government representatives. Contract revenue on these contracts has been recorded in amounts that are expected to be realized upon final settlement.

Products

      Revenue from the sale of manufactured products is recorded when the products are received by and title passes to the customer. We record shipping and handling costs in cost of revenue.

Impairment of Goodwill and Other Intangible Assets

      We adopted the provisions of Statement of Financial Accounting Standards, or SFAS No. 142. SFAS No. 142 requires companies to perform a transitional test and an annual test to determine if an impairment of goodwill exists. These tests involve determining the estimated fair value of our reporting units by measuring the net present value of their future cash flows. If the net present value of estimated cash flows is less than the book value of the reporting unit we would perform additional analysis, which could result in the write-down of goodwill.

      We determined our reporting units for purposes of assessing goodwill impairment under SFAS No. 142 to be the same as our two operating segments: Infrastructure-Based services and Mobile Asset-Based services. As part of the impairment testing, we allocated our goodwill to these reporting units. Goodwill from an acquisition that is specifically associated with a single reporting unit is recorded on the books of that reporting unit. However, when goodwill from a transaction is associated with multiple reporting units it is allocated to the reporting units based upon relative revenue at the time of the acquisition.

      We performed the annual test in January 2004 and determined that there is no impairment of goodwill. In performing this test, we used our internal operating budgets, which are based on such assumptions as new product introductions, growth in sales of existing products, margin improvements and operating cost control. We discounted our estimated cash flows using our estimated cost of capital.

Long-lived Assets

      We review and evaluate our long-lived assets for impairment annually or when events or changes in circumstances indicate the related carrying amounts may not be recoverable. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying value of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows or other fair market value techniques. Assumptions underlying future cash flow estimates are subject to risks and uncertainties.

Income Taxes

      We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases or recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance, if some portion, or all, of the deferred tax assets will not be recognized.

      We calculate the income tax provision and deferred tax assets, along with the related valuation allowances, based upon various estimates and interpretations of income tax laws and regulations. We evaluate on a quarterly basis the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. We believe that the current assumptions and other considerations used to estimate the current year and deferred tax positions are appropriate. If the actual outcome of future tax consequences differs from our estimates and assumptions, the resulting change to the provision for income taxes could have a material impact on our consolidated financial statements.

Inventory Obsolescence

      We write-down the value of our inventory by our estimate of the difference between the cost of the inventory (based on the first-in, first-out method) and its net realizable value. Our estimate takes into account projected sales of the inventory on hand and the age of the inventory in stock. In addition, we assess the value of older model products when new product introductions may reduce their net realizable value. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The provision for write-down of inventory is recorded in cost of revenue.

Allowance for Doubtful Accounts

      We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. The allowance is based on historical trends, as well as a review of relevant factors concerning the financial capability of our customers.

Accounting Treatment of EYS

      We intend to account for our issuance of EYSs in this offering as an issuance of our class A common stock and our notes represented by our EYSs and to allocate the proceeds received for each of our EYSs between our class A common stock and our notes represented by each of our EYSs in the amounts of their respective fair values at the time of issuance. Accordingly, we will account for our notes represented by our EYSs as long-term debt bearing a stated interest rate and maturing on                     , 2016. As discussed below, based on the opinion of our counsel, we are of the view that our notes issued in this offering should be treated as debt for U.S. federal income tax purposes (although we have not sought a ruling from the Internal Revenue Service on this issue) and we intend to deduct annually interest expense of approximately $           million on the notes represented by our EYSs from taxable income for U.S. federal and state income tax purposes. There can be no assurance that the classification of our notes represented by our EYSs as debt (or the amount of interest expense deducted) will not be challenged by the Internal Revenue Service or will be sustained by a court of law if challenged.

      If our treatment of our notes represented by our EYSs as debt is put at risk in the future as a result of a future ruling by the Internal Revenue Service or by a court of law, including an adverse ruling for EYSs (or other similar securities) issued by other companies or as a result of a proposed adjustment by the Internal Revenue Service in an examination of our company or for any other reason, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event our notes represented by our EYSs are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with our notes for prior tax periods that are open to assessment and for future tax periods would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability for prior period treatment. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claimed the interest expense deduction and could materially and adversely affect our financial position, cash flow, and liquidity, and could affect our ongoing ability to make interest payments on our notes and dividend payments on the shares of our class A common stock represented by our EYSs and our ability to continue as a going concern to the extent net operating loss carry forwards are unavailable to reduce such increased income tax liabilities.

      A factor in the ongoing determination that no contingent liability reserve should be recorded in our financial statements with respect to the deductibility for income tax purposes of the interest on our notes represented by our EYSs is the veracity, at the time of the offering, of the representations that will be delivered by the purchasers of our notes sold separately (not represented by our EYSs), as described under “Underwriting.” Procedures may be conducted in the future to confirm the veracity, at the time of this offering, of the purchaser representations. In addition, other factors indicating the existence, at the time of this offering, of any plan or pre-arrangement described under the heading “Underwriting” may also be relevant to this ongoing determination.

      Consequently, even if the Internal Revenue Service does not challenge the U.S. federal income tax treatment of our notes represented by our EYSs, it is possible that we will at some point in the future, as a result of the findings of the procedures noted above, or Internal Revenue Service interpretations or other changes in circumstances, conclude that we should establish a reserve for contingent tax liabilities associated with a potential disallowance of all or part of the interest deductions on our notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for our EYSs or our class A common stock would be adversely affected.

      For more discussion of our special counsel’s conclusion that the notes issued in this offering should be treated as indebtedness for U.S. federal income tax purposes, see “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Characterizations of Notes.”

      Our EYSs include our class A common stock, our notes and certain embedded derivative features including a call option and a change of control put option. Generally accepted accounting principles in the U.S. require that the proceeds of this offering be allocated, based on relative fair value to our class A common stock, our notes and to any embedded derivatives which warrant separate accounting under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133. We have concluded that the call option and the change of control put option do not warrant separate accounting under SFAS No. 133 because they are clearly and closely related to the economic characteristics of the host debt instrument. Therefore, we expect that we will allocate the entire proceeds of this offering to our class A common stock and our notes.

      The class A common stock portion of each or our EYSs will be included in stockholders’ deficit, net of related transaction costs, and dividends paid on the class A common stock will be recorded as an increase to stockholders deficit when declared by us. The notes portion of each of our EYS will be presented as long-term obligations, and the related transaction costs will be capitalized as deferred financing fees and amortized to interest expense over the term of the notes. Interest on the notes will be charged to expense as it is accrued. We intend to determine the fair value of the class A common stock and the notes through the utilization of a third party valuation firm and with reference to the price obtained on the sale of the separate notes which have the same terms as the notes included in our EYSs.

     Accounting Treatment for Class B Common Stock

      In connection with this offering, we will issue shares of our class B common stock. Under the terms of our restated certificate of incorporation and amended and restated bylaws, these shares will be exchangeable for our EYSs. Dividends on our class B common stock will initially equal the weighted average of the coupon on our notes and the dividend yield on our class A common stock represented by our EYSs, which will cause the initial yield on our class B common stock to approximate the initial yield on our EYSs for which each share of our class B common stock ultimately may be converted.

      The shares of our class B common stock will, at the holders’ option, be exchangeable for our EYSs, which will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering. Accordingly, at the date of issuance, our class B common stock will be classified as temporary equity in the amount of senior subordinated debt that the holder will receive upon exchange.

      We will initially record the portion of class B common stock allocable to the potential debt issuance upon exchange outside stockholders’ equity in the “mezzanine” section of our consolidated balance sheet based upon the principal amount of our notes at original issuance (which will equal our maximum potential cash obligation at the maturity of our notes assuming our notes are originally issued at par value (i.e., the principal amount of our notes)). This obligation will be labeled “Allocated Portion of Class B Common Stock Retained Interest.” For all quarterly periods subsequent to the date of this offering through the date on which there are no longer any shares of our class B common stock outstanding, we will reflect this feature at fair value with changes in fair value recorded in income. This will be reflected as a derivative liability on our consolidated balance sheet. Upon any actual exchange of our Class B common stock for our EYSs, that pro rata portion of the “Allocated Portion of Class B Common Stock Retained Interest” of the exchange will be reduced and the amount added to debt. If the then fair value (i.e., market price) of our notes is above or below the par value of our notes, we will amortize any premium or accrete any discount on a non-cash basis on our consolidated statements of operations from the date that the exchange is made and recorded as a permanent debt obligation of our company through the maturity date of the notes whereby the carrying value of our notes at maturity would equal the par value of our notes. Following any exchange of a share of our class B common stock for our EYSs, the portion of the exchange representing the exchange into shares of our class A common stock will continue to be classified by us as permanent equity and no changes to accounting would be reflected on an ongoing basis.

      Dividends on our class B common stock will be considered in the determination of earnings per share, using the two-class method, based on the relative dividend rights of our class A common stock, class B common stock and class C common stock. To the extent that holders exercise their exchange rights, the portion of our class B common stock included in temporary equity will be reclassified to debt and the associated interest payments will be included in interest expense.

Recent Accounting Pronouncements

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, or SFAS No. 150. This statement establishes standards for accounting for financial instruments with characteristics of liabilities, equity or both. It requires the issuer to classify as a liability a mandatorily redeemable financial instrument that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur. In addition, it provides guidance on the accounting for costs incurred to issue a financial instrument that has liability or equity characteristics and on the accounting for repayments and conversions of convertible debt. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Prior to the adoption of this statement, we classified mandatorily redeemable preferred stock as mezzanine equity under the provisions of the Emerging Issues Task Force Topic No. D-98, Classification and Measurement of Redeemable Securities. Adoption of SFAS No. 150 on August 1, 2003, resulted in a reclassification of $49.3 million from mezzanine equity to liabilities to reflect the fair value of our mandatorily redeemable preferred stock as of August 1, 2003. Additionally, beginning August 1, 2003 we began to reflect dividends related to the mandatorily redeemable preferred stock as “interest expense” in the consolidated statement of income. In accordance with SFAS No. 150, prior periods were not restated for the effect of adoption. Prior to August 1, 2003, dividends related to the mandatorily redeemable preferred stock were included below net income in the consolidated statements of income to arrive at income available for common stockholders.

      In January 2003, the FASB issued Financial Interpretation (FIN) 46, Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51. This Interpretation addresses consolidation by business enterprises of certain variable interest entities. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies to the Company in the first fiscal year beginning after March 15, 2004, to variable interest entities in which the Company holds a variable interest that it acquired before February 1, 2003.

Inflation

      We do not believe inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures about Market Risk

      Our short-term excess cash balance is invested in over-night federal reserve fund. We do not have any derivative or commodity type investments. Accordingly, we are subject to minimal market risk on our investments.

      We are exposed to the impact of interest rate changes. Our objective is to manage the impact of the interest rate changes on earnings and cash flows and on the market value of its borrowings. We entered into interest rate swaps in September 2000 and April 2001. At January 31, 2004, approximately $10,000,000 (notional amount) of the variable credit facility debt was converted to fixed rate. At January 31, 2004, the LIBOR rate was 1.3% and the fixed rate of the swaps were as follows:

Effective Date	Maturity Date	Notional Amount	Fixed Rate

		(In Thousands)
April 26, 2001	April 26, 2004	$10,000	5.16%

BUSINESS

Our Business

      We are a leading provider of information technology solutions to operators and users of surface transportation infrastructure in targeted markets within the transportation industry. Our software, services and products are designed to improve efficiencies for our customers, primarily toll road authorities, state departments of transportation, trucking companies and freight brokers. We utilize technology to capture, process and distribute data for our customers on a real-time, integrated basis. We serve two markets, Infrastructure-Based services and Mobile Asset-Based services.

      In the Infrastructure-Based services market, we provide a broad range of solutions to operators and users of surface transportation infrastructure including:

•	the design, installation, integration and maintenance of toll collection systems;

•	the design and development of enterprise software for data collection and enforcement of toll transactions;

•	the manufacture and distribution of radio frequency identification, or RFID, toll transponders, or tags, and readers;

•	the outsourcing of customer service centers and violation enforcement support services; and

•	the design, support and integration of intelligent transportation systems, such as systems that monitor and control traffic, to optimize the use of transportation infrastructure.

      We estimate that our customers in this market, which are primarily government entities, collect approximately 60% of the U.S. toll collection revenue and process approximately 14 million toll transactions daily using systems we designed or installed. We service these customers in 24 of the 25 states that have toll roads. We provide our toll collection services to users of electronic toll collection programs, including E-ZPass, IPass, SunPass, TollTag and FasTrak. Our top ten customers in this market have been customers for an average of 20 years. We are the largest manufacturer of RFID tags and readers for transportation-related applications in North America. Our backlog of funded contractual commitments totaled $457.0 million as of January 31, 2004.

      In the Mobile Asset-Based services market, we provide freight matching, asset tracking and monitoring services, logistics and operations management software, and outsourced business processing to small and mid-sized trucking companies, freight brokers, third-party logistics providers, shippers, railroads and marine operators. We are the largest provider of freight matching services in North America with more than 18,000 customers. We estimate that our freight matching network facilitates approximately $40 billion worth of freight transactions annually. On an average daily basis, our freight matching network posts approximately 220,000 loads, which we estimate to be over one-half of the total U.S. spot market for truckload shipments.

      For the fiscal years ended January 31, 2003 and 2004, we had revenue of $318.3 million and $338.1 million, respectively. For fiscal years 2003 and 2004, 56.5% and 58.6%, respectively, of total company revenue was recurring. Recurring revenue consists of revenue from services. These services are consistently used period-to-period by our customers and include toll operations and maintenance, transaction processing and traffic management revenue generated primarily through multi-year contracts and freight matching, fleet management and asset tracking air time services revenue generated under subscription agreements.

      We were formed in 1999 in connection with our management’s leveraged buyout of the company’s business from Science Applications International Corporation, or SAIC. SAIC is the largest employee-owned provider of information technology solutions and systems integration services to government and commercial customers. SAIC had acquired a portion of the businesses that comprise our company in 1994 from predecessors that pioneered the business in the 1930s.

Competitive Strengths

Strong Recurring Revenue and Cash Flows

      The markets in which we operate are characterized by customers whose businesses require information technology solutions that are generally recurring in nature. For example, our Infrastructure-Based services customers typically contract with us for operations, maintenance and other recurring services under long-term contracts. These contracts typically average three to five years in length and have renewal provisions. We provide comprehensive solutions to our broad range of customers and focus on reliable long-term relationships that generate recurring revenue. This recurring revenue, combined with our low capital expenditures and low corporate overhead, has led to strong gross profit, operating margins and cash flows. Our strong backlog of funded contractual commitments and our high freight matching revenue retention rates provide us with significant visibility into our revenue and cash flows. For the fiscal 2003 and 2004, we had revenue of $318.3 million and $338.1 million, respectively. Recurring revenue accounted for 56.5% and 58.6% of total company revenue in fiscal 2003 and 2004, respectively. For the fiscal years ended January 31, 2003 and 2004, our operating income was $41.7 million and $41.9 million, respectively, and our EBITDA (as defined) was $59.8 million and $64.4 million, respectively. In addition, our capital expenditures for those periods were $5.2 million and $5.0 million, respectively. See “Selected Consolidated Financial and Operating Data.”

Leading Market Positions

      We have leading positions in the major targeted markets that we serve. We offer customers comprehensive integrated solutions, have developed a long, successful track record and serve a large and geographically diverse customer base. For example, our toll collection customers account for an estimated 60% of toll revenue collected in the U.S., and our freight matching network, the largest in North America, consists of more than 18,000 carriers, freight brokers and shippers. The breadth of our software, service and product offerings allows operators and users of surface transportation infrastructure to look to us for complete, end-to-end, solutions instead of having to obtain services on a piecemeal basis from several different suppliers. This creates significant opportunities to improve efficiencies in new and existing customers’ businesses, both in terms of up-front acquisition and start-up costs, as well as ongoing maintenance and service expenses. We believe our successful track record and high quality reputation in the toll collection area is particularly important in competing for toll contracts with government agencies and authorities. Our freight matching network is attractive to carriers, freight brokers and shippers because of our network’s broad geographic reach, widely recognized brand name and liquid market of load and truck postings. We believe our network and related integrated service offerings provide significant gains in cost and efficiency to our customers by limiting the number of empty backhaul miles and lessening the time it takes to match a truck with a shipment. In addition, our large customer base allows us to generate incremental revenue associated with technological improvements and refinements.

Technology Leadership

      We have a strong intellectual property portfolio that includes 104 patents. Our track record of successful research and development initiatives has enabled us to continue to design and develop a diversified portfolio of technologically advanced product and application patents. The development of application patents is one of our core strengths. The RFID tags and readers that we have developed are differentiated from other products in the market by their ability to monitor vehicles moving at high rates of speed accurately. As a result, our technologies may be utilized for advanced applications such as open road tolling, which is tolling at highway speeds without toll plazas. We believe our core technologies provide an effective platform for refinement, enhancement and next generation product development with limited additional research and development costs. Throughout our history, we have leveraged our technologies into numerous industry “firsts,” which has solidified our position as a technology and market leader. These “firsts” include:

•	first automatic RFID-based toll collection system in the U.S.;

•	first electronic freight matching service;

•	first electronic border crossing system;

•	first open road toll collection system; and

•	first regional traffic management system that integrates both freeway and arterial roads.

Industry-Experienced Management Team with Proven Track Record

      Our senior management team has an average of 20 years experience providing comprehensive information technology solutions to the transportation industry, and has successfully executed our business plan by penetrating targeted markets, integrating acquisitions, introducing new solutions and delivering strong recurring revenue and cash flows. John M. Worthington, our Chairman and Chief Executive Officer, has over 20 years of experience in the transportation industry. Mr. Worthington and several of our key senior managers have been a cohesive team since the late 1980s. John A. Simler, our Chief Operating Officer, has over 15 years of industry experience and Kelly P. Gravelle, our Chief Technology Officer, has over 19 years of industry experience. Our management team brings a disciplined approach to operations through a detailed budgeting process, strict project management controls, ongoing review of our financial and operating results and employee incentive programs to meet operating targets. Historically, our management team has utilized debt and cash flow from operations to finance growth in our business, and has successfully managed our business with a leveraged capital structure. Following this offering, our management team will own common stock representing      % of our common stock.

Strategy

Increase Penetration of Recurring Sales to Existing Customers

      We cross-sell our comprehensive integrated solutions to existing customers that currently utilize only a portion of the software, services and products that we offer in an effort to increase recurring revenue and cash flows. We will continue to cross-sell by marketing customer service centers and violation enforcement support services, as well as other toll-related support services, to our customers who currently only purchase our tags and readers. In addition, we will continue to cross-sell back-office systems support, regulatory services and other related services to carriers, freight brokers and shippers who initially only purchase our freight matching services. We believe that our customers choose our solutions, in part, due to our market leading technologies, and we will continue to enhance and refine our advanced technologies to better respond to specific customer needs and increase recurring sales to our customers. We also will continue to respond to the outsourcing requirements of our customers, particularly in the toll sector, with an emphasis on selling solutions that increase our customers’ administrative efficiencies and cost savings.

Leverage our Leading Market Positions to Acquire New Customers

      We have leading positions in the major targeted markets that we serve and seek profitable long-term relationships with new customers in each of our markets. We will continue to market our comprehensive integrated solutions to prospective customers as an efficient and cost-saving alternative to piecemeal purchases from several different providers. We believe our successful track record and high quality reputation will enable us take advantage of recent market developments, including legislation enabling interstate tolling, increased demands upon existing transportation infrastructure, and greater acceptance of infrastructure privatization. We believe that these trends will lead to an increase in the number of toll roads and in the demand for our tags, readers and back-office services. We will continue to market our freight matching and other related services by emphasizing our network’s broad geographic reach, widely recognized brand name, and active and liquid market of load and truck postings, which enable our customers to earn additional revenue and to realize administrative efficiencies and cost savings.

Maintain Technology Leadership

      We remain focused on maintaining our leadership position in the application of information technologies for the surface transportation industry. As a leader in the industry, we are able to consult with a broad range of customers on a regular basis, which enables us to develop practical, customer-oriented solutions. We will continue to take advantage of our ability to identify and develop technology enhancements or refinements necessary to our customers’ businesses. For example, we acquired an exclusive license to the next generation, low-cost toll tag that greatly reduces the cost of electronic tolling. In order to facilitate the adoption of this new product, we developed a series of multi-protocol reader products that work with the new tags, as well as the existing population of legacy tags. As a result, a toll road can be upgraded at a lower cost, with the toll agency realizing benefits without a disruption to its existing system.

Pursue Selected Developing Business Opportunities and Develop Strategic Relationships

      We will continue to explore and evaluate new business opportunities that leverage our core technologies and capabilities and offer significant growth potential without significant additional investment. We are pursuing new high growth markets, such as Homeland Security, electronic vehicle registration and RFID supply chain management. We provide solutions to meet U.S. Department of Homeland Security initiatives, including FAST, SENTRI and Operation Safe Commerce, which are focused on border crossing and port protection. Our solutions include software, services and products for vehicular traffic access control and tracking at the U.S. borders. In addition, we are developing strategic relationships with industry-leading service and technology providers in pursuit of new business opportunities. For example, we have developed an RFID-based system with 3M Company that facilitates registration of motor vehicles and associated revenue collection functions, and provides agencies with the necessary tools to increase security and efficiency in accident reporting and in issuing routine traffic citations.

Make Strategic Acquisitions

      We will continue to evaluate potential add-on acquisitions in order to expand our presence in targeted markets, increase our service offerings, enhance our technology capabilities, or provide access to complementary skill sets or customer relationships. For example, we recently purchased the assets of Vistar Telecommunications Inc. including the GlobalWave Satellite Communication System. This acquisition augments our existing strength in RFID-based asset management applications with Vistar’s satellite-based message and monitoring technologies. We believe that our acquisition strategy will continue to be successful because of our track record of integrating acquisitions and improving operating efficiencies in the businesses we acquire.

Market Opportunity

Infrastructure-Based Services

      In the past year, there have been significant positive trends in the market for toll services, tags and readers. Budgetary constraints on states, legislation enabling interstate tolling, increased demands upon the capacity of existing infrastructure and a greater acceptance of infrastructure privatization have all contributed to the potential growth of the market for our Infrastructure-Based products and services. Examples of these trends include:

•	five new toll authorities have been established in Texas with 16 toll road segments encompassing over 2,000 miles of new toll roadway and the first toll authority has been established in North Carolina;

•	Arkansas, Missouri and Tennessee are each in various stages of enacting toll-enabling legislation;

•	formal planning is in process for the tolling of Interstate 81 in Virginia with a dedicated toll lane for truckers, and the tolling of southern portions of Interstate 95;

•	toll roads are being built in Minnesota for the first time, and Georgia is considering the installation of two new toll roads;

•	many jurisdictions have introduced high-occupancy tolling, including nine corridors under development in North Texas. High-occupancy tolling allows vehicles, for a fee, to utilize the high-occupancy vehicle lanes without regard to the number of passengers; and

•	the U.S. House of Representatives and Senate have each passed highway bills that would repeal the federal restrictions on tolling and violation enforcement support services by authorizing the tolling of federally funded highways.

      As a result of these trends, substantially all toll authorities in the U.S. have announced plans to upgrade or expand, or are currently upgrading or expanding, their existing revenue collection systems. We believe that over the next two to five years these trends will lead to:

•	an increase in the number of toll roads;

•	an increase in demand for tags and readers; and

•	an increase in attendant outsourced customer and back-office services, including financial operations and violation enforcement support services.

Mobile Asset-Based Services

      In 2003, total U.S. transportation spending reached $677 billion of which trucking services accounted for approximately $585 billion, or 86% of total spending. Freight matching offers a compelling value proposition to small and mid-sized trucking companies, freight brokers, third-party logistics providers and shippers as it reduces empty backhauls, eliminates shipping delays due to equipment transportation availability and minimizes back-office administrative expenses. We estimate that empty backhaul miles represent approximately 20% of total miles traveled by typical small to mid-sized trucking companies, and that customers who utilize freight matching services are generally able to significantly increase revenue and profits by decreasing empty miles. By using freight matching networks, small to mid-sized trucking companies are able to increase asset utilization without major technology and systems expenditures.

      We focus primarily on the following two distinct segments of the trucking fleet markets for global positioning system and satellite communication products and services: for-hire truckload and less than truckload, or LTL. The for-hire truckload market includes long-haul, irregular route and point-to-point carriers. There are approximately 630,000 for-hire truckload vehicles in the U.S. Of these, approximately 52% have some type of mobile communications and/or global positioning system-based solution. The LTL market is characterized by regional route carriers who have historically been slower to adopt wireless technology because they have more predictable operations and more communications options. However, these customers maintain higher messaging demands and their need for real time pickup/dispatch efficiency makes them a valuable market. According to C.G. Driscoll and Associates, US Fleet System Market and Suppliers, the LTL market is estimated to encompass approximately 210,000 vehicles in the U.S., and mobile communication has reached penetration levels of approximately 38%, or 80,000 vehicles.

      We also offer tractor and trailer tracking and monitoring solutions, as well as asset tracking products for the transportation industry generally. The market for trailer tracking focuses on operators who seek to reduce trailer to tractor ratios, ensure cargo security, increase billing for trailers parked at their customers’ sites and monitor environmental and other conditions of shipments. According to the U.S. Department of Transportation, the estimated market for trailer tracking and monitoring solutions includes over 4.6 million trailers, approximately 100,000 of which are currently equipped with a trailer tracking system.

      Our RFID technology is the standard for asset tracking in North America and the Peoples Republic of China, as mandated by the Association of American Railroads, or AAR, and the Ministry of Rail, respectively. In 2003, the AAR announced plans to upgrade its existing RFID tag and reader infrastructure. We are working with the AAR on the design of this upgrade. We believe this upgrade will occur within the next three years and is expected to add functionality that will allow the railroad operators to enhance their asset management capabilities.

Services and Products

      We deliver our software, services and products primarily to operators of surface transportation infrastructure, such as toll road authorities and state departments of transportation, and major users of this infrastructure, such as trucking companies, freight brokers and shippers. We serve two markets, Infrastructure-Based services and Mobile Asset-Based services.

Infrastructure-Based Services

      Our Infrastructure-Based services are provided by two primary groups, Revenue Management Systems and Intelligent Transportation Systems, or ITS. In the fiscal year ended January 31, 2004, revenue from our Infrastructure-Based services segment totaled $260.4 million, representing 77.0% of total company revenue.

Revenue Management Systems Group

      Toll Services. Through our predecessor companies, we began servicing toll road customers in the 1930s when we provided communication services during the initial construction of the Pennsylvania Turnpike. Since then, we have become a leader in the integration and operation of systems used in electronic, coin-operated and manual toll collection. We offer comprehensive toll solutions that include:

•	designing, installing, integrating and maintaining toll collection systems;

•	designing and developing enterprise software for data collection and enforcement transactions;

•	manufacturing and distributing RFID tags and readers; and

•	providing outsourced customer service centers and violation enforcement support services.

      We provide operations and/or maintenance services for over 60% of the toll lanes in the U.S., including the maintenance and upgrading of software programs, maintenance of the physical hardware deployed in a toll lane, back-office maintenance and operation of customer service centers. We employ approximately 400 field technicians throughout the U.S. who are responsible for the maintenance of over 25 toll systems, and approximately 250 software support personnel. Our field technicians are responsible for ensuring the operation of the information systems, as well as the hardware deployed in the lanes at toll plazas and administrative centers. Our software support personnel are responsible for software maintenance and upgrades. We have installed 24 and operate 12 customer service centers, where we employ approximately 500 customer service personnel who are responsible for marketing, registering customers, distributing tags and providing other customer services.

      We also design and integrate the hardware systems located at the toll collection lanes, which can include the RFID readers that identify specific travelers, treadles that count axles, light curtains that distinguish between vehicles, printers that print receipts, message signs that indicate whether a tag has been read, scales that weigh vehicles and other electronic sensing devices that are used to identify and classify vehicles. In addition, we assist toll agency customers in outlining the specifications for new projects or system upgrades. Our enterprise software can process in excess of one million transactions per day and accurately produce auditable reports for toll system operators. The design, installation and integration of a full toll system can range from six to 24 months, depending on the size and technical complexity of the system. We are also the leading integrator of RFID products manufactured by us and our largest competitor.

      In the early 1990s, we extended our toll services offerings with transaction processing systems and services designed to enable the enforcement of toll violations according to our customers’ business rules. On behalf of our customers, we capture, process, present and store images of violating vehicles. Our systems can then effectively correlate these captured video images with existing toll transaction data to verify toll violations, issue citations in conjunction with local authorities and collect payments. In our toll violations processing centers, we employ approximately 125 people who process and send out violation notices, collect fines and prepare evidence packages for those violators who do not respond to normal collection processes.

      We recently developed an automated kiosk for the distribution and account replenishment of toll tags. Our TagTeller kiosk, for which we have a patent application pending, is available 24 hours a day and provides our customers with considerable savings as a single kiosk can greatly reduce the staffing requirements of a customer service center.

      The following timeline illustrates the spectrum of toll services. We are the only provider of end-to-end, vertically integrated toll services.

      Tags and Readers. We manufacture a full suite of proprietary toll tag and reader products that we sell to toll and other government agencies. As the largest manufacturer of tags and readers for the transportation sector in North America, we offer the most complete line of tag products in the industry. We also produce a full range of RFID reader products, including a multi-protocol reader capable of reading substantially all tags currently in circulation in North America. We are the only provider in our market to offer a full suite of transportation-oriented tag products, including our proprietary read-only, battery-less passive tags, our proprietary battery powered Allegro read/write tags and our eGo tags, a paper thin radio frequency programmable read/write passive tag. In the fiscal year ended January 31, 2004, we manufactured in excess of 2.5 million tags and 6,500 readers. See “— Operations — Technology” section below.

      Airport Ground Transportation Management. We have a growing presence in airport ground transportation management. We receive revenue by providing the design, installation and integration of ground transportation management systems in 63 airports in nine countries.

      Parking-Related Systems. We provide parking-related access control systems to operators of private and commercial garages. Through the use of our RFID tags and readers and software, parking fees are paid electronically, ensuring a high level of security, convenience and accuracy. Our integrated software and services support tag distribution, payment processing and general account reporting and reconciliation processes. These solutions are capable of supporting multiple locations and have debit and credit card functionality with Internet-accessible account management features.

     Intelligent Transportation Systems

      Since 1971, through our predecessor companies, we have been providing intelligent transportation solutions that:

•	monitor and control traffic, including centralized systems for large metropolitan areas, such as Los Angeles and New York City, and decentralized and adaptive control systems for large non-metropolitan areas, such as Oakland County, Michigan;

•	gather and disseminate traveler information through a variety of delivery mechanisms, including dynamic messaging signs and the Internet; and

•	provide command and control centers necessary to effectively manage large transportation organizations and assets.

      Our ITS services include the system design and software development for command and control centers, ramp metering, real-time changeable messaging signs, closed circuit television controls and display management, incident reporting, traffic flow monitoring and traffic signal systems. We contract primarily with state and local governments under fixed-price contracts for integration activities, and cost-plus, fixed-fee or time and materials contracts for general consulting and operations activities. We are one of the largest providers of these services to state and municipal departments of transportation in the U.S. We have also provided specialized ITS services to the three Olympic Games held in the U.S. since 1984 and to the 2000 Summer Olympic Games in Sydney, Australia.

     Mobile Asset-Based Services

      In the Mobile Asset-Based services market, we provide freight matching, asset tracking and monitoring services, logistics and operations management software, and outsourced business processing to a broad customer base consisting primarily of small to mid-sized trucking companies, freight brokers, third-party logistics providers, shippers, railroads and marine operators. These subscription-based and transaction-based services enable our customers to operate and optimize their freight-related business processes. In the fiscal year ended January 31, 2004, revenue from our Mobile Asset-Based services segment totaled approximately $77.7 million, representing 23.0% of total company revenue.

     Freight Matching Services

      With more than 18,000 customers, we operate North America’s largest freight matching network. Our freight matching network provides an open system through which freight brokers and shippers can post loads that need to be shipped and small to mid-sized trucking companies can identify loads to carry primarily on backhaul runs. Customers access our freight matching service through the Internet, call centers, transportation management systems and a nationwide network of video load monitors at truck stops and travel centers. On a daily basis, our average freight matching network posts 220,000 loads and 36,000 truck listings, enables 182,000 on-line searches and 64,000 Internet trading sessions, and provides access to over 450,000 available trucks.

      Through exclusive contracts with operators of truck stops, including three of the largest U.S. truck stop chains, we have direct access to truckers through a national network of 1,200 video load monitors located at truck stops and travel centers throughout the U.S. Our load monitor network is the only significant nationwide video network providing real-time information on load availability, classified advertisements, weather and news for truckers and other travelers. We also use our load monitor network as a distribution channel to provide additional advertising services and functionality, such as traveler information to the thousands of truck drivers and other travelers who have daily access to the network.

     Asset Tracking and Monitoring Services

      Our RFID technology is the standard for asset tracking in the rail industry in North America and the Peoples Republic of China, as mandated by the AAR and the Ministry of Rail, respectively. Each commercial rail car in North America is equipped with two tags for the purpose of enabling asset tracking, train positioning and automatic equipment monitoring applications. Our RFID rail products are installed in railcars in 24 countries and we are actively pursuing installations in other countries. We are working with the AAR in the design of the next generation RFID products that we expect will provide significant growth driven by replacement sales within the next three years.

      Our GlobalWave products and services provide the transportation market access to cost-effective solutions for its global positioning/satellite communication needs. Our GlobalWave MT2000 wireless communication device enables two-way transmission of data to track, monitor and control mobile assets. GlobalWave products are used in trucks and railcars, by commercial fishing fleets and luxury boats and on oil and gas wells and military cargo containers. In addition to operating the GlobalWave positioning and communication service in North America and Europe, we have contracts with regional operators servicing Africa, Mexico, the Middle East and Australia. We expect to expand service, through licensing agreements in China, Indonesia and South America. In addition to providing products and services, we provide satellite communication design services to the Canadian and European space agencies.

      We have designed and distributed over 70,000 satellite communication/tracking devices and currently operate ground-based communications centers supporting over 18,000 satellite communication units.

     Logistics and Operations Management Software and Services

      We offer software and services that provide cost effective outsourced and hosted solutions for carriers and third-party logistic providers. These software-based products provide applications to improve operations management, dispatch and accounting functions, gate and dock management and related supply chain support activities for our freight matching service customers. We provide an integrated transportation management system that provides access to our freight matching network and interfaces with customers’ back-office systems. Our software is provided through subscription and license agreements.

      We also provide regulatory and driver compliance and document processing services to small and mid-sized trucking companies including electronic fuel and mileage tax reporting, audit consulting, department of transportation driver log auditing and falsification detection, driver compliance notices and violation summaries and vehicle titling, lien and registration service for every state in the U.S.

     New Products and Services

      We constantly explore and evaluate new business opportunities that will allow us to use our core technologies and capabilities, and offer the potential for significant growth. We have developed several solutions that use our core technologies and intellectual property portfolio to establish strong positions in new high growth markets, such as Homeland Security, electronic vehicle registration and supply chain management.

     Homeland Security

      In response to the U.S. Department of Homeland Security initiatives, including FAST, SENTRI and Operation SafeCommerce, we are focusing on three solutions that use our existing technologies to provide opportunities to establish significant recurring revenue with new customers and applications. Under our SmartWatch initiative, we provide:

•	solutions for vehicular traffic control and tracking at the borders of the U.S.;

•	controlled access to high risk facilities, such as power plants, military bases and refineries; and

•	a solution for shipping companies and carriers that is designed to track shipments and ensure chain of custody and freight security.

      Our solutions are currently operating in 22 border locations monitoring 95 traffic lanes, with an additional 29 locations and 44 lanes under contract. We provide access control at four military installations under pilot programs designed to demonstrate feasibility for broader deployment.

     Electronic Vehicle Registration

      Many state departments of motor vehicles in the U.S. and several Asian and South American countries are seeking technology solutions to increase vehicle registration, safety, insurance and emission compliance. Working with 3M Company, we have developed an RFID-based system that provides agencies with the necessary tools to address these needs. This technology also may be the basis for future electronic tolling and ancillary commercial applications, including parking-related systems, drive-thru purchases and other mobile commerce applications. 3M Company has customer relationships with 49 of the 50 departments of motor vehicles in the U.S.

     Supply Chain Management

      We currently provide RFID-based and satellite communication-based products and services to our customers that improve operational efficiencies at various points throughout their supply chains. Among many applications, our solutions enable asset tracking, monitoring and management of intermodal containers, maritime vessels, railcars and trucks. In addition, we provide software solutions that optimize dock scheduling, dispatching, backhaul freight movements and other carrier management functions. Recently, Wal-Mart Stores, Inc. and the U.S. Department of Defense issued mandates to their largest suppliers requiring that all delivered products must be RFID-equipped at the pallet level by January 2005. We believe that these recent initiatives will drive market adoption of RFID supply chain management solutions. Given our RFID, satellite communication and supply chain expertise, we believe that we are well-positioned to market integrated supply chain management solutions.

Sales and Marketing

     Infrastructure-Based Services

      Sales of Infrastructure-Based services are handled in several ways:

•	sales to existing customers are the responsibility of the relevant project or line manager. Each contract has a project manager and each customer is a part of a geographic group served by a line manager. The project manager has frequent contact with the customer and, accordingly, is in the best position to identify and monitor the customer’s needs. The project manager is supported by a group of technical experts to assist in the sale and development process;

•	sales to new customers in our core markets are the responsibility of the line manager who has specific revenue targets. The line manager is supported by a team of experienced business developers, marketing and proposal development personnel to better respond to new opportunities; and

•	sales of new initiatives or strategically critical sales are assigned to one senior individual dedicated to the initiative. In most cases these individuals are members of the executive management team.

      Toll agencies and departments of transportation typically issue requests for proposals to initiate a competitive bid process for contracts. A request for proposal, or RFP, is a detailed description of the services being solicited, a description of the required response and a schedule for submission of the proposal. The agencies and departments award contracts using specific regulatory guidelines and there is generally a three to six month cycle from bid to award. After the initial submission of the proposals, competitors are often asked to refine their technical and cost proposals, which serve as the basis for negotiating contract awards. Contracts that govern the integration of technology typically include warranty and maintenance components. RFPs for operations and maintenance services have a shorter and less complicated proposal process. There are significant regulatory controls on procurement and contracting, and surety performance bonding or other collateral is sometimes required for a portion of state and local government work.

      Sales of tags and readers typically require a three to six-month sales cycle. Our Infrastructure-Based services segment derives significant repeat product sales from toll expansion and replacement equipment. We have an in-house sales force and a network of dealer/distributors who distribute RFID products worldwide.

Mobile Asset-Based Services

      Sales of Mobile Asset-Based services are handled in several ways:

•	telemarketing is the primary sales method to small and mid-sized customers for our freight matching and satellite tracking services;

•	we employ a direct sales force that is responsible for capturing and servicing larger accounts including sales of freight matching, satellite-based messaging and tracking, rail and intermodal asset management and logistics management; and

•	we employ a small staff that is dedicated to advertising and merchandising sales for the load monitor network.

      The sales force and line managers are active participants in the various trade organizations in which our customers participate. Trade shows and company-sponsored conferences and seminars are used to demonstrate and introduce new products to our customers. In addition, these events are used to solicit customer feedback on the use and quality of our products and services and to garner ideas for new solutions and concepts. As a result, we are able to contact the customer routinely through our telemarketing sales and meet with them periodically in person. We utilize an enterprise-wide customer relationship management system that enables us to more effectively target and track sales and marketing initiatives.

Customers

      We have a broad base of customers in each of our markets. In fiscal year 2004, 77.0% of total company revenue was generated from our Infrastructure-Based customers. Most of our Infrastructure-Based customers are government entities. Our top 20 customers accounted for 57.6% of total company revenue for the fiscal year 2004, with only the Florida Department of Transportation at 11.0% representing more than 10% of total company revenue. We have been working with a majority of our Infrastructure-Based customers for over ten years.

      Our Infrastructure-Based services customers include toll agencies, state and municipal departments of transportation, and other providers of surface transportation infrastructure that use information technology solutions to manage their transportation assets. In fiscal year 2004, our top ten Infrastructure-Based services customers accounted for 47.8% of total company revenue and have been customers for an average of 20 years. These customers include the Florida Department of Transportation, the Illinois State Toll Highway Authority, the Pennsylvania Turnpike Commission, the Massachusetts Turnpike Authority and the Harris County Toll Road Authority (Texas). We enter into long-term, firm-fixed price, cost-plus fixed-fee, and time and material contracts with these customers, with the majority being firm-fixed price contracts.

      Our Mobile Asset-Based services customers consisting primarily of more than 18,000 carriers, freight brokers and shippers. The carriers include small to mid-sized trucking companies and individual owner-operators. Carriers rely on our products and services to increase the utilization of their trucks and railcars, reduce shipping delays and minimize back-office administrative costs. Freight brokers use our products and services to secure truck capacity, reduce back-office costs and help manage growth with minimal capital requirements. The shippers consist of a broad range of manufacturers, distributors and wholesalers that rely on our services to provide reliable access to truck capacity and reduce costs by minimizing shipping-related expenses. We sell most of our rail products through distributors to foreign and domestic customers. No one customer of our Mobile Asset-Based services accounted for more than 4% of total company revenue in the fiscal year ended January 31, 2004. We enter into subscription-based and transaction-based contracts with these customers.

Backlog

      The majority of our revenue from our Infrastructure-Based services segment is generated from multi-year contracts. With a greater than 60% bid success rate, we have a solid backlog of business and maintain long-term relationships with most of the government agencies that we serve. As of January 31, 2003 and 2004, the backlog of funded contractual commitments in our Infrastructure-Based services segment totaled $422.6 million and $457.0 million, respectively. We expect 43.5% of our January 31, 2004 backlog with be realized in fiscal 2005. In addition, more than half of our backlog consists of long-term operations and maintenance contracts, which represent a stable and predictable source of revenue.

Operations

      We provide technical engineering support to our various customers through our 80 offices located in the U.S. and Canada.

      Our Infrastructure-Based services teams are located regionally to enable our employees to be in close proximity to our customers, which drives prompt customer responsiveness and efficiency. Our technology development centers, located in San Diego, California, Dallas, Texas, Harrisburg, Pennsylvania, Scottsdale, Arizona and Lisle, Illinois, focus on particular product applications which permits closer collaboration among our software and hardware developers and engineers.

      We enhance our longstanding customer relationships by providing on-site direct support to our customers in the Infrastructure-Based services market. We employ approximately 400 highly skilled maintenance technicians who are assigned to support each of our Infrastructure-Based customers generally on a 24 hours a day, seven days a week basis. Approximately one-half of these technicians are dedicated to specific customers and many are co-located with our customers. These technicians provide routine preventive maintenance, conduct repairs and upgrade hardware and software. Their proximity to the systems and the customer enables them to better respond to the operational needs of the customer, and also enables them to proactively work to optimize the system or make operational changes to the system in concert with the customer. By co-locating our technicians with customers, we are able to expand our services for the customer in a cost effective way so as to form a barrier to entry for competitors seeking to replace us in the operational role.

      In addition to our maintenance technicians, we have approximately 500 personnel providing services in the various customer service centers that support the business operations of our customers. These service centers function as an interface with the public in connection with the issuance of tags, maintenance of customer records and responding to customer needs. Other centers include the administration of the violation enforcement (speed and toll) aspect of the toll system. Our technology captures and our personnel review the video images of toll violations, prepare court packages, issue summons and collect fines on behalf of the toll operator. We also provide the financial reporting and control function of the business operations to deliver a toll authority continual visibility into its revenue. Finally, we provide special customer service functions specific to the unique needs of a particular customer. For example, we operate a bilingual customer service center in Puerto Rico.

      Our Mobile Asset-Based services operations centers are located in Beaverton, Oregon, Ennis, Texas, Mississauga, Ontario and Springfield, Missouri. We have two technology development centers, Albuquerque, New Mexico and Kanata, Ottawa, that are focused on the enhancement of and development of our next generation products. Albuquerque focuses on the RFID products and Kanata focuses on the GPS/satellite communication product suite.

Manufacturing

      We manufacture RFID products in our ISO 9001 certified facility in Albuquerque, New Mexico, which has been updated with new automated pick-and-place, board layout, automated test equipment and soldering machinery necessary to fabricate printed circuit boards. ISO 9001 is a set of standards dealing with quality management systems for quality assurance in design/development, production, installation and servicing by the International Standardization Organization. Some of our products are manufactured exclusively by subcontractors and are shipped to Albuquerque for programming and customization into their final form. Major suppliers of raw materials for these products are battery, chip, circuit board and electronic component vendors. A majority of the products supplied to us are readily available and can be provided by more than one specific supplier. We have never experienced a significant disruption to our business as a result of a supplier/subcontractor issue. We effectively use just-in-time delivery of supplies to reduce raw material inventory costs. In the fiscal year ended January 31, 2004, we manufactured in excess of 2.5 million tags and 6,500 readers.

      Our GPS/satellite communication products are manufactured by Solectron Corporation, an electronics outsourcing firm in Canada and are transferred to our facility in Kanata, Ontario where we perform assembly, programming and customization functions and quality assurance tests. The Solectron Corporation plant is located in close proximity to our Kanata facility and the facilities are connected electronically to enable us to monitor their production of our products in real time.

Technology

      Research and Development Strategy. We maintain a focused approach to investment in research and development. We utilize several technologies in the deployment of software, services and products that we provide to our customers and have had many opportunities to invest in the development of new technologies. Our general approach is to use commercially available technologies. We reserve investment in new technologies for those areas that we expect to yield critical advantages in our product offerings and recurring revenue. We participate in government funded research and development, which minimizes internal research and development funding to deliver new products. This focus enables us to maintain our technological leadership with modest research and development investment. In the fiscal years ended January 31, 2003 and 2004, research and development expenses were 1.7% and 2.2%, respectively, of total company revenue.

      RFID Technology. We are the only provider in our market to offer a full suite of transportation-oriented tag products, including our proprietary read-only, battery-less passive tags that represent two-thirds of our current volume, our proprietary battery powered Allegro read/write tags, and our eGo tags, a paper thin radio frequency programmable read/write passive tag. We were the first to develop and commercialize RFID-based transportation applications, such as electronic toll collection. Among our current development initiatives are applications using the eGo technology, which include high-speed tolling, access control and parking services. We recently released the latest version of our multi-protocol reader that will read both existing tags, essentially all versions currently used for electronic toll collection in North America, and our next generation eGo tag. This new product can read any two tag protocols at highway speed, which enables:

•	open road tolling in a mixed population of legacy and next generation tags;

•	an orderly/managed transition from first generation, higher cost tags to lower cost, next generation tag technology; and

•	significantly higher potential for usage of electronic tolling through lower tag costs.

      We believe that our new multi-protocol reader suite and eGo technology will ensure that we are well positioned to capture additional electronic tolling and emerging RFID-based business.

      Our next generation Super eGo tags, which are based on our eGo product line, will include a new RFID chip with specific enhancements to further improve multi-lane speed performance, high speed read/write capability and anti-counterfeit, tamper resistant and enhanced memory management features. In addition, the new chip includes our proprietary tag protocol that enables us to produce enhanced products for those markets that are compatible with the existing infrastructure. For example, this new chip will enable us to produce Super eGo sticker format tags that are also compatible with all tags currently used in Texas and provide a series of enhanced, but compatible products to our toll customers.

      Satellite Tracking and GPS Technology. Our GlobalWave satellite-based communications and tracking technology is qualified for worldwide use with existing L-band satellites and is suitable for long life, battery operated tracking of and data based communications with transportation assets, such as trucks, truck trailers, railcars and shipping containers. We are implementing an enhanced messaging capability that will permit the timely transmission of larger messages over the network. This will allow us to better compete with existing tracking/messaging services through the full range of data traffic used by commercial operators at a much more attractive cost and with enhanced characteristics relative to what is currently available.

      We also are developing a next generation mobile terminal technology which will be smaller, require less power and have a longer battery life. This new mobile terminal is based in part on advanced GPS technology we are developing under two separate government space agency research and development contracts, the results of which we retain the right to exploit commercially. Combined with other innovative design elements, we anticipate that this new terminal will provide significant improvements in GPS fix accuracy and fix time, thus surpassing current competitive offerings and opening new application areas for our services and products.

      Application Software. We have also developed a strong base of application software, named Forte, designed to support and enhance our electronic toll collection and traffic management systems. Our toll service software application suite addresses end-to-end life cycle management of toll system operations, including customer service center software, toll violations processing system software, toll management system software, real time lane and plaza controller software and maintenance on-line management system software. Our TransSuite product is an integrated package that assists traffic managers with monitoring traffic conditions by allowing them to look at overall arterial flows as well as conditions on an intersection level. This product uses a combination of geographic information system data and real time traffic data fed from roadside cameras and other collection sources. All of these software modules are tied together with a common architecture to provide customers with a fully integrated enterprise management system.

Competition

      There is no single company that competes with us across all of our software, service and product offerings. We are an end-to-end, vertically integrated provider of toll services. Our main competitors are Affiliated Computer Services, Inc. in toll services and Mark IV Industries, Inc. in RFID toll manufacturing. In our ITS business, airport and ground transportation markets, numerous small engineering firms and divisions of larger companies compete at the national, regional or local level.

      In freight matching, we believe that we are substantially larger than our competitors, which include The Internet Truckstop and Getloaded.com, LLC. We estimate that approximately 80% of our customers name us as their primary freight matching service provider. We differentiate our offerings from our competitors by volume, liquidity and quality of our load and truck postings and breadth and quality of additional services.

Seasonality

      Overall, there is very little seasonality in our business. The commercial freight matching market experiences some seasonality with a typical increase in business in the months of September and October followed by a modest decline in revenue in the months of December and January.

Intellectual Property

      Our intellectual patent portfolio consists of 104 patents, including 46 U.S. patents.

We also license 21 U.S. patents and some of their respective international equivalents from Intermec Technologies Corporation. These licenses form the intellectual property basis of our eGo and Super eGo technologies. We believe that our most significant patents relate to read/write backscatter technology, read/write data forms and localization in toll collection, our passive RFID protocol, parking systems, and our GlobalWave tracking system. These patents expire between 2006 to 2015. We do not believe that the expiration of any of these patents will have a material adverse effect on our financial condition or results of operations. We continue to apply for a substantial number of patents intended to protect new technologies, products and applications under development.

      Our operations are not dependent upon any single trademark or service mark. Some of the more important trademarks and service marks we use are eGo, GlobalWave and TollTag. We have registered these and any other important trademarks in the United States and certain foreign counties. Generally, registered trademarks have a perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks. We have not sought to register the copyrights in our proprietary software. We protect our trade secrets with contractual obligations with our employees and consultants. Through our intellectual property portfolio, we protect our product offerings and strong market positions.

      Other than licenses with Intermec Technologies Corporation, which relate to the eGo and Super eGo technologies, we do not believe that we have any licenses to intellectual property that, if lost, would have a material adverse effect on our business. Pursuant to a cross-license agreement, Intermec Technologies Corporation granted us a royalty-free, exclusive, perpetual, worldwide license to use certain technologies related to toll tags, and we granted Intermec Technologies Corporation a non-exclusive license to use certain technology that we acquired through the purchase of Amtech Systems Corporation. Under the terms of a technical assistance and license agreement, we have the right to request modifications be made to the base technology. Intermec Technologies Corporation may develop new products as we request, but if we cannot come to terms on such modifications, we have the option to use certain intellectual property of Intermec Technologies Corporation to have such new products made elsewhere or to make them ourselves. In all cases, we own the modifications and improvements generated through such activities and we agreed to pay Intermec a royalty of ten percent of the net sales value of such product until the last patent, under which such product is manufactured, expires in the U.S. Unless earlier terminated, the technical assistance and license agreement continues until the expiration of the last U.S. patent licensed under the agreement.

Facilities

      We lease substantially all of our operating space. The following table lists our primary facilities.

		Square	Own/
Location	Function	Footage	Lease

Albuquerque, NM	Manufacturing/Office	74,747	Lease
Harrisburg, PA(1)	Office/Headquarters	68,800	Lease
San Diego, CA	Office	61,823	Lease
Dallas, TX	Office	60,840	Lease
Beaverton, OR	Office	54,445	Lease
Atlanta, GA	Office	34,000	Lease
Kanata, Ontario	Office/Assembly	25,877	Lease
Orlando, FL	Office	16,142	Lease
Ennis, TX	Office	15,330	Own
Mississauga, Ontario	Office	10,589	Lease

(1)	Includes five separate facilities in the Harrisburg area.

Employees

      At January 31, 2004, we had approximately 1,800 employees, of which approximately 1,400 were in our Infrastructure-Based services segment and approximately 400 were in our Mobile Asset-Based services segment. None of our employees are represented by collective bargaining agreements and we consider our relationship with our employees to be good.

Legal Proceedings

      Although we are not currently a party to any material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Industry and Market Data

      Industry and market data used throughout this prospectus was obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on its industry and other knowledge. In addition, certain statements included in this prospectus are based on statistics included in a 2001 Martin Labbe Associates report, including our estimate that the average daily postings on our freight matching network is over one-half of the total U.S. spot market for truckload shipments.

MANAGEMENT

      The following table identifies as of the completion of this offering our directors, director nominees, executive officers and key employees.

Name	Age	Position

John M. Worthington	52	Chairman of the Board, Chief Executive Officer and President
John A. Simler	47	Director, Executive Vice President and Chief Operating Officer
Joseph S. Grabias	54	Executive Vice President and Chief Financial Officer
Kelly P. Gravelle	43	Executive Vice President and Chief Technology Officer
John H. Foote	51	Executive Vice President
David G. Sparks	44	Executive Vice President
Charles R. Gwirtsman	50	Executive Vice President and Director
Bruce C. Lindsay	62	Director
Charles A. Hamilton	55	Director
Russell S. Lewis	49	Director
Darin R. Winn	39	Director
M. Albin Jubitz	59	Director
		Director Nominee
		Director Nominee

      The present principal occupations and recent employment history of each of our directors, director nominees, executive officers and key employees listed above is as follows:

Executive Officers

      John M. Worthington is our Chairman of our board of directors, Chief Executive Officer and President. Mr. Worthington has served in these capacities since September 3, 1999 when we acquired our predecessor companies. From 1986 to 1999, Mr. Worthington was with Syntonic Technology, Inc., where he held several executive positions, including vice president, president, chief operating officer and chief financial officer. He has served as a director of Weston Solutions, Inc. and is currently a director of Intelligent Transportation Society of America.

      John A. Simler joined us in September 1999 and serves as our Executive Vice President and Chief Operating Officer. From 1989 to 1999, Mr. Simler was with Syntonic Technology, Inc where he initially served as the business development officer, and later assumed the program management responsibilities for one of Syntonic’s largest contracts where he executed a successful turnaround, on behalf of SAIC, and subsequently developed the program to technical acclaim. Previously, Mr. Simler was with one of the product manufacturing arms of Johnson & Johnson.

      Joseph S. Grabias joined us in May 2002 and serves as our Executive Vice President and Chief Financial Officer. From August 1999 to October 2001, Mr. Grabias served as chief financial officer of LifeMinders, Inc., an Internet-based direct marketing company. From September 1997 to July 1999, he was the chief financial officer of CommSite International Inc., a developer of telecommunication towers. Mr. Grabias is a director of Anspach Effort, Inc., a privately-held surgical instrumentation manufacturing company.

      Kelly P. Gravelle joined us in September 1999 when we acquired our predecessor companies and serves as our Executive Vice President and Chief Technology Officer. As a holder of two patents and numerous patents pending, he is an internationally recognized expert in RFID technologies. From June 1997 to September 1999, Mr. Gravelle served as vice president of Syntonic Technology, Inc. From January 1989 to

June 1997, Mr. Gravelle was the vice president of Mark IV IVHS, Inc. where he directed their technology for transportation applications.

      John H. Foote joined us in September 1999 when we acquired our predecessor companies and serves as our Executive Vice President. From 1995 to 1999, Mr. Foote led initiatives with the toll authorities for transaction-based revenue sharing arrangements at Syntonic Technology, Inc. Previously, Mr. Foote was the chairman and chief executive officer of TST International Pty Ltd., an Australian toll services and manufacturing concern.

      David G. Sparks joined us in September 1999 when we acquired our predecessor companies and serves as our Executive Vice President. From 1995 to 1999, he served as senior vice president of Syntonic Technology, Inc. From 1991 to 1995, Mr. Sparks was co-managing director of TST International Pty Ltd. Previously, he served as an officer and director of 2M Companies, a private investment firm led by Morton H. Meyerson.

      Charles R. Gwirstman joined us in September 1999 and serves as our Executive Vice President and is a member of our board of directors. Mr. Gwirtsman is a co-founder and managing director of KRG Capital Partners, LLC, one of our major stockholders. Mr. Gwirstman is a director of Modtech Holdings Inc., a Nasdaq listed company, and numerous private companies.

      Bruce C. Lindsay has served as a member of our board of directors since September 1999. Since 1987, Mr. Lindsay has been and continues to be the chairman and managing director of Brind-Lindsay & Co., Inc. Brind-Lindsay & Co., Inc. provides consulting and other services to CMS Companies, which beneficially owns 7.4% of our common stock. Mr. Lindsay is a director of PNC Financial Services Group, a New York Stock Exchange listed company.

      Charles A. Hamilton has served as a member of our board of directors since September 1999. Since June 1999, Mr. Hamilton has served as a managing director with KRG Capital Partners, LLC. Since 1996, Mr. Hamilton has also served as the managing director of First Analysis Corporation. From 1981 to 1999, Mr. Hamilton was a partner and managing director of Robertson, Stephens and Company.

      Russell S. Lewis has served as a member of our board of directors since September 1999. Mr. Lewis has served as executive vice president and general manager of Verisign, Inc. since February 2002 and as senior vice president of corporate development from March 2000 to February 2002. From August 1999 to August 2000, he served as president of Lewis Capital Group, LLC. From 1994 to August 1999, he served as president and chief executive officer of Syntonic Technology, Inc. Mr. Lewis also serves as a member of the board of directors of Castle Energy Corporation and of Delta Petroleum Corporation.

      Darin R. Winn has served as a member of our board of directors since September 1999. Mr. Winn is a senior vice president and managing director of American Capital Strategies, Ltd. and has been with American Capital Strategies since 1998.

      M. Albin Jubitz has served as a member of our board of directors since February 2001. From 1969 to 2003, Mr. Jubitz served as an executive of Jubitz Corporation, and had attained the title, co-president and co-chairman, when he retired from Jubitz Corporation in December 2003.

Composition of the Board of Directors After the Offering

      Our restated bylaws provide that the number of directors on our board of directors will be between                     and                     as determined by our board of directors. Upon the completion of this offering, our board of directors will be divided into three classes as nearly equal in size as possible, with staggered three year terms: Class 1, whose term will expire at the annual meeting of stockholders to be held in 2005, Class 2, whose term will expire at the annual meeting of stockholders to be held in 2006 and Class 3, whose term will expire at the annual meeting of the stockholders in 2007. The Class 1 directors will be                     , the Class 2 directors will be                     and the Class 3 directors will be                     . At each annual meeting of stockholders, beginning with the 2005 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election, their successors have been duly elected and qualified, or their earlier resignation or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control.

Committees of the Board

      The standing committees of our board of directors will consist of an audit committee, a compensation committee, and a nominating and corporate governance committee.

     Audit Committee

      The principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement, and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

      The audit committee will have the power to investigate any matter within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

      Messrs.                     and                     are members of our audit committee and we plan to appoint a third member within 12 months following this offering.

Compensation Committee

      The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and program for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and our other executive officers; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

      Messrs.                     and                     are members of our compensation committee.

Nominating and Corporate Governance Committee

      The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to establish criteria for board of director and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

      Messrs.                     and                     are the members of our nominating and corporate governance committee.

Directors’ and Executive Officers’ Compensation

Compensation of Directors

      The members of our board of directors, other than executive officers, will receive $          annually for serving as directors.

Compensation of Executive Officers

      The following table sets forth certain information with respect to compensation for the last three fiscal years ended January 31, 2004, January 31, 2003 and January 31, 2002, respectively, earned by our chief executive officer and our four other most highly compensated executive officers as of January 31, 2004. In this prospectus, we refer to these individuals as our named executive officers.

Summary Compensation Table

						Long Term Compensation

						Awards
			Annual Compensation
						Securities Underlying
Name and Principal					Other Annual	Options/Class B-1
Position	Year	Salary($)	Bonus($)		Compensation	Redeemable Preferred Stock

John M. Worthington	2004	$230,000	$460,000	(1)	$8,400	0/33,629
Chairman, Chief Executive	2003	230,000	—		27,202	35,000/0
Officer and President	2002	221,554	—		16,069	—
John A. Simler	2004	$200,000	$400,000	(1)	$16,092	0/25,000
Executive Vice President and	2003	200,000	—		17,365	25,000/0
Chief Operating Officer	2002	192,433	—		7,060	—
Kelly P. Gravelle	2004	$176,020	$320,000	(1)	$21,324	0/17,500
Executive Vice President and	2003	168,000	—		15,681	13,000/0
Chief Technology Officer	2002	167,596	—		12,527	—
David G. Sparks	2004	$184,185	$352,800	(1)	$8,400	0/17,500
Executive Vice President	2003	184,185	—		8,510	13,000/0
	2002	164,769	—		7,223	—
John H. Foote	2004	$192,937	$385,874	(1)	$8,400	—
Executive Vice President	2003	192,937	—		16,080	—
	2002	180,216	—		8,074	—

(1)	Messrs. Worthington, Simler, Gravelle, Sparks and Foote each received bonuses in fiscal year 2004 that related to their performance in previous fiscal years.

Stock Option Grants

      No stock options were granted during the fiscal year ended January 31, 2004 to any of the named executive officers.

Fiscal Year End Option Values

      The following table provides information concerning each exercise of stock options/SARs during the fiscal year ended January 31, 2004 by each of the named executive officers and the value of unexercised options/ SARs held by the named executive officers as of January 31, 2004. No stock appreciation rights were granted during the fiscal year ended January 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options/SARs at		In-the- Money Options/SARs
	Number of	Aggregate	Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
	Shares	Dollar
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable/
Name	Exercise (#)	Realized($)	Options/SARs	Options/SARs	Options/SARs	Options/SARs

John M. Worthington	0	0	11,501/0	31,001/2,279
John A. Simler	0	0	8,000/0	22,000/1,512
Kelly P. Gravelle	0	0	4,550/0	11,700/2,165
David G. Sparks	0	0	4,850/0	11,900/962
John H. Foote	0	0	0/0	0/439

(1)	Values for “in-the-money” options/ SARs represent the positive spread between the respective exercise/base prices of outstanding options/ SARs and the anticipated initial public offering price of $ per share.

Long-Term Incentive Plans-Awards in Last Fiscal Year

      No long term incentive plan awards were made to a named executive officer during the fiscal year ended January 31, 2004.

Employment Agreements

      We entered into an amended and restated employment agreement with John Worthington as of February 20, 2004. The agreement expires on January 31, 2008 and provides for a minimum base salary, a performance bonus based in part upon our earnings performance and in part in the discretion of the compensation committee of our board of directors, and non-competition, non-solicitation and confidentiality agreements. If Mr. Worthington’s employment is terminated in connection with a change of control, certain equity held by Mr. Worthington, including shares of our class B-1 convertible preferred stock, options and stock appreciation rights, will immediately vest and we will be required to pay Mr. Worthington severance at a rate of one and one-half times his base salary for a 24 month period from the date of termination; provided, however, that if Mr. Worthington rejects employment for the period after the change of control with us or the successor that is either equivalent or superior to the employment existing prior to the change of control, the severance period will be six months from the date of termination, and provide Mr. Worthington with health benefits for the severance period.

      In the event that any payment, vesting or distribution by us to or for the benefit of Mr. Worthington would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Worthington will be entitled to receive an additional payment in an amount such that after payment by Mr. Worthington of all taxes, including any interest imposed with respect to such taxes, and excise tax imposed on the additional payment, Mr. Worthington retains an amount of the additional payment equal to the excise tax imposed on the original payment.

      We also entered into amended and restated employment agreements with each of John Simler, Kelly Gravelle and David Sparks dated as of February 20, 2004, January 31, 2004 and January 31, 2004, respectively. The agreements for Messrs. Simler and Gravelle expire on January 31, 2008 and, in the case of Mr. Sparks, January 31, 2006, subject to successive one-year renewals thereafter upon our mutual agreement with Mr. Sparks. Each of the agreements provides for a minimum base salary, a performance bonus based in part upon our earnings performance and in part in the discretion of the compensation committee of our board of directors, and non-competition, non-solicitation and confidentiality agreements. The agreements contain vesting and severance provisions identical to those contained in Mr. Worthington’s agreement referenced above.

      We also entered into an employment agreement with John H. Foote dated as of September 3, 1999. The agreement expires on September 3, 2004 and provides for a minimum base salary, a performance bonus based upon our earnings performance, and non-competition, non-solicitation and confidentiality agreements. If Mr. Foote’s employment is terminated in connection with a change of control, certain equity held by Mr. Foote will immediately vest and we will be required to pay Mr. Foote severance at a rate of one and one-half times base salary for a 24 month period from the date of termination, and provide Mr. Foote with health benefits for the severance period.

1999 Stock Option and Incentive Plan

      Our employees are eligible to participate in the TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan. Grants are made under the plan to attract, retain and motivate highly qualified officers, key employees and other service providers. Pursuant to the plan, we can issue stock options, shares of restricted stock and restricted stock units. A total of 406,804 shares of our existing class A common stock has been authorized for issuance under the plan. Restricted stock issued pursuant to the plan is comprised of shares of our existing class A common stock that are subject to restrictions and to a risk of forfeiture. A restricted stock unit issued pursuant to the plan is a conditional right granted to the participant to receive a share of restricted stock in the future.

      The plan is administered by our board of directors. The board of directors designates grantees and determines the number of shares of stock subject to each grant, the exercise price of any options granted, based on the fair market value on the date of grant, vesting, the time and condition of exercise of such option and all other terms and conditions of such option, including the form of the option agreement setting forth the terms and conditions of such options. Our board of directors may grant non-qualified incentive stock options, as defined by the Internal Revenue Code.

      All options vest and become immediately exercisable fifteen days prior to the scheduled closing of a change of control and all unexercised options terminate upon the closing of a change of control. Upon a change of control, all outstanding shares of restricted stock and restricted stock units are deemed vested and all restrictions are deemed lapsed. However, the change of control will have no effect on options, restricted stock and restricted stock units if a majority of our board of directors so provides or if provision is made in writing for the continuation of the plan.

      As of January 31, 2004, there were a total of 368,091 options outstanding under the plan, of which 133,785 were vested. There are no shares of restricted stock or restricted stock units outstanding under the plan.

      Concurrently with the closing of this offering, we expect that all vested options will be exercised or exchanged and all unvested options will be terminated. The holders of unvested options will receive, in exchange for such unvested options, the right to receive cash to be distributed based upon vesting dates under the terminated options in an amount equal to the offering price of a share of class A common stock in this offering minus the exercise price on the terminated options. The plan will be terminated upon the closing of this offering, and we will escrow a portion of the proceeds from this offering to fund cash payments with respect to cancelled unvested options beginning November 2005.

Deferred Option Plan

      The TransCore Deferred Option Plan was approved by our board of directors in June 2000 to attract and retain highly qualified employees for positions of substantial responsibility and to provide additional incentives to those employees so as to promote our success. Pursuant to the deferred option plan, participants may receive in substitution for bonus compensation a grant of options to purchase shares of our class A-1 redeemable preferred stock, together with warrants to purchase shares of our class B nonvoting convertible common stock. The plan provides that the option price to be paid by a participant will not be lower than 25% of the fair market value on the date of grant of either our shares of capital stock or the mutual fund interest to be received by the participant upon exercise, as the case may be. In accordance with the terms of the plan, a participant may exchange options for capital stock.

      Upon the exercise of options to purchase capital stock, the participant may request us to sell or deem to sell a number of shares otherwise deliverable to the participant and attributable to the exercise of the option in order to pay the exercise price of the option. We may also make financing available to the participant in order to facilitate the exercise of the option.

      All options granted pursuant to this plan may be exercised immediately upon grant, unless otherwise provided by our board of directors, and, subject to earlier termination of the option in connection with a termination of the participant’s employment with us, may be exercised in full or in part within twenty years from the date of grant, or such shorter period as may be specified by our board of directors in the actual option agreement delivered to the participant. As of January 31, 2004, there were outstanding options to purchase 24,955 shares of our class A-1 redeemable preferred stock under the plan together with warrants to purchase 24,955 shares of our class B non-voting convertible common stock. In addition, in connection with agreements to defer compensation, as of January 31, 2004, there were outstanding options issued under this plan pursuant to which $248,614 will be contributed by us on behalf of applicable participants.

      Concurrently with the closing of this offering, we expect that all options issued under this plan to purchase shares of our capital stock will be exchanged for our existing class B common stock. In addition, all warrants issued under the plan granting the holder the right to purchase shares of our existing class B common stock will be exchanged and such shares of our existing class B common stock will be converted into an equal number of shares of our existing class A common stock. We expect to use $           million of the proceeds of this offering to repurchase or redeem our existing class A common stock and the remainder of such class A shares will either be exchanged for EYSs or shares of class B common stock.

Retention Plans

      Our 1999 Employee Retention Plan A and 1999 Employee Retention Plan B were established to provide certain of our employees who were former employees of SAIC or Syntonic Technology, Inc. with the opportunity to realize the value of unvested benefits that they may have had pursuant to certain benefit plans of SAIC as of the date of our acquisition of Syntonic Technology, Inc. Eligible employees were given the option of electing to receive these benefits under either Retention Plan A or Retention Plan B. For purposes of both Retention Plan A and Retention Plan B, the assumed value of a participant’s unvested benefits under the SAIC benefit plans as of the date of our acquisition of Syntonic Technology, Inc. was determined in accordance with a formula.

      All benefits under Retention Plan A have been paid. Under Retention Plan B, participants could receive fixed benefits under this plan to be paid in cash in an amount equal to the aggregate value of their respective unvested benefits under the SAIC benefits plans plus appreciation at a fixed rate of 8% compounded annually on the unpaid balance until the date of payment. Also, we were entitled to issue to a participant stock appreciation rights but no stock appreciation rights were ever issued under the plan.

      Subject to the early forfeiture of any unvested benefits upon the termination of a participant’s employment with us, 100% of the fixed benefits under Retention Plan B vested on September 3, 2000. We are required to pay the fixed benefits, equal to approximately $10.5 million as of January 31, 2004, within 45 days of September 3, 2004. Concurrently with the closing of this offering, we expect to use $           million of the proceeds of this offering to retire all retention plan benefits.

1999 Stock Appreciation Rights Plan

      We adopted the TransCore Holdings, Inc. 1999 Stock Appreciation Rights Plan, or SAR Plan, on September 3, 1999 in order to attract, retain and motivate highly qualified officers, key employees and other persons to serve our interests. Pursuant to the SAR plan, we issue stock appreciation rights, or SARs, or dividend equivalent rights. No dividend equivalent rights were issued under the SAR plan.

      Upon the exercise of a SAR, the holder will receive cash equal to the amount by which the fair market value of our existing class A common stock exceeds the exercise price on the date of exercise.

      Our board of directors administers the SAR Plan and has authority to, among other things, designate grantees, determine the type or types of grant, determine the number of shares of stock subject to each grant, determine the terms and conditions of each grant, including the exercise price of each stock appreciation right, and amend, modify or supplement the terms of any outstanding grant subject to the consent of the grantee if such amendment, modification or supplement impairs the rights of the grantee under the outstanding grant.

      The SARs are based upon shares of our existing class A common stock. Under the SAR Plan, 84,799 shares of our existing class A common stock may be the basis of awards.

      All grantees of awards under the SAR Plan will receive a cash payment for all vested benefits within 45 days of September 2, 2004. The plan indicates that upon the closing of this offering, all SARs issued under this plan fully vest and may be exercised in connection with this offering; provided, however, that any SAR granted, but remaining outstanding and unexercised upon the closing of this offering shall terminate, and we are required to replace such SAR with an option to purchase actual shares of our existing class A common stock, which option shall have terms and economic value equivalent to the terminated SAR. Concurrently with the closing of this offering, we expect that all SARs issued under the plan will be exercised and the plan will be terminated. We expect to use $           million of the proceeds of this offering to pay amounts owed upon exercise of the SARs.

Compensation Committee Interlocks and Inside Participation

      For the fiscal year ended January 31, 2004, our compensation committee consisted of Messrs. Gwirtsman, Lewis and Lindsay, who have all served as directors since 1999. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

PRINCIPAL SECURITYHOLDERS

      The following table sets forth information regarding beneficial ownership of our equity interests as of January 31, 2004 before and after giving effect to the offering for:

•	each executive officer named in the “Summary Compensation Table”;

•	each director and director nominee;

•	all of our executive officers and directors as a group; and

•	each person known to us to beneficially own 5% or more of our equity interests.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. We anticipate that our existing class A common stock will be exchanged by the holders thereof for EYSs and/or class B common stock, as the case may be, and the following table gives effect to:

•	the exercise, exchange and/or cancellation of all options to acquire shares of our capital stock;

•	the exchange of all warrants to acquire shares of our capital stock;

•	the conversion of all of our outstanding convertible preferred stock; and

•	the redemption of all of our outstanding redeemable preferred stock.

			Shares Beneficially
			Owned After this
	Shares Beneficially		Offering Assuming No
	Owned Prior to this		Exercise of the Over-
	Offering(1)		Allotment Option(2)(3)

	Number	%	Number %

Executive Officers and Directors:
John M. Worthington(4)	84,740	3.2
Charles R. Gwirtsman(5)	602,644	22.6
John A. Simler(6)	44,472	1.7
Bruce C. Lindsay(7)	2,280	0.1
Russell S. Lewis(8)	16,306	0.6
Charles A. Hamilton(9)	682,400	25.6
Darin R. Winn(10)	233,374	8.7
M. Albin Jubitz(11)	235,189	8.8
David G. Sparks(12)	39,931	1.5
Joseph S. Grabias(13)	14,800	0.6
John H. Foote(14)	44,591	1.7
Kelly P. Gravelle(15)	38,031	1.4
5% Stockholders:
KRG Capital Partners, LLC(16)	602,644	22.6
CMS Companies(17)	197,088	7.4
AIG Global Investment Corp.(18)	273,430	10.2
AIG Highstar Capital, L.P.(19)	160,055	6.0
Saybrook Limited Partnership(20)	235,189	8.8
New York Life Capital Partners, L.P.(20)	123,885	4.6
American Capital Strategies, Ltd.(21)	233,374	8.7
All directors and executive officers as a group (15 persons)	1,436,114	53.8

*	Less than 1%.

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2)	Includes class A common stock and class B common stock. See “The Transactions” and “Description of Capital Stock.”

(3)	The percentage of beneficial ownership is based on shares of common stock outstanding as of the closing of this offering.

(4)	Includes (i) 7,091 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock, and (ii) 11,806 shares received upon the conversion of our class B-1 convertible preferred stock.

(5)	Includes 602,644 shares of common stock owned by KRG Capital Partners, LLC or affiliated entities of which Mr. Gwirtsman is the Managing Director and such shares include (i) 367,678 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock and (ii) 234,966 shares received upon conversion of shares of our class C-1 convertible preferred stock.

(6)	Includes (i) 6,266 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock, and (ii) 8,387 shares received upon the conversion of our class B-1 convertible preferred stock.

(7)	Includes 2,280 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock.

(8)	Includes (i) 6,193 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock, and (ii) 6,113 shares received upon the conversion of our class B-1 convertible preferred stock.

(9)	Includes 602,644 shares of common stock owned by KRG Capital Partners, LLC or affiliated entities of which Mr. Hamilton is a managing director, of which (a) 367,678 shares were received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock, (b) 234,966 were received upon the conversion of shares of our class C-1 convertible preferred stock, and (ii) 79,756 shares of common stock owned by First Analysis Corporation, of which Mr. Hamilton is an officer, of which 62,449 shares were received upon exchange of warrants to purchase shares of our class B non-voting convertible common stock, and 17,307 shares were received upon the conversion of shares of our class C-1 convertible preferred stock.

(10)	Includes (i) 233,374 shares of common stock owned by American Capital Strategies, Ltd. of which Mr. Winn is a Senior Vice President and for which 15,189 shares were received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; (ii) 187,089 shares were received upon the exchange of warrants to purchase shares of our class A common stock; and (iii) 31,096 shares were received upon the conversion of shares of our Class C-1 convertible preferred stock.

(11)	Includes (i) 117,595 shares of common stock owned by Saybrook Limited Partnership of which Mr. Jubitz is the Managing Partner and which shares were received upon the conversion of shares of our class C convertible preferred stock; (ii) 51,625 shares of common stock owned by Frederick D. Jubitz, Mr. Jubitz’s brother and which shares were received upon the conversion of shares of our class C convertible preferred stock; and (iii) 65,969 shares of common stock owned by Jubitz Corporation of which Frederick D. Jubitz is an officer and which shares were received upon the conversion of shares of our class C convertible preferred stock.

(12)	Includes (i) 2,760 shares received upon exchange of warrants to purchase shares of our class B non-voting convertible common stock; and includes (ii) 5,791 shares received upon the conversion of shares of our class B-1 convertible preferred stock.

(13)	Includes 3,000 shares received upon conversion of shares of our class B-1 convertible preferred stock.

(14)	Includes (i) 6,405 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 3,387 shares received upon the conversion of shares of our class B-1 convertible preferred stock.

(15)	Includes (i) 2,660 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 5,791 shares received upon the conversion of shares of our class B-1 convertible preferred stock.

(16)	Includes (i) 367,678 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 234,966 shares received upon the conversion of shares of our class C-1 convertible preferred stock.

(17)	Includes (i) 159,209 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 37,879 shares received upon the conversion of shares of our class C-1 convertible preferred stock.

(18)	Includes the following shares held by entities, including AIG Highstar Capital, L.P., of which AIG Global Investment Corp. serves as the investment advisor and may be deemed to indirectly beneficially own: (i) 66,336 shares received upon the exercise of warrants to purchase shares of our class A common stock; (ii) 438 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (iii) 206,656 shares received upon the conversion of shares of our class C-1 convertible preferred stock. AIG Global Investment Corp. disclaims beneficial ownership of these shares.

(19)	Includes (i) 219 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; (ii) 103,328 shares received upon the conversion of shares of our class C-1 convertible preferred stock; and (iii) 56,508 shares received upon the exercise of warrants to purchase shares of our class A common stock.

(20)	Includes (i) 117,595 shares owned by Saybrook Limited Partnership, which were received upon the conversion of shares of our class C convertible preferred stock; (ii) 51,625 shares owned by Frederick D. Jubitz, brother of M. Albin Jubitz, the general partner of Saybrook Limited Partnership, which were received upon the conversion of shares of our class C convertible preferred stock; and (iii) 65,969 shares owned by Jubitz Corporation, of which Frederick D. Jubitz is an officer, which were received upon the conversion of shares of our class C convertible preferred stock.

(21)	Includes (i) 237 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 123,648 shares received upon the conversion of shares of our class C-1 convertible preferred stock.

(22)	Includes (i) 15,189 shares received upon the exchange of warrants to purchase shares of our class B non-voting convertible common stock; and (ii) 187,089 shares received upon the exchange of warrants to purchase shares of class A common stock and 31,096 shares received upon the conversion of shares of our class C-1 convertible preferred stock.

      The addresses of beneficial owners shown in the table above who are beneficial owners of five percent or more of an equity interest are as follows: (i) KRG Capital Partners, LLC, 1515 Arapahoe Street, Tower One, Suite 1500, Denver, CO 80202; (ii) CMS Companies, One Bala Plaza, Suite 412, Bala Cynwyd, PA 19004; (iii) AIG Global Investment Corp. and AIG Highstar Capital, L.P., 599 Lexington Avenue, 25th Floor, New York, NY 10022; (iv) Saybrook Limited Partnership, 5505 SW Hewett Boulevard, Portland, OR 97221; (v) New York Life Capital Partners, L.P., 51 Madison Avenue Suite 3009, 30th Floor, New York, NY 10010; and (vi) American Capital Strategies, Ltd., 2200 Ross Avenue, Suite 4500W, Dallas, TX 75201.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with ACS, Stratford Capital, L.P. and Stratford Equity, L.P.

      Darin Winn, a member of our board of directors, is an officer of American Capital Strategies, Ltd., or ACS. ACS owns 8.7% of our issued and outstanding capital stock on a fully diluted basis.

      In connection with the financing of acquisitions, we have obtained subordinated debt financing from certain institutional investors including ACS. Pursuant to an amended and restated note purchase agreement dated February 5, 2001 between us, ACS and certain other institutional lenders, as amended, we have issued promissory notes in an aggregate principal amount of $27 million to ACS that accrued interest at 13% per annum. On January 5, 2004, in connection with a refinancing of our indebtedness, we repaid all subordinated indebtedness, including approximately $27.2 million owed to ACS for the remaining principal balance under the notes, together with all accrued but unpaid interest and prepayment penalties in accordance with the note purchase agreement. Also, in connection with financing acquisitions that we have made, ACS has acquired the following equity securities from us on the following dates:

•	on September 3, 1999, we issued to ACS 6,836 shares of class A redeemable preferred stock at a purchase price of $43.89 per share, a warrant to purchase 6,836 shares of class B non-voting convertible common stock and a warrant to purchase 66,850 shares of class A common stock. The exercise price of the above warrants is $0.01 per share.

•	on June 30, 2000 we issued to ACS 7,119 shares of class A-1 redeemable preferred stock at a purchase price of $70.23 per share, a warrant to purchase 7,119 shares of class B non-voting convertible common stock and a warrant to purchase 94,689 shares of class A common stock. The exercise price of the above warrants is $0.01 per share.

•	on February 5, 2001 we issued to ACS, (i) warrants to purchase 27,967 shares of class A common stock and (ii) 25,454 shares of class C-1 convertible preferred stock at a purchase price of $74.71 per share. The exercise price for the above warrants is $0.01 per share.

•	on July 20, 2001, we issued to ACS 5,642 shares of class C-1 convertible preferred stock for a purchase price of $74.71 per share.

      We will use $          of the proceeds received from this offering to redeem shares of class A and A-1 preferred stock and existing class A common stock held by ACS.

      Pursuant to the note purchase agreement, we issued notes to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., collectively referred to herein as Stratford, in an aggregate principal amount of $7 million that accrued interest at a rate of 13% per annum. Stratford owns 4.11% of our issued and outstanding capital stock on a fully diluted basis. On January 5, 2004, in connection with a refinancing of our indebtedness, we repaid all subordinated indebtedness, including approximately $7 million owed to Stratford for the remaining principal balance under the notes, together with all accrued but unpaid interest and prepayment penalties in accordance with the note purchase agreement. In connection with financing acquisitions that we have made, Stratford has acquired the following equity securities from us on the following dates:

•	on September 3, 1999, we issued to Stratford Capital Partners and its affiliates 22,784 shares of class A redeemable preferred stock at a purchase price of $43.89 per share, a warrant to purchase 22,784 shares of class B non-voting convertible common stock and warrants to purchase 66,850 shares of class A common stock. The exercise price of the above warrants is $0.01 per share.

•	on June 30, 2000, we issued to Stratford Capital Partners, L.P. and its affiliates 10,679 shares of class A-1 redeemable preferred stock at a purchase price of $70.23 per share and a warrant to purchase 10,679 shares of class B non-voting convertible common stock. The exercise price of the above warrants is $0.01 per share.

•	on February 5, 2001, we issued to Stratford Capital Partners, L.P. and its affiliates warrants to purchase 6,846 shares of class A common stock at an exercise price of $0.01 per share.

•	on July 20, 2001, we issued to Stratford Capital Partners, L.P. and its affiliates 1,504 shares of class C-1 convertible preferred stock for a purchase price of $74.71 per share.

      We will use $          of the proceeds received from this offering to redeem shares of class A and A-1 preferred stock and existing class A common stock held by Stratford.

      Pursuant to a warrant purchase agreement dated February 5, 2001, until such time as ACS and Stratford collectively own less than 6% of our outstanding capital stock on a fully diluted basis, we are required, subject to certain limitations, to permit Stratford to designate an individual representative to attend and observe meetings of our board of directors and ACS to elect one member to our board of directors. In addition, ACS and Stratford are parties to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to each of ACS and Stratford pursuant to a registration rights agreement. See “— Amended and Restated Registration Rights Agreement and Class B Common Stock Registration Rights Agreement” below.

Transactions with DLJIP Holdings II, L.P. and Affiliates

      DLJIP Holdings II, L.P., or DLJIP, successor to DLJ Investment Partners, L.P., or DLJ has board observer rights described below. DLJIP owns 3.5% of our issued and outstanding capital stock on a fully diluted basis.

      Pursuant to the note purchase agreement, we issued notes to DLJ in an aggregate principal amount of approximately $20.5 million, which notes accrued interest at a rate of 14% per annum. Pursuant to the subordinated note purchase agreement dated February 5, 2001, as amended, between us and certain institutional investors including DLJ, we issued notes to DLJ in an aggregate principal amount equal to approximately $16.8 million that accrued interest at a rate of 15.5% per annum. On January 5, 2004, in connection with a refinancing of our indebtedness, we repaid all subordinated indebtedness, including approximately $45.7 million owed to DLJ for the remaining principal balance under the notes, together with all accrued but unpaid interest and prepayment penalties in accordance with the note purchase agreement and Subordinated note purchase agreement. Also, in connection with financing acquisitions that we have made, DLJ has acquired the following equity securities from us on the following dates:

•	on February 5, 2001, we issued to DLJ and its affiliates warrants to purchase 102,001 shares of class A common stock at an exercise price of $0.01 per share.

•	on July 20, 2001, we issued to DLJ and its affiliates 2,694 shares of class C-1 convertible preferred stock for a purchase price of $74.71 per share.

      We will use $          of the proceeds received from this offering to redeem shares of class A and A-1 preferred stock and existing class A common stock held by DLJ.

      Pursuant to the warrant purchase agreement referenced above, until such time as DLJ collectively owns less than 1% of our outstanding capital stock on a fully diluted basis, we are required, subject to certain limitations, to permit DLJ to designate an individual representative to attend and observe meetings of our board of directors. In addition, DLJ is a party to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to DLJ pursuant to a registration rights agreement. See “— Amended and Restated Registration Rights Agreement and Class B Common Stock Registration Rights Agreement” below.

Transactions with AIG and Affiliates

      AIG has board representation rights described below. AIG owns 10.2% of our issued and outstanding capital stock on a fully diluted basis.

      Pursuant to the note purchase agreement, we issued notes to AIG in an aggregate principal amount of $4.4 million that accrued interest at a rate of 14% per annum. Pursuant to the subordinated note purchase agreement, we issued notes to AIG in an aggregate principal amount equal to approximately $3.6 million (which figure includes interest paid in kind on such notes) that accrued interest at a rate of 15.5% per annum. On January 5, 2004, in connection with a refinancing of our indebtedness, we repaid all subordinated indebtedness, including approximately $9.8 million owed to AIG for the remaining principal balance under the notes together with all accrued but unpaid interest and prepayment penalties in accordance with the note purchase agreement and subordinated note purchase agreement. Also, in connection with financing acquisitions that we have made, AIG has acquired the following equity securities from us on the following dates:

•	on February 5, 2001, we issued to AIG and its affiliates (i) warrants to purchase 21,841 shares of class A common stock and (ii) 200,777 shares of class C-1 convertible preferred stock for a purchase price of $74.71. The exercise price for the above warrants is $0.01 per share.

•	on July 20, 2001 we issued to AIG and its affiliates 5,879 shares of class C-1 convertible preferred stock for a purchase price of $74.71 per share.

•	on October 18, 2002, we issued to AIG Highstar Capital, L.P. warrants to purchase 46,680 shares of class A common stock at an exercise price of $0.01 per share.

      We will use $          of the proceeds received from this offering to redeem shares of class A and class A-1 preferred stock and existing class A common stock held by AIG.

      Pursuant to the irrevocable funding, warrant purchase and reimbursement agreement dated October 18, 2002 by and among us, AIG Highstar Capital, L.P. and our subsidiary TransCore Credit Corporation, or TCC, during the period in which AIG has agreed to invest up to $20 million in TCC, our wholly-owned subsidiary, to provide the capital necessary to increase our ability to obtain and deliver surety bonds. TCC creates a first loss indemnity pool of capital to support the issuance of surety bonds on our behalf. We are required, as sole stockholder of TCC and subject to certain limitations, to cause two designees of AIG to be elected to the board of directors of TCC. In addition, AIG is a party to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to AIG pursuant to a registration rights agreement. See “— Amended and Restated Registration Rights Agreement and Class B Common Stock Registration Rights Agreement” below.

Transactions with KRG Capital Partners, LLC

      Charles R. Gwirtsman, a member of our board of directors and our executive vice president and assistant secretary, is managing director of KRG Capital Partners, LLC, or KRG, one of our principal stockholders. Charles A. Hamilton, a member of our board of directors, is a managing director of KRG. Finally, Christopher Bock, our executive vice president and assistant secretary, is a partner of KRG. Investment funds managed by KRG own 22.6% of our issued and outstanding capital stock on a fully diluted basis.

      In connection with financing acquisitions we have made, investment funds managed by KRG have acquired the following securities from us on the following dates:

•	on September 3, 1999, we issued to KRG and its affiliates 227,842 shares of class A redeemable preferred stock at a purchase price of $43.89 per share and a warrant to purchase 227,842 shares of class B non-voting convertible common stock at an exercise price equal to $0.01 per share.

•	on June 30, 2000, we issued to KRG and its affiliates 123,172 shares of class A-1 redeemable preferred stock at a purchase price of $70.23 per share and a warrant to purchase 123,172 shares of class B non-voting convertible common stock at an exercise price equal to $0.01 per share.

•	on February 5, 2001, we issued to KRG and its affiliates 219,916 shares of class C-1 convertible preferred stock at a purchase price of $74.71 per share.

•	on July 20, 2001, we issued to KRG and its affiliates 15,050 shares of class C-1 convertible preferred stock at a purchase price of $74.71 per share.

      We will use $          of the proceeds received from this offering to redeem shares of class A and A-1 preferred stock and existing class A common stock held by KRG.

      In addition, KRG is a party to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to KRG pursuant to a registration rights agreement. See “— Amended and Restated Registration Rights Agreement and Class B Common Stock Registration Rights Agreement” below.

Management Agreement with KRG

      We and our principal operating subsidiary entered into a management agreement with KRG dated September 3, 1999, as amended. Pursuant to the management agreement, we agreed to engage KRG to provide us with transactional advisory, financial and management consulting services.

      Pursuant to this management agreement, we agreed to pay to KRG the following fees:

•	an annual $400,000 base fee to be paid in 12 equal monthly installments;

•	a transaction closing fee in connection with future acquisitions equal to the greater of (i) $75,000 or (ii) 0.6% of the aggregate of the cash and non-cash consideration paid by us to the applicable seller(s) as well as the value of interest-bearing debt assumed by us in making an acquisition;

•	a $450,000 transaction fee in connection with our acquisition of TransCore, L.P., formerly Syntonic Technology, Inc., in September 1999; and

•	subject to the last sentence of this paragraph, a fee equal to 1% of the cash and non-cash consideration (including the value of interest-bearing debt assumed) paid by a buyer in connection with the sale of us (including any transaction resulting in a person or entity other than KRG owning greater than 50% of our issued and outstanding voting capital stock) where we do not retain an investment banking firm to act on our behalf, or 0.5% of the cash and non-cash consideration paid in connection with the sale of us (including any transaction resulting in a person or entity other than KRG owning greater than 50% of our issued and outstanding voting capital stock) if we do retain an investment banking firm. Pursuant to the terms of the management agreement, this fee in connection with our sale will not exceed $750,000.

      This agreement is to be effective for an initial five year period ending September 2004 and will be renewed automatically thereafter on a year to year basis unless one party provides the other with 30 days prior written notice of its desire not to renew this agreement; provided, however, that this agreement will immediately terminate on the date KRG gives us written notice of termination. Upon the closing of this offering or our future sale, this agreement will automatically renew for an additional five-year term, unless our board indicates, within 60 days after such sale or public offering, its desire not to renew this agreement for such term in which case, this agreement will be terminated. If we terminate this agreement upon the closing of this offering or our future sale, we are required to pay KRG cash in the amount of the value of the then existing base fee for a period of time that is the longer of 2 1/2 years, or the remainder of the term of the agreement. We agreed to indemnify KRG in connection with certain liabilities arising from their performance under this agreement.

      Concurrently with the closing of this offering, we expect to terminate this agreement and pay all of the required management and transaction fees, which fees will total $           million.

Transactions with First Analysis Corporation

      Charles A. Hamilton, a member of our board of directors, is an officer of First Analysis Corporation. Investment funds managed by First Analysis Corporation own 3.0% of our issued and outstanding capital stock on a fully diluted basis. In connection with financing acquisitions we have made, investment funds managed by First Analysis Corporation have acquired the following equity securities from us on the following dates:

•	on September 3, 1999, we issued to First Analysis Corporation and its affiliates 45,569 shares of class A redeemable preferred stock at a purchase price of $43.89 per share and a warrant to purchase 45,569 shares of class B non-voting convertible common stock at an exercise price equal to $0.01 per share.

•	on June 30, 2000, we issued to First Analysis Corporation and its affiliates 14,237 shares of class A-1 redeemable preferred stock at a purchase price of $70.23 per share and a warrant to purchase 14,237 shares of class B non-voting convertible common stock at an exercise price equal to $0.01 per share.

•	on February 5, 2001, we issued to First Analysis Corporation and its affiliates 17,307 shares of class C-1 convertible preferred stock at a purchase price of $74.71 per share.

      We will use $          of the proceeds received in this offering to redeem shares of class A and A-1 preferred stock and existing class A common stock held by First Analysis Corporation.

      In addition, the funds managed by First Analysis Corporation are parties to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to such funds managed by First Analysis Corporation pursuant to a registration rights agreement.

Transactions with M. Albin Jubitz

      M. Albin Jubitz, a member of our board of directors, was formerly an officer and principal stockholder of Jubitz Corporation. In addition, M. Albin Jubitz or his affiliates own 8.8% of our issued and outstanding capital stock on a fully diluted basis. In February 2001, we acquired substantially all of the assets of Jubitz Corporation’s DAT Services division and Internet Freight Services division, including all shares and interests in Jubitz Corporation’s affiliates, EuroDAT Services, S.C.A. and EuroDAT, Ltd. At the closing of this acquisition, we made a cash payment to Jubitz Corporation in an amount equal to $140 million as well as we issued to Jubitz Corporation 235,189 shares of class C convertible preferred stock. The price of each share of class C convertible preferred stock issued to Jubitz Corporation was $74.71 and the aggregate purchase price paid for such shares was $17.5 million. In connection with the retirement of M. Albin Jubitz from Jubitz Corporation, 51,625 of the 235,189 shares originally held by Jubitz Corporation were distributed to Frederick Jubitz, the brother of M. Albin Jubitz, and 117,595 shares were transferred to Saybrook Limited Partnership, a limited partnership of which M. Albin Jubitz is the general partner. Jubitz Corporation continues to own 65,969 shares. M. Albin Jubitz and his brother are parties to our shareholders’ agreement dated September 3, 1999, as amended, and we have agreed to provide registration rights to such persons pursuant to a registration rights agreement.

Transaction with John A. Simler

      On September 3, 1999, we loaned $80,000 to Mr. Simler in connection with Mr. Simler’s purchase of shares of our class A-1 redeemable preferred stock. Concurrently with the closing of this offering, we expect Mr. Simler to repay this loan in its entirety.

Consulting Arrangement with Russell S. Lewis

      Russell S. Lewis has performed consulting services for us since 1999 when we acquired our predecessor companies. For these consulting services, Mr. Lewis has received an annual compensation of $120,000, plus medical care benefits that were discontinued in fiscal 2004. Concurrently with the closing of this offering, the consulting arrangement with Mr. Lewis will be terminated and replaced with the director fees described in “Management — Directors’ and Executive Officers’ Compensation — Compensation of Directors.”

Stockholders’ Agreement

      We entered into a stockholders’ agreement dated September 3, 1999 with certain of our institutional investors, certain members of our management, certain of our employees and any persons who acquire our capital stock, as amended on June 30, 2000, February 5, 2001 and December 28, 2001. All provisions contained in the agreement (except for those provisions described below in this paragraph) terminate immediately upon the effectiveness of this offering of our securities. Under the agreement, if a stockholder proposes to transfer his or its shares of our common stock, other stockholders who are parties to the agreement may require that the third party purchaser purchase a pro rata portion of each other stockholder’s shares of our common stock. If the owners of greater than 70% of our issued and outstanding common stock approve a sale of the company, subject to certain conditions, such majority stockholders may require the remaining stockholders who are parties to the agreement to approve the proposed sale and, if applicable, to sell all of their shares on the same terms and for the same price as the majority stockholders have agreed. These provisions will terminate 18 months after the effectiveness of this offering.

Registration Rights Agreements

1999 Registration Rights Agreement

      We entered into a registration rights agreement dated as of September 3, 1999, or the 1999 Registration Rights Agreement, with certain of our institutional investors, certain members of our management and certain of our employees (including, but not limited to, Bruce C. Lindsay, John M. Worthington, John A. Simler, John H. Foote, David C. Sparks and Kelly P. Gravelle), as amended on June 30, 2000 and February 5, 2001. Under the 1999 Registration Rights Agreement, at any time after the six month anniversary of this offering, certain groups of our stockholders, subject to a number of conditions and limitations, may require us to file a registration statement under the Securities Act to register the sale of shares of our common stock held by them. We may be required to file up to eight registration statements. The 1999 Registration Rights Agreement also provides, subject to a number of conditions and limitations, that if at any time we propose to file or file a registration statement (other than on Form S-4 or S-8 or any successor forms) under the Securities Act with respect to our common stock, we will include in such registration such number of shares held by such stockholders party to the agreement. Under the 1999 Registration Rights Agreement, we will be required to pay all registration expenses. In addition, we are required to indemnify stockholders and they in turn are required to indemnify us with respect to any information they provide against certain liabilities in respect of any registration statement or offering covered by the 1999 Registration Rights Agreement.

Amended and Restated Registration Rights Agreements and Class B Common Stock Registration Rights Agreement

      Concurrently with the closing of this offering, we will amend and restate our 1999 Registration Rights Agreement. The amended and restated registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the EYSs to be held by KRG, certain other significant stockholders and certain members of our management. In addition, concurrently with the closing of this offering, we will enter into a registration rights agreement with holders of our class B common stock. The class B common stock registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the EYSs for which the shares of class B common stock are exchangeable. The amended and restated registration rights agreement and the class B common stock registration rights agreement will cover                      shares of class A common stock represented by such EYSs.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Revolving Credit Facility

      Concurrently with the closing of this offering, our primary operating subsidiary will enter into a new secured credit facility that will replace our existing credit facility. We expect that the new credit facility will consist of a credit agreement among us and a syndicate of financial institutions. Our primary operating subsidiary will be the borrower under the new credit facility and we and our domestic subsidiaries will guarantee the obligations under the facility. The terms of the new credit facility have not yet been agreed upon. Because the terms, conditions and covenants of the proposed new credit facility are subject to negotiation, execution and delivery of definitive loan documents, certain of the actual terms, conditions and covenants of the new credit facility may differ from those described below. This offering is conditioned upon the closing of the proposed new credit facility.

      We expect that the new credit facility will consist of:

•	a revolving credit facility, or the new revolver, in a total principal amount of up to $ million; and

•	a term loan, or the new term loan, in a total principal amount of $ million.

      We expect that the new revolver will have a swingline subfacility, in an amount to be determined, and a letter of credit subfacility, in an amount to be determined, which will allow issuances of letters of credit for our contract collateralization needs. The new credit facility will also include interest rate and currency exchange swaps and similar arrangements that we may enter into with the lenders under the new credit agreement.

      We expect that the new term loan will be drawn in full upon the closing of this offering. We expect approximately $           million of borrowing capacity under the new revolver upon the closing of this offering. We intend to use the borrowings under the new term loan together with the proceeds of the EYS offering to repay our existing credit facility, redeem and/or repurchase outstanding common stock and preferred stock, including common stock and preferred stock issued upon exercise or exchange of options and warrants, pay all accrued dividends on our preferred stock, escrow funds to make cash payments with respect to cancelled unvested options for preferred stock and common stock beginning in November 2005, pay all amounts owed upon exercise of stock appreciation rights, retire our employee retention plan and collateralize surety bonds in the future. We expect to borrow additional amounts under the new revolver from time to time to provide for working capital and general corporate needs, including to finance permitted acquisitions.

      We expect that the new credit facility will mature                     years after the closing of this offering. We expect that the amounts drawn under the new credit facility will initially bear interest at either a base rate plus margin or LIBOR plus a margin. We will pay customary fees on the unused portion of the new credit facility.

      The new credit facility will be secured by first priority liens on substantially all of our assets and our subsidiaries’ assets. The new credit facility will contain a number of negative covenants restricting, among other things, optional payments and modifications of subordinated and other indebtedness; distributions, dividends and repurchases of capital stock and other equity interests (other than the payments of dividends in respect of our class A common stock provided that certain financial ratio tests are satisfied); acquisitions and investments; indebtedness; liens; affiliate transactions; sales of assets; and capital expenditures. The new revolving credit facility will also contain a number of financial covenants requiring, among other things, a minimum interest coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. The new revolving credit facility will contain customary events of default.

DESCRIPTION OF EYSs

General

      This is an offering of                     EYSs. The EYSs represent shares of our class A common stock being sold by us and the                     selling securityholders, and $           million aggregate principal amount of the      % senior subordinated notes due 2016, subject to extension of maturity as described herein, being sold by us. Each EYS represents:

•	one share of our class A common stock; and

•	a % senior subordinated note with $ principal amount.

      The EYS will be governed by a global EYS certificate, which includes provisions with respect to the separation, recombination and adjustment of the components underlying the EYSs. The class A common stock represented by the EYSs will be governed by our restated certificate of incorporation and the notes represented by the EYSs will be governed by the indenture.

      The ratio of class A common stock to principal amount of notes represented by an EYSs is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. Immediately following the occurrence of any such event, we will file with the Securities and Exchange Commission a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of class A common stock to principal amount of notes as a result of such event.

      Holders of EYSs are the beneficial owners of the class A common stock and notes represented by such EYSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and notes, as applicable.

      The EYSs will be available in book-entry form only. As discussed below under “ — Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the EYSs. That means you will not be a registered holder of EYSs or be entitled to receive a certificate evidencing your EYSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EYSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation

      Holders of EYSs, whether purchased in this offering or in subsequent offerings of EYSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their EYSs into the shares of class A common stock and notes represented thereby. Similarly, any holder of shares of our class A common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of class A common stock and notes to form EYSs. See “ — Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of EYSs and delivery of shares of class A common stock and our notes will be effected.

Automatic Separation

      Upon the occurrence of any of the following, the EYSs will be automatically separated into the shares of class A common stock and notes represented thereby:

•	exercise by us of our right to redeem all or a portion of the notes, which may be represented by EYSs at the time of such redemption;

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if The Depository Trust Company is unwilling or unable to continue as securities depository with respect to the EYSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934, as amended, and we are unable to find a successor depository.

Book-Entry Settlement and Clearance

      The Depository Trust Company will act as securities depository for the EYSs, the notes and shares of class A common stock represented by the EYSs, which we refer to collectively as the “securities.” The notes and the shares of our class A common stock represented by the EYSs will be represented by one or more global notes and global stock certificates, respectively. The global notes and global stock certificates will be issued in fully registered form in the name of The Depository Trust Company’s partnership nominee, Cede & Co. Therefore, the only securityholder recognized by us will be Cede & Co.

      Book-entry procedures. If you intend to purchase EYSs in the manner provided by this prospectus you must do so through The Depository Trust Company system or through its participants. The Depository Trust Company’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The participant that you purchase through will receive a credit for the applicable security on The Depository Trust Company’s records. Your ownership interest as a purchaser of the applicable security, who we refer to as a beneficial owner, will be recorded on the participant’s records. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from The Depository Trust Company participant through which the beneficial owner entered into the transaction.

      All interests in the securities will be subject to the operations and procedures of The Depository Trust Company. The operations and procedures of The Depository Trust Company’s settlement system may be changed at any time.

      The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. The Depository Trust Company’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to The Depository Trust Company’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with The Depository Trust Company participant, either directly or indirectly. The rules that apply to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

      To facilitate subsequent transfers, all securities deposited by direct participants with The Depository Trust Company are registered in the name of The Depository Trust Company’s partnership nominee, Cede & Co. The deposit of securities with The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of the securities. The Depository Trust Company’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

      Separation and Recombination. Holders of EYSs, whether purchased in this offering or in subsequent offerings of EYSs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a change of control, as defined in the indenture, through their broker or other financial institution, separate their EYSs into the shares of class A common stock and notes represented thereby. Similarly, any holder of shares of our class A common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of class A common stock and notes to form EYSs. Any such separation or recombination will be effective as of the close of business on the trading day that The Depository Trust Company receives such instructions from a participant.

      In addition, the EYSs will be automatically separated into the shares of class A common stock and notes represented thereby upon the occurrence of the following:

•	exercise by us of our right to redeem all or a portion of the notes, which may be represented by EYSs at the time of such redemption;

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if The Depository Trust Company is unwilling or unable to continue as securities depository with respect to the EYSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

      Any voluntary or automatic separation of EYSs and any subsequent combination of EYSs from notes and class A common stock are to be accomplished by entries made by The Depository Trust Company participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or recombination is effected, will be credited and debited for the applicable securities on The Depository Trust Company’s records. The separation and recombination of EYSs will occur promptly in accordance with The Depository Trust Company’s procedures and upon receipt of instructions from your broker. Trading in the EYSs will not be suspended as a result of any such separation or recombination. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of EYSs and you are urged to consult your broker regarding any such transactional fees. We have been informed by The Depository Trust Company that the current fee per transaction per participant account for any separation or recombination is $9.50.

      Conveyance of notices and other communications, including notices relating to separation and combination of EYSs, between The Depository Trust Company and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, The Depository Trust Company would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      We will make payments on the notes to the trustee for the notes and payments on our class A common stock to the transfer agent for our class A common stock. The trustee and the transfer agent will in turn make any payments on the securities to The Depository Trust Company. The Depository Trust Company’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on The Depository Trust Company’s records unless The Depository Trust Company has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of The Depository Trust Company, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We will be responsible for all payments to the trustee and the transfer agent and they will be responsible for the payment of all amounts to The Depository Trust Company. The Depository Trust Company will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions The Depository Trust Company and participants take in accordance with instructions we provide.

      The Depository Trust Company may discontinue providing its service as securities depository with respect to the EYSs, the shares of our class A common stock or our notes at any time by giving reasonable notice to us or the trustee. If The Depository Trust Company discontinues providing its service as securities depository with respect to the EYSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If The Depository Trust Company discontinues providing its service as securities depository with respect to the shares of our class A common stock or our notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

      Also, in case we decide to discontinue use of the system of book-entry transfers through The Depository Trust Company (or a successor securities depository) we will print and deliver to you certificates for the various certificates of common stock and notes you may own.

      The information in this section concerning The Depository Trust Company and The Depository Trust Company’s book-entry system has been obtained from sources that we believe to be reliable, including The Depository Trust Company.

      Except for actions taken by The Depository Trust Company in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of The Depository Trust Company, its nominee, or any participant, any ownership interest in the securities; or

•	any payments to, or the providing of notice, to participants or beneficial owners.

      Any subsequently issued EYSs or notes will have terms that are identical to those of the EYSs and notes, respectively, sold in this offering, except that:

•	if additional EYSs are issued 45 days or more from the closing of this offering, they will be immediately separable; and

•	if additional EYSs are issued less than 45 days from the closing of this offering, they will be separable on the same date the EYSs issued in this offering may separate.

      Procedures Relating to Subsequent Issuances. The indenture governing the notes and the agreements with The Depository Trust Company will provide that, in the event there is a subsequent issuance of notes which are substantially identical to the notes initially represented by the EYSs but having a different CUSIP number, which is a nine character identifier of a company and the type of securities, each holder of notes or EYSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form, or held as part of EYSs) will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes.

      Therefore, following each such subsequent issuance and exchange, each holder of notes or EYSs, as the case may be, will own notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance.

      Accordingly, the following will occur upon a subsequent issuance of EYSs and exchange of notes:

•	immediately following any exchange resulting from a subsequent offering, the EYSs will consist of an inseparable unit representing the proportionate principal amounts of each issuance of notes (but with the same aggregate principal amount as the note or inseparable unit represented by the EYSs immediately prior to such subsequent issuance and exchange) and the class A common stock;

•	all accounts of The Depository Trust Company participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers; and

•	in the event of any voluntary or automatic separation of EYSs following any such automatic exchange, holders will receive the class A common stock and the inseparable notes unit, such automatic exchange of notes should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of notes purchased by such holder.

      There may be adverse consequences to holders in the event subsequently issued notes are issued with original issue discount. See “Risk Factors — Subsequent issuances of notes may cause you to recognize original issue discount and subject you to other adverse consequences,” “Risk Factors — A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy” and “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuances of Notes.”

      Subsequently issued EYSs or notes will have terms that are identical to those of the EYSs and notes, respectively, sold in this offering, except that:

•	if additional EYSs are issued 45 days or more from the closing of this offering, they will be immediately separable; and

•	if additional EYSs are issued less than 45 days from the closing of this offering, they will be separable on the same date the EYSs issued in this offering may separate.

      There will be no change to the voluntary separation provision of the EYS notes in the event of a subsequent issuance.

EYS Transfer Agent

                          will be the EYS transfer agent.

DESCRIPTION OF CAPITAL STOCK

      The following is a description of the terms of our restated certificate of incorporation and amended and restated by-laws, the forms of which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is part and which will become effective upon the closing of this offering.

Authorized Capitalization

      Upon the closing of this offering, our authorized capital stock will consist of:

•	shares of common stock, par value $0.01 per share, of which shares will be designated class A common stock, shares will be designated class B common stock and shares will be designated class C common stock; and

•	shares of preferred stock, par value $0.01 per share.

      After this offering, and assuming the repurchase or exchange of all of our existing common stock for EYSs and/or class B common stock in connection with this offering, there will be                      shares of our class A common stock,                      shares of our class B common stock, no shares of our class C common stock, and no shares of our preferred stock outstanding.

      Our class A common stock, class B common stock and class C common stock are identical in all respects and are entitled to the same rights and preferences, except:

•	as to dividend rights with respect to our class B common stock;

•	that our class B common stock and class C common stock cannot be combined with notes to form EYSs; and

•	that holders of our class B common stock may, subject to certain conditions, exchange their shares of class B common stock for EYSs.

Class A Common Stock

      All shares of class A common stock to be outstanding upon the closing of this offering will be validly issued, fully paid and nonassessable.

      Dividends. Holders of shares of our class A common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any cash available for distribution to the holders of shares of our class A common stock as of the            day of any fiscal quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class A common stock. The initial dividend rate on our class A common stock is expected to be equal to $          per share per annum, subject to adjustment. We will pay those dividends on or about the            day of each fiscal quarter.

      In the event that in any fiscal quarter cash available for distribution is insufficient to pay the targeted dividends on our class A common stock, class B common stock and class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the fiscal quarter equaled the cash available for distribution. In the event that in any fiscal quarter cash available for distribution is greater than the targeted dividends on our class A common stock, class B common stock and class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

      Dividends will be paid on our class A common stock, class B common stock and class C common stock on a pro rata basis based on their respective dividend rates.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class A common stock will be entitled to share equally with the holders of our class B common stock and class C common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

      Voting Rights. Shares of our class A common stock carry one vote per share and shall vote as a single class with holders of our class B common stock and class C common stock. Except as otherwise required by law, holders of our class A common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class A common stock will not be entitled to cumulative voting rights.

      Except as otherwise required by the Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See “Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws.”

      Other Rights. Holders of shares of our class A common stock have no preemptive rights. The holders of class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

      Restrictions. Our amended and restated by-laws provide that we may not (i) issue any shares of our class A common stock or securities which, by their terms, are convertible or exchangeable for shares of class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of EYSs such that no holder of class A common stock will at any time have the right to hold class A common stock in the form of EYSs unless such EYSs have been issued in transactions that are registered under the Securities Act or under certain other circumstances or (ii) permit any existing holder of shares of class A common stock outstanding after this offering (other than class A common stock represented by EYSs issued in connection with this offering or any other registered offering of EYSs) to combine such shares of class A common stock with outstanding notes to form EYSs.

Class B Common Stock

      All shares of class B common stock to be outstanding upon the closing of this offering will be validly issued, fully paid and nonassessable. The shares of our class B common stock to be outstanding upon the closing of this offering, whether or not the underwriters exercise their over-allotment option, will equal or exceed ten percent of our issued and outstanding equity.

      Exchange Rights. Our class B common stock will be exchangeable, at the holder’s option, for EYSs that will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering subject to certain conditions, including there being no event of default or interest deferral under the notes. The class B common stock will be exchanged for the amounts of EYSs each holder would have received upon exchange of its class A common stock for EYSs upon the closing of this offering.

      Dividends. Holders of shares of our class B common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Upon closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any cash available for distribution to the holders of shares of our class B common stock as of the            day of any fiscal quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class B common stock. The initial dividend rate on our class B common stock is expected to be the weighted average of the coupon on the notes and the expected initial dividend yield on our class A common stock underlying the EYSs. We will pay those dividends on or about the day of each fiscal quarter.

      In the event that in any fiscal quarter cash available for distribution is insufficient to pay the targeted dividends on our class A common stock, class B common stock and class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the fiscal quarter equaled the cash available for distribution. In the event that in any fiscal quarter cash available for distribution is greater than the targeted dividends on our class A common stock, class B common stock and the class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

      Our restated certificate of incorporation provides that on or after the second anniversary of the closing date of this offering, the per share class B common stock dividend rate will thereafter not exceed the per share dividend rate on our class A common stock under our dividend policy then in effect; provided that if the exchange of class B common stock for EYSs is not permitted under the indenture governing the notes as of the second anniversary of the closing date of the offering, such limitation will not become effective until the date such exchange is permitted under the indenture governing the notes.

      Dividends on our class B common stock will be non-cumulative. Therefore, a distribution shortfall on our class B common stock in any year will not increase the dividends payable on the class B common stock in future years.

      Dividends will be paid on our class A common stock, class B common stock and class C common stock on a pro rata basis based on their respective dividend rates.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class B common stock will be entitled to share equally with the holders of our class A common stock and class C common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

      Voting Rights. Shares of our class B common stock carry one vote per share and shall vote as a single class with holders of our class A common stock and class C common stock as if such shares of class B common stock had been exchanged for EYSs. Except as otherwise required by law, holders of our class B common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class B common stock will not be entitled to cumulative voting rights.

      Except as otherwise required by the Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See “Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws.”

      Transferability. Except in certain limited circumstances, our class B common stock will not be transferable.

      Other Rights. Holders of shares of our class B common stock have no preemptive rights. The holders of our class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Class C Common Stock

      All shares of class C common stock, if any, to be outstanding upon the closing of this offering will be validly issued, fully paid and nonassessable. Pursuant to our restated certificate of incorporation, each share of our existing class A common stock that is not exchanged for EYSs in connection with this offering will be reclassified into shares of our class C common stock.

      Restriction. Our class C common stock cannot be converted into EYSs.

      Dividends. Holders of shares of our class C common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any cash available for distribution to the holders of shares of our class C common stock as of the day of any fiscal quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class C common stock. The board of directors will adopt the same dividend policy for our class C common stock as our class A common stock. The initial dividend rate on our class C common stock is expected to be equal to $           per share per annum, subject to adjustment. We will pay those dividends on or about the                     day of each fiscal quarter.

      In the event that in any fiscal quarter cash available for distribution is insufficient to pay the targeted dividends on our class A common stock, class B common stock and class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the fiscal quarter equaled the cash available for distribution. In the event that in any fiscal quarter cash available for distribution is greater than the targeted dividends on our class A common stock, class B common stock and class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class C common stock will be entitled to share equally with the holders of our class A common stock and class B common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

      Voting. Shares of our class C common stock will carry one vote per share and will vote as a class together with the holders of our class A common stock and class B common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of our class C common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class C common stock will not be entitled to cumulative voting rights.

      Except as required by Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See “Our Restated Certificate of Incorporation and Amended and Restated By-laws.”

      Transferability. Except in certain limited circumstances, our class C common stock will not be transferable.

      Other Rights. Holders of shares of our class C common stock have no preemptive rights. The holders of our class C common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      Our restated certificate of incorporation provides that we may issue up to                      shares of our preferred stock in one or more series as may be determined by our board of directors.

      Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.

      The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

      Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market of our common stock.

      We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholders rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws

      Provisions of the Delaware General Corporation Law, our restated certificate of incorporation and amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

      We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to use and, therefore, may discourage attempts to acquire us.

Our Restated Certificate of Incorporation and Amended and Restated By-laws

      In addition, provisions of our restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

      Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

      Quorum Requirements; Removal of Directors. Our restated certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election.

      No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are denied the right to cumulative votes in the election of directors, unless our certificate of incorporation provides otherwise. Our restated certificate of incorporation does not expressly address cumulative voting.

      No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our restated certificate of incorporation prohibits stockholder action by written consent. It and our amended and restated by-laws also provide that special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

      Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

      Limitations on Liability and Indemnification of Officers and Directors. The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); and

•	for transactions from which the director derived improper personal benefit.

      Our restated certificate of incorporate and amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

      The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

      There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

      Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

      Supermajority Provisions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our restated certificate of incorporation provides that the following provisions in the restated

certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) our board of directors and the chairman of our board of directors and (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions relating to the classification of our board of directors;

•	the provisions relating to the size of our board of directors;

•	the provisions relating to the quorum requirements for stockholder action and the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the Delaware General Corporation Law;

•	the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.

      In addition, our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

      Our restated certificate of incorporation provides that our amended and restated by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

      Our shares of class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares of our class A common stock held separately and not represented by EYSs is sufficient to satisfy applicable requirements for separate trading on the American Stock Exchange.

      Our class B common stock and class C common stock will not be listed for separate trading.

Transfer Agent and Registrar

                                           will be the transfer agent and registrar for our common stock.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Company” refers only to TransCore Holdings, Inc. and not to any of its subsidiaries.

      The Company will issue the Notes under an indenture (the “Indenture”), to be dated as of the Issue Date, among the Company, the Subsidiary Guarantors and                     , as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the Indenture, a copy of the form of which will be filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

      The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Notes will be issued in the form of one or more fully registered Notes in global form. See “— Book-Entry Form.”

General

      The Notes will be:

•	general unsecured senior subordinated obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Debt of the Company;

•	pari passu in right of payment with any future Senior Subordinated Debt of the Company;

•	senior in right of payment to all future Subordinated Debt of the Company; and

•	unconditionally guaranteed by the Subsidiary Guarantors on an unsecured senior subordinated basis.

      The Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of the Company’s Domestic Subsidiaries (collectively, the “Subsidiary Guarantors”).

      Each Note Guarantee will be:

•	a general unsecured senior subordinated obligation of the applicable Subsidiary Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of the applicable Subsidiary Guarantor;

•	pari passu in right of payment with any future Guarantor Senior Subordinated Debt; and

•	senior in right of payment to all future Guarantor Subordinated Debt.

      As of                     , 2004, after giving pro forma effect to the transactions, the Company and its Restricted Subsidiaries would have had total consolidated indebtedness of approximately $           million, including approximately $           million of Senior Debt under the Credit Agreement.

      The Notes will not be guaranteed by our non-U.S. Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any Non-Guarantor Subsidiary, such Non-Guarantor Subsidiary will pay the holders of their Indebtedness and their trade creditors before they will be able to distribute any of their assets to the Company.

      As of the Issue Date, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

      Although the Indenture will contain limitations on the amount of additional Indebtedness that we and our Restricted Subsidiaries may incur, these limitations are subject to important exceptions and qualifications, and the amount of such additional Indebtedness could be substantial. See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” below.

The Notes

     Principal, Maturity and Interest

      The Notes will mature on                     , 2016. The Notes will initially be issued in an aggregate principal amount of $           million, of which $           million will be represented by EYSs offered by this prospectus and $           million will be sold separately (not in the form of EYSs). The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional Notes having substantially identical terms and conditions to the Notes offered hereby (“Additional Notes”), subject to compliance with the restrictive covenants contained in the Indenture. Additional Notes may not be issued if an Event of Default under the Indenture has occurred and is continuing. Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. Any Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have used up Payment Blockage Notice periods and interest deferral periods to the same extent as the Notes issued in this offering. See “— Additional Notes.”

      Interest on the Notes will accrue at the rate of      % per annum and will be payable quarterly in arrears on                     ,                     ,                     and                     , commencing on                     , 2004. The Company will make each interest payment to the Holders of record on the immediately preceding                     ,                     ,                     and           .

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest Deferral

      Prior to                     , 2009, interest payments on the Notes may be deferred, at the Company’s option, for not more than eight quarters in the aggregate and not beyond                     , 2009. After                     , 2009, interest on the Notes may be deferred, at the Company’s option, on not more than four occasions for not more than two quarters per occasion; provided that no interest deferral period after                     , 2009 may commence unless and until all deferred interest and accrued interest thereon pursuant to any preceding interest deferral period has been paid in full.

      In each case, the Company will be required to deliver to the Trustee a copy of a resolution of the Company’s board of directors certified by an Officers’ Certificate of the Company to the effect that, based upon a good faith determination of the Company’s board of directors, such interest deferral is reasonably necessary for bona fide cash management purposes or to reduce the likelihood of or avoid a default on Designated Senior Debt. However, no interest deferral may be commenced, and any ongoing deferral shall cease, if:

•	there has been a failure to pay interest (other than any deferral of interest payments in accordance with the Indenture), principal or premium, if any, on the Notes and such failure is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; or

•	there is a default under any Senior Subordinated Debt (other than the Notes) or Subordinated Debt, in an aggregate amount greater than $ million or its foreign currency equivalent, that has resulted in the acceleration of the maturity of such Debt.

      Deferred interest on the Notes will bear interest at the same rate as stated on the Notes, compounded quarterly, until paid in full. Following the end of any interest deferral period, the Company will be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to                     , 2009 and accrued interest thereon must be repaid on or prior to                     , 2009. All interest deferred after                     , 2009 and accrued interest thereon must be repaid on or prior to the maturity of the Notes; provided that the Company must pay in full all deferred interest and accrued interest thereon with respect to any interest deferral period after                     , 2009 prior to deferring interest for any subsequent interest deferral period.

      The Company may prepay all or part of the deferred interest and accrued interest thereon at any time other than during any interest deferral period. If the Company prepays less than all of the deferred interest and accrued interest thereon, the Trustee will apply such prepayment in the order of maturity to the remaining deferred interest payments. During any interest deferral period, or for so long as any deferred interest and accrued interest thereon remains unpaid, the Company will not be permitted to pay any dividends or make any distributions to holders of the Company’s common stock, or make certain other Restricted Payments. See “— Certain Covenants — Restricted Payments.”

      If we elect to defer the payment of interest on the Notes, you may incur OID. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Stated Interest; Deferral of Interest.”

     Additional Notes

      The Indenture will permit issuances of Additional Notes:

•	upon exchange of Class B Common Stock issued on the Issue Date for EYSs, subject to compliance with clause (12) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

•	for other purposes, as long as no Event of Default has occurred and is continuing at the time of, or would be caused by, such issuance; the Incurrence of Debt evidenced by such Additional Notes is permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and if such Additional Notes are issued in connection with the issuance of EYSs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock outstanding immediately after the Issue Date.

      Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued on the Issue Date and will be deemed to have used up Note Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued on the Issue Date.

      The Indenture and the agreements with The Depository Trust Company will provide that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number (or any issuance of Notes thereafter), each holder of the Notes or the EYSs (as the case may be) agrees that a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of EYSs) will be automatically exchanged, without any action by such holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange, each Holder of the Notes or the EYSs (as the case may be) owns an inseparable unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other holder (and, for any holder of EYSs, such indivisible unit composed of the Notes and Additional Notes will be included in such holder’s EYSs), and the records of The Depository Trust Company and the Trustee will be revised to reflect each such automatic exchange without any further action of such holder. The aggregate stated principal amount of the Notes owned by each holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Company may affect the tax treatment of the Holders of the Notes and the EYSs. See “Material U.S. Federal Income Tax Considerations — Notes — Additional Issuances of Notes.” Any Additional Notes will be Guaranteed by the Subsidiary Guarantors on the same basis as the Notes.

      The Company may not issue Additional Notes unless prior to or simultaneously with such issuance it has received (a) an opinion of an independent advisor to the effect that, after giving effect to the Incurrence of Indebtedness evidenced by such Additional Notes and the related Note Guarantees, the Company and the Note Guarantors are solvent and (b) that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

      In addition, if such Additional Notes are issued with original issue discount, Holders of such Notes may not be able to recover the portion of their principal amount treated as unaccrued original issue discount in the event of an acceleration of the Notes or a bankruptcy of the Company prior to the maturity of the Notes. See “Risk Factors — Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes — Subsequent issuances of Notes may cause you to recognize original issue discount and subject you to other adverse consequences” and “Risk Factors — Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes — A subsequent issuance of notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the notes or in the event of our bankruptcy.”

Note Guarantees

      All obligations of the Company under the Indenture and the Notes will be Guaranteed on an unsecured senior subordinated basis by each of the Company’s Domestic Subsidiaries (all such Guarantee obligations by such Subsidiary Guarantors are referred to as the “Note Guarantees”). The Note Guarantees will be joint and several obligations of the Subsidiary Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of the applicable Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Subsidiary Guarantor after giving effect to all of its other contingent and fixed liabilities (including all Senior Debt of such Subsidiary Guarantor) without rendering its Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting rights of creditors generally. Any Subsidiary that Guarantees Indebtedness of the Company or any Subsidiary Guarantor after the Issue Date will be required to Guarantee the Notes pursuant to the covenant described under “— Certain Covenants — Additional Note Guarantees.”

      Each Note Guarantee is a continuing Guarantee and shall remain in full force and effect until payment in full of all the Notes; be binding upon each such Subsidiary Guarantor and its successors; and inure to the benefit of and be enforceable by the Holders, their successors, transferees and assigns.

      The Note Guarantee of any Subsidiary Guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

•	in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

•	if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

•	upon legal defeasance or satisfaction and discharge of the Indenture.

Subordination

      The payment of principal of and premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt of the Company, whether outstanding on the Issue Date or thereafter Incurred.

      Upon any distribution to creditors of the Company:

•	in a liquidation or dissolution of the Company;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

•	in an assignment for the benefit of creditors; or

•	in any marshaling of the Company’s assets and liabilities.

the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes and until all Obligations with respect to such Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”).

      The Company also may not make any payment or distribution with respect to the Notes (other than Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

•	a default in the payment of the principal of and premium, if any, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

•	any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Debt.

      Payments on the Notes may and will be resumed:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•	in the case of a nonpayment default, upon the earlier of (a) the date on which such nonpayment default is cured or waived (so long as no other default exists), (b) 179 days after the date on which the applicable Payment Blockage Notice is received or (c) the date the Trustee receives written notice from the representative of the holders of such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

•	360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

•	all scheduled payments of principal of premium, if any, and interest on the Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (other than Permitted Junior Securities or from the trust described under “— Legal Defeasance and

Covenant Defeasance”) at a time when the payment is prohibited by the subordination provisions of the Indenture, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and will be paid over and delivered to the holders of Senior Debt or their proper representative.

      The Indenture further requires the Company to promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization or similar proceeding of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors — Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes — Because of the subordinated nature of the notes and the related note guarantees, holders of our notes may not be entitled to be paid in full, in the event of a payment default on our senior indebtedness or senior indebtedness of the subsidiary guarantors or a bankruptcy, liquidation or reorganization or similar proceeding.”

      Payments under the Note Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Subsidiary Guarantor, including Senior Debt of such Subsidiary Guarantor Incurred after the Issue Date, on the same basis as provided above with respect to the subordination of payments on the Notes.

Optional Redemption

      The Notes will not be redeemable at the Company’s option prior to                     , 2009.

      At any time and from time to time on and after                     , 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	%
2010	%
2011	%
2012 and thereafter	%

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed.

      In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) on, the Notes to be redeemed.

      A full or partial redemption of the Notes will result in an automatic separation of the EYSs. See “Description of EYSs — Automatic Separation.”

Mandatory Redemption

      Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in the Indenture. Upon the occurrence of a Change of Control, the Company will offer a payment (the “Change of Control Purchase Price”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest (including any deferred interest and accrued interest thereon), on the Notes repurchased, to the date of purchase (the “Change of Control Offer”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. In order for a holder of EYSs to exercise its right to require the Company to repurchase its Notes, such holder must voluntarily separate its EYSs representing such Notes.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

      The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      In the event that at the time of such Change of Control the terms of any other Designated Senior Debt restricts or prohibits the repurchase of Notes pursuant to this covenant, then prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, the Company will (i) repay all such outstanding Designated Senior Debt or offer to repay in full all such outstanding Designated Senior Debt and repay the Designated Senior Debt of each lender who has accepted such offer or (ii) obtain the requisite consents, if any, under all agreements governing such outstanding Designated Senior Debt to permit the repurchase of Notes required by this covenant.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

      The Change of Control repurchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, as a result of such assumptions the Company or such Restricted Subsidiary are released from all liability with respect to such liabilities; and

(c) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 60 days converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option:

(1) to repay, prepay, repurchase or otherwise retire Senior Debt of the Company (excluding any Indebtedness owed to the Company or to a Restricted Subsidiary of the Company) and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to reinvest in any property or assets that replace the property or assets that were the subject of such Asset Sale;

(3) to reinvest in any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

(4) to reinvest in the Capital Stock of a Person that is engaged in a Permitted Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

      Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $           million (taking into account income earned on such Excess Proceeds, if any), the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest (including any deferred interest and accrued interest thereon), if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. In order for a holder of EYSs to exercise its right to require the Company to repurchase its Notes, such Holder must voluntarily separate its EYSs representing such Notes.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

      The Credit Agreement will prohibit the Company from purchasing any Notes prior to their Stated Maturity. The Credit Agreement also provides that certain change of control or asset sale events with respect to the Company would constitute a default or require repayment of the Senior Debt thereunder. Any future credit agreements or other agreements relating to Senior Debt of the Company to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt under the Credit Agreement (and may constitute a default under future Indebtedness of the Company). In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. The provisions under the Indenture relative to the Company’s obligation to make a Change of Control Offer may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes. See “— Amendment, Supplement and Waiver.”

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (whether made in cash, securities or other property or assets) on or in respect of the Company’s or any of its Restricted

Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) any dividend or distribution made solely in Equity Interests (other than Disqualified Stock) of the Company and (y) any dividend or distribution made solely to the Company or any Restricted Subsidiary of the Company);

(2) purchase, repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt or Guarantor Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) immediately prior to and after giving effect to such Restricted Payment (a) no Dividend Suspension Period is in effect, (b) no interest deferral period with respect to the Notes is in effect and (c) there is no deferred and unpaid interest on the Notes; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 100% of Excess Cash of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(b) 100% of the aggregate net cash proceeds (including net cash proceeds from property (other than cash) that is converted into cash within 30 days of its receipt) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) 100% of the aggregate net cash proceeds (including net cash proceeds from property (other than cash) that is converted to cash within 30 days of its receipt) received from (i) the sale or other disposition (other than to the Company or a Subsidiary) of any Restricted Investment and from repurchases and redemptions of any Restricted Investment from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from payments of interest on and repayments of loans or advances that constituted Restricted Investments, (ii) the sale (other than to the Company or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or (iii) a distribution or dividend from an Unrestricted Subsidiary.

      So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt or Guarantor Subordinated Debt or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees) of, Equity Interests of the Company (other than Disqualified Stock);

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt or Guarantor Subordinated Debt with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to the holders of its Equity Interests on no more than a pro rata basis, or the purchase of Equity Interests of any such Restricted Subsidiary constituting a Permitted Investment;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Equity Interests; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $ million in any twelve-month period;

(6) the payment of cash to holders of Capital Stock of the Company in lieu of the issuance of fractional shares, not to exceed $ in the aggregate;

(7) the Transactions;

(8) the exchange of any shares of Class B Common Stock issued on the Issue Date for EYS or Class A Common Stock and Notes; and

(9) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $ million.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $           million. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (including Acquired Debt) or the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least                     to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period;

      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company and any Subsidiary Guarantor of additional Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $ million, which amount shall be permanently reduced by the aggregate amount of Net Proceeds applied to repay Indebtedness under any Credit Facility since the Issue Date pursuant to the covenant described under “— Repurchase at the Option of Holders–Asset Sales”;

(2) Indebtedness outstanding on the Issue Date;

(3) the Incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the related Note Guarantees issued on the Issue Date;

(4) the Incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary; provided that (A) the aggregate principal amount of such Indebtedness does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the property, plant or equipment acquired, constructed or leased and (B) the aggregate principal amount of all Indebtedness Incurred and then outstanding pursuant to this clause (4), including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), shall not exceed $ million at any time outstanding;

(5) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (5), (12) and (17) of this paragraph;

(6) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries of shares of Preferred Stock; provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such

Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(9) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or any Subsidiary Guarantor of the Company that was permitted to be Incurred by another provision of this covenant, and Indebtedness of the Company or any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to the Company or any Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

(10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

(11) the Incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11);

(12) Indebtedness of the Company evidenced by Additional Notes, represented by EYSs to be issued in exchange for Class B Common Stock issued on the Issue Date; provided that at the time of such exchange (a) no Event of Default has occurred and is continuing at the time of, or would be caused by, such issuance and (b) the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the EYSs outstanding prior to such issuance, and in each case, the related Note Guarantees; and provided further, that no such issuance of Additional Notes in connection with such an exchange may be made during any interest deferral period with respect to the Notes or, after the end of any such interest deferral period, so long as any deferred interest and accrued interest thereon has not been paid in full;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments Incurred in connection with the acquisition or disposition of any business, assets or Person;

(14) the Incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of completion guarantees, performance, bid, surety, judgment or appeal bonds, or reimbursement, indemnity or warranty obligations, in each case provided, or relating to liabilities or obligations incurred, in the ordinary course of business;

(15) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds as long as any such Indebtedness is extinguished by the end of the fifth Business Day after such Incurrence;

(16) the Incurrence of Indebtedness owed to any Person in connection with worker’s compensation, self-insurance, health, disability or other employee benefits or property, casualty or any liability insurance provided by such Person to the Company or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; and

(17) the Incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $ million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above , or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. All indebtedness under Credit Facilities on the date hereof shall be considered Incurred under the first paragraph of this covenant. For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

No Senior Subordinated Debt

      The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is expressly subordinate in right of payment to, the Notes. No Subsidiary Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor’s Note Guarantee, or is expressly subordinate in right of payment to such Subsidiary Guarantor’s Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so Guaranteed merely because it is not so Guaranteed.

Liens

      The Company will not, and will not permit or cause any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of any other Person), whether now owned or hereafter acquired, or any proceeds, income or profits therefrom, securing any Indebtedness of the Company or any Subsidiary Guarantor that is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Notes or such Subsidiary Guarantor’s Note Guarantee (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Debt or Guarantor Subordinated Debt) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in any Restricted Subsidiary creating such Initial Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Credit Agreement and any other agreement governing Indebtedness outstanding on the Issue Date, in each case as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law or any applicable rule, regulation or order by any governmental body or regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(4) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such restriction was not created in connection with or in anticipation of any such acquisition; provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(5) customary provisions in leases, intellectual property agreements and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) any agreement relating to a Sale and Leaseback Transaction or Capital Lease Obligation, in each case, otherwise permitted by the Indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction or Capital Lease Obligation.

Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (other than a merger or consolidation of a Restricted Subsidiary with and into the Company), whether or not the Company is the surviving corporation; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately before and after giving pro forma effect to such transaction or series of transactions (and treating, for purposes of this clause (3) and clauses (4) and (5) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) each Subsidiary Guarantor, unless they are the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to the surviving Person’s obligations under the Indenture and the Notes; and

(6) the Company shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

      The surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the predecessor company shall be released from its obligations under the Indenture and the Notes.

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and its Note Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described under “— Repurchase at the Option of Holders — Asset Sales.”

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $ million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $ million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction or series of transactions between or among the Company and/or its Restricted Subsidiaries;

(2) reasonable and customary fees and other compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary;

(3) sales of Equity Interests (other than Disqualified Stock) or EYSs or Additional Notes, in each case, issued in accordance with the Indenture, to Affiliates of the Company;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under “— Restricted Payments” or any Permitted Investment;

(5) loans and advances to employees made in the ordinary course of business as long as such loans and advances do not exceed $ million in the aggregate at any one time outstanding;

(6) maintenance in the ordinary course of business of customary benefit plans, programs or arrangements for employees, officers or directors, including disability, severance, vacation, health insurance, life insurance, deferred compensation, retirement, savings or other similar plans, programs or arrangements;

(7) any transaction or series of transactions between the Company or any Restricted Subsidiary and any Joint Venture; provided that (a) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $ million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by a majority of the Board of Directors of the Company;

(8) any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the Board of Directors of the Company determines in good faith that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than might reasonably be obtained at such time in a comparable arms’-length transaction with an unaffiliated party;

(9) performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefore so long as such modification or replacement is not materially more disadvantageous to the Company or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date; and

(10) the Transactions.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under “— Restricted Payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Note Guarantees

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date then that newly acquired or created Domestic Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. For the purposes of this covenant, the Company or any of its Restricted Subsidiaries shall be deemed to have acquired or created a Domestic Subsidiary if the Board of Directors designates any Unrestricted Subsidiary formed under the laws of the United States or any state of the United States or the District of Columbia, a Restricted Subsidiary in accordance with the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries.”

Business Activities

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission (unless such filing is not permitted by the Commission) and furnish to the Trustee, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. The Company also will comply with Section 314(a) of the Trust Indenture Act of 1939.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes or interest on any deferred interest whether or not prohibited by the subordination provisions of the Indenture; provided that deferral of interest payments in accordance with the Indenture shall not constitute a default;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure to pay any deferred interest or any accrued interest on any deferred interest at the end of any Initial Interest Deferral Period or any Subsequent Interest Deferral Period;

(4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the provisions described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(5) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its

Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates at least $ million (or its foreign currency equivalent at the time);

(7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $ million (or its foreign currency equivalent at the time), which judgments are not paid, waived, discharged or stayed for any period of 60 consecutive days;

(8) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

(10) the Company pays any dividend or makes any other payment or distribution on or in respect of, or purchases, redeems or otherwise acquires or retires for value, any Equity Interests of the Company (a) during any interest deferral period with respect to the Notes, (b) if any deferred interest and accrued interest thereon has not been paid in full, (c) during the continuance of an Event of Default or (d) during the continuance of any Dividend Suspension Period.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration and its consequences. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in the Holders’ interest, except notice with respect to a Default or Event of Default relating to (i) the payment of principal of, or interest or premium, if any, on, the Notes or (ii) an Event of Default under clause (10) above.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes or (ii) in respect of an Event of Default under clause (10) above.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal of, or interest or premium, if any on the Notes when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% (or, in respect of a remedy (other than acceleration) for an Event of Default under clause (10) above, at least 10%) in principal amount of the outstanding Notes have requested the Trustee to pursue such remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) except with respect to a remedy (other than acceleration) for an Event of Default under clause (10) above, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to                     , 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to that date, then the premium specified in the Indenture with respect to the first year that the Notes may be redeemed at the Company’s option will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor or successor entity, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make a Change of Control Offer and an Asset Sale Offer) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. In the event Legal Defeasance occurs, the events described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument (including the Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed (other than provisions relating to the covenants described above under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note or amend the Company’s right to defer interest on the Notes in a manner adverse to the holders of the Notes;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults;

(7) impair the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in any Note Guarantee that would adversely affect any Holder or release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) make any change to the definition of Dividend Suspension Period to lower the applicable Dividend Suspension Threshold specified therein (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient);

(10) make any change that eliminates the prohibitions in the Indenture on paying dividends and making certain other Restricted Payments while interest on the Notes is being deferred, while any previously deferred interest on the Notes remains unpaid or during the continuance of any Dividend Suspension Period or Event of Default (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient);

(11) waive an Event of Default under clause (10) of the first paragraph of the provisions described under “— Events of Default and Remedies”; or

(12) make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the Indenture relating to the subordination provisions of the Indenture that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to add Guarantees with respect to the Notes, including any Note Guarantee, or to release any Subsidiary Guarantor from its Note Guarantee as provided by the terms of the Indenture;

(6) to secure the Notes;

(7) to make changes to the Indenture to provide for the issuance of Additional Notes; or

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

      The consent of holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

      The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

      If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Trustee will initially act as paying agent and registrar.

Book-Entry Form

      The Notes initially will be issued in the form of one or more fully registered Notes in global form (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

Depositary Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants. Participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of the ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of the Participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to Participants’ interests) for such Global Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

      Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

      Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes, or any Notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the registered owners or holders of such Global Notes, or any Notes represented thereby.

      Any payments of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date and as soon as possible thereafter will be payable by the Trustee to DTC in its capacity as the registered holder of the Global Notes representing such Notes. The Trustee will treat the persons in whose names the Global Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof nor the Company has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless

DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing constructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Trustee.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of the Global Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited.

Exchange of Book-Entry Notes for Certificated Notes

      A Global Note is exchangeable for Notes in registered certificated form if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor depositary, (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default (as defined in the Indenture). In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests therein will be fully registered and issued without coupons in denominations of $1,000 and integral multiples thereof.

Same-Day Settlement and Payments

      The Indenture will require that payments in respect of the Global Notes (including principal, premium and interest (if any)) be made by wire transfer of immediately available funds to the accounts specified by the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

      So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      As long as the Notes are represented by a Global Note, DTC’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice of Participants or by owners of beneficial interests in a Global Note held through such Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other Participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant through which it holds an interest in a Note in order ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, other than Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Additional Notes” means any Notes issued pursuant to the Indenture in addition to the Notes issued on the Issue Date.

      “Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such loss was deducted in computing such Consolidated Net Income; plus

(5) any extraordinary loss and any non-recurring loss, charge or expense, in each case deducted in computing such Consolidated Net Income; plus

(6) any net loss from discontinued operations and any net losses on disposal of discontinued operations, in each case deducted in computing such Consolidated Net Income and relating only to the discontinuance of the fuel services business of Viaster Services, LP; plus

(7) any management or financial advisory fee paid to KRG Capital Partners, LLC pursuant to the Management Agreement, dated September 3, 1999, as amended, between the Company, Transcore, L.P. and KRG Capital Partners, LLC, incurred and deducted in computing such Consolidated Net Income not later than the Issue Date; plus

(8) any expenses related to the Company’s 1999 Employee Retention Plan A, 1999 Employee Retention Plan B and 1999 Stock Appreciation Rights Plan, incurred and deducted in computing such Consolidated Net Income not later than the Issue Date; minus

(9) non-cash items increasing such Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business) and any extraordinary gain and any net gain realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such gains were added in computing such Consolidated Net Income;

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that (a) involves assets having a Fair Market Value of less than $ million or (b) is for aggregate consideration of less than $ million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition or replacement of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the grant of Liens not prohibited by the Indenture;

(7) any disposition arising from foreclosure, condemnation or similar action with respect to any property or assets;

(8) a Restricted Payment that is permitted by the covenant described above under “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(9) any exchange of like-kind property pursuant to Section 1031 of the Code for use in a Permitted Business.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

      “Capital Expenditures” means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capital Lease Obligations Incurred by such Person.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock, including, without limitation, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and Preferred Stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;

(2) the adoption by stockholders of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares (other than any transaction pursuant to which the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for at least a majority of the Voting Stock (other than Disqualified Stock) of the surviving or transferee Person (immediately after giving effect to such issuance)); or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

      “Class A Common Stock” means the Company’s Class A common stock, par value $0.01 per share.

      “Class B Common Stock” means the Company’s Class B common stock, par value $0.01 per share.

      “Class C Common Stock” means the Company’s Class C common stock, par value $0.01 per share.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commission” means the Securities Exchange Commission.

      “Common Stock” means the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock.

      “Consolidated Interest Expense” means, with respect to any specified Person for any period, the total interest expense, whether paid or accrued and whether or not capitalized, of such Person and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP (including, without limitation, (a) amortization of debt issuance costs and original issue discount, (b) non-cash interest payments, (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, and (f) commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

      “Consolidated Tangible Assets” means, as of any date of determination, the total assets less total intangible assets (including, without limitation, goodwill), in each case shown in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, dated as of                     , 2004, among the Company, the Subsidiaries of the Company party thereto, the lenders parties thereto and Harris Trust and Savings Bank, as administrative agent, including any related Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Credit Facilities” means, one or more debt facilities, (including, without limitation, the Credit Agreement) commercial paper facilities or secured capital markets financing, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing, (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) letters of credit or secured capital markets financing, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) all Obligations (including Hedging Obligations) outstanding under or in respect of the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments.”

      “Dividend Suspension Period” means any period in which the Fixed Charge Coverage Ratio of the Company for the last four fiscal quarters preceding the date on which such calculation is made for which consolidated financial statements of the Company are available is less than the following applicable threshold:

Dividend Suspension
Period Ended On	Threshold

Issue Date through , 20	to 1.00
, 20 and thereafter	to 1.00

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date.

      “Event of Default” has the meaning set forth under “— Events of Default”.

      “Excess Cash” shall mean, with respect to the Company for any period, Adjusted EBITDA of the Company and its Restricted Subsidiaries for such period, minus the sum of the following, each determined for such period on a consolidated basis:

(1) Consolidated Interest Expense of the Company (excluding amortization of debt issuance costs and original issue discount and other non-cash interest expense);

(2) deferred interest expense, if any, not otherwise included in clause (1);

(3) all cash taxes paid, net of cash tax refunds and cash tax rebates received by the Company and its Restricted Subsidiaries;

(4) Capital Expenditures of the Company and its Restricted Subsidiaries (except to the extent financed with an Incurrence of long-term Indebtedness, other than under any revolving credit facility);

(5) the aggregate principal amount of any Indebtedness repaid by the Company and its Restricted Subsidiaries (including Indebtedness under any revolving credit facility to the extent that such repayment represents a permanent reduction of commitments under such revolving credit facility), except any such repayment (x) out of the Net Proceeds of an Asset Sale pursuant to the covenant described under “— Repurchase at the Option of the Holders — Asset Sales” (except to the extent such Net Proceeds are included in Adjusted EBITDA) and (y) out of the proceeds of long-term Debt Incurred to refinance such Debt; and

(6) any loss, charge, expense or fee described in clause (5), (6), (7) or (8) of the definition of Adjusted EBITDA that represents a cash payment.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “EYSs” means the Company’s Enhanced Yield Securities, whether issued on the Issue Date or as may be issued from time to time.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; as determined in good faith by the Board of Directors of the Company and evidenced by a resolution of the Board of Directors set forth in an Officer’s Certificate delivered to the Trustee.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of such Person for such period; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, to the extent that interest in respect of such interest expense is payable by such Person; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; minus

(5) charges attributable to (a) the amortization of expenses relating to the Transactions and (b) the write-off of deferred financing fees and costs relating to the repayment of Indebtedness as part of the Transactions;

in each case, on a consolidated basis and in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period;

(2) the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and (b) in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (4) of the definition of Permitted Investments. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Guarantor Senior Subordinated Debt” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under its Note Guarantee and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under its Note Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor that is not Senior Debt of such Subsidiary Guarantor.

      “Guarantor Subordinated Debt” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Indebtedness).

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person Incurred in the normal course of business and not for speculative purposes under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) foreign exchange contracts and currency protection agreements, (3) any commodity futures contract, commodity option or other similar agreement or arrangement and (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates or commodity prices.

      “Incur” means create, incur, issue, assume, Guarantee, or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

      “Indebtedness” means, with respect to any specified Person, any obligation of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt in respect of Sale and Leaseback Transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the Fair Market Value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.”

      “Issue Date” means the date on which the Notes are originally issued under the Indenture.

      “Joint Venture” means any joint venture between the Company and/or any Restricted Subsidiary and any other Person if such joint venture is owned 50% or less by the Company and/or any of its Restricted Subsidiaries; and not directly or indirectly controlled by or under direct or indirect common control of the Company and/or any of its Restricted Subsidiaries.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form, net of the direct costs relating to such Asset Sale, and the sale or disposition of such non-cash consideration (including, without limitation, legal, accounting and investment banking fees and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of Indebtedness required (other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof.

      “Non-Guarantor Subsidiary” means any Subsidiary other than a Subsidiary Guarantor.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Note Guarantee” means any Guarantee by a Subsidiary Guarantor of the Company’s payment Obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

      “Notes” means the      % Senior Subordinated Notes due 2016 of the Company issued on the Issue Date and any Additional Notes.

      “Obligations” means any principal and premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, Guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an Officer’s Certificate delivered to the Trustee.

      “Permitted Holders” means KRG Capital Partners, LLC and its Affiliates.

      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in existence on the Issue Date;

(3) any Investment in Cash Equivalents;

(4) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment such Person becomes a Restricted Subsidiary of the Company or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; provided that such Person’s primary business is a Permitted Business;

(5) any Investment made as a result of the receipt of non-cash consideration from sales or dispositions of property or assets, including Asset Sales made in compliance with the covenant described above under “— Repurchase at the Option of Holders — Asset Sales”;

(6) any Investment made using Equity Interests (other than Disqualified Stock) of the Company as consideration;

(7) any Investments received (a) in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or litigation, arbitration or other disputes with Persons that are not Affiliates or (b) in satisfaction of judgments;

(8) Hedging Obligations permitted to be Incurred under the covenant described under “— Certain Covenants–Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) loans or advances made to officers or employees of the Company or any Restricted Subsidiary in the ordinary course of business not to exceed $ million in the aggregate outstanding at any one time;

(10) loans or advances made to officers or employees of the Company or any Restricted Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(11) accounts receivable owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business, and loans or advances to customers or suppliers of the Company or any of its Restricted Subsidiaries in the ordinate course of business;

(12) Guarantees or Liens Incurred in compliance with the covenant described under “— Certain Covenants–Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13) Investments under or relating to any Joint Venture the primary business of which is a Permitted Business, in an aggregate amount not to exceed $ million in the aggregate outstanding at any one time;

(14) pledges or deposits described in the definition of “Permitted Liens”;

(15) in addition to the foregoing, other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed % of Consolidated Tangible Assets.

      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Subsidiary Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt pursuant to the Indenture.

      “Permitted Liens” means:

(1) Liens existing on the Issue Date, and Liens in favor of the Company or the Subsidiary Guarantors;

(2) Liens on property or assets of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens shall not have been not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary and may not extend to any other property or assets of the Company or any other Restricted Subsidiary;

(3) Liens on property or assets existing at the time of acquisition of the property or assets by the Company or any Restricted Subsidiary of the Company, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens shall not have been not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property or assets were acquired by the Company or any Restricted Subsidiary and may not extend to any other property or assets of the Company or any Restricted Subsidiary;

(4) Liens, pledges or deposits to secure the performance of bids, tenders, government or other contracts (other than for borrowed money), reimbursement, indemnity or warranty obligations, for utilities or leases, statutory or regulatory obligations, completion guarantees, surety, performance, judgment or appeal bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” covering only the assets acquired with such Indebtedness;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(7) Liens arising out of judgments, decrees or awards in respect of which the Company is in good faith prosecuting an appeal or proceedings for review, which appeal or proceedings have not been finally terminated, or if the period within which such appeal or proceedings may be initiated has not expired;

(8) Liens, pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security and similar legislation or other insurance-related obligations;

(9) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of sums not yet due or that are being contested in good faith and by appropriate proceedings;

(10) easements, rights-of-way, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to third parties, in the ordinary course of business, which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(11) Liens on Equity Interests of an Unrestricted Subsidiary securing Indebtedness or other obligations of such Unrestricted Subsidiary;

(12) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(13) Liens arising by operation of law (or by agreement to the same effect) in the ordinary course of business;

(14) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $ million at any one time outstanding; and

(15) Liens securing any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is Incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      Notwithstanding the foregoing, any debt Incurred under Credit Facilities pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitled the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

      “Senior Debt” means with respect to any Person,

(1) all Indebtedness of such Person outstanding under any Credit Facilities and all Hedging Obligations;

(2) any other Indebtedness of such Person permitted to be Incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt, with respect to any Person, will not include:

(a) any liability for federal, state, foreign, local or other taxes owed or owing by such Person;

(b) any intercompany Indebtedness of such Person or any of its Subsidiaries to the Company or any of its Affiliates;

(c) any trade payables;

(d) any Indebtedness that is Incurred in violation of the Indenture; or

(e) any obligation with respect to any Capital Stock of such Person.

      “Senior Subordinated Debt” means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu in right of payment with the Notes and is not expressly subordinated by its terms in right of payment to any Indebtedness of the Company that is not Senior Debt of the Company.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Debt” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Indebtedness).

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Subsidiary Guarantors” means each of:

(1) the Company’s Domestic Subsidiaries in existence of the Issue Date; and

(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

      “Transactions” means, collectively, any or all of the following:

(1) the entry into this Indenture, the offer and issuance of the Notes and the provision of the Note Guarantees by the Subsidiary Guarantors;

(2) the entry into the Credit Agreement and Incurrence of Indebtedness thereunder on the Issue Date by one or more of the Company and its Restricted Subsidiaries;

(3) the repayment of amounts outstanding under any existing credit facility to which the Company is party on the Issue Date and the termination of commitments thereunder;

(4) the payment by the Company of all amounts due upon the exercise of stock appreciation rights issued pursuant to its 1999 Stock Appreciation Rights Plan;

(5) the payment by the Company of all fixed benefits due to participants of its Retention Plan B;

(6) the redemption by the Company of its outstanding (a) class A redeemable preferred stock and (b) class A-1 redeemable preferred stock, including shares of class A-1 redeemable preferred stock issued upon the exercise of options, in each case, plus accrued but unpaid dividends thereon;

(7) the repurchase by the Company of its outstanding class B-1 convertible preferred stock, plus accrued but unpaid dividends thereon;

(8) cash payments made by the Company with respect to unexercised and unvested options for the Company’s preferred and common stock which options are terminated in exchange for the right to receive cash payments in the future based upon specified vesting dates;

(9) the repurchase by the Company of shares of its existing class A common stock, including shares of class A common stock issued upon (a) the exercise of options, (b) the exchange of warrants or (c) the conversion of convertible preferred or common stock; and

(10) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (including pursuant to a Note Guarantee).

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

EYSs ELIGIBLE FOR FUTURE SALE

      Future sales or the availability for sale of substantial amounts of EYSs or shares of our class A common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon the closing of this offering, we will have                     EYSs outstanding, in respect of                      shares of our class A common stock and $           million aggregate principal amount of our notes. All of these EYSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the EYSs or securities represented thereby are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. The amended and restated registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the EYSs to be held by KRG, certain other significant stockholders and certain members of our management. In addition, the class B common stock registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the EYSs for which the shares of class B common stock are exchangeable. The amended and restated registration rights agreement and the class B common stock registration rights agreement will cover                      shares of class A common stock represented by such EYSs. Upon the closing of this offering and assuming exchange of all of our class B common stock for EYSs, our existing equity investors and members of management will own shares of class A common stock representing an aggregate           % and      %, respectively, ownership interest in us after the offering, or      % and      %, respectively, if the underwriters’ over-allotment option is exercised in full. See “Certain Relationships and Related Party Transactions — Registration Rights Agreements — Amended and Restated Registration Rights Agreement and Class B Common Stock Registration Rights Agreements.”

      Subject to certain limitations, we may issue EYSs, notes, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock or notes, which may be in the form of EYSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EYSs.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material U.S. federal income tax considerations associated with the acquisition, ownership and disposition of EYSs, notes and class A common stock by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This disclosure addresses only EYSs, notes and class A common stock held as capital assets by U.S. Holders or Non-U.S. Holders who acquired EYSs upon their original issuance at their initial offering price or notes (not represented by EYSs) upon their original issuance at their initial offering price, in each case issued in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of EYS, notes and class A common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities (including private foundations);

•	insurance companies;

•	persons holding EYSs, notes or class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons liable for alternative minimum tax;

•	investors in pass-through or other entities;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. expatriates.

      This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect, and all subject to change or differing interpretations, possibly on a retroactive basis. The statements of law and legal conclusions in this discussion constitute the opinion of Blank Rome LLP, our special counsel. Such opinion is based in part on facts described in this prospectus and on various assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. This discussion does not address any state, local or non-U.S. tax considerations.

      For purposes of this discussion, a “U.S. Holder” means a beneficial owner of EYSs, notes or class A common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion a “Non-U.S. Holder” means a beneficial owner of EYSs, notes or class A common stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. For purposes of this discussion, unless otherwise provided, references to notes include notes held as part of an EYS.

      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EYSs, notes or class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding EYSs, notes or class A common stock, we urge you to consult your own tax advisors.

      Prior to the subsequent issuance of notes, as more fully described under “Description of Notes-Additional Notes”, we must receive an opinion of counsel to the effect that such subsequently issued notes should be treated as debt for U.S. federal income tax purposes. The remainder of this discussion assumes that any subsequently issued notes will be so treated.

      No statutory, administrative or judicial authority directly addresses the treatment of EYSs or instruments similar to EYSs for U.S. federal income tax purposes. As a result, the Internal Revenue Service (“IRS”) or the courts may not agree with the tax consequences described below. Treatment different from that described below could adversely affect the amount, timing and character of income, gain or loss associated with the acquisition, ownership and disposition of the EYSs, notes and class A common stock, and, in the case of Non-U.S. Holders, could subject them to U.S. federal estate taxes and payments to them to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, different treatment could result in the loss by us of all or part of our deduction for interest paid on the notes and could result in our being liable for withholding tax on interest paid to Non-U.S. Holders.

      PROSPECTIVE PURCHASERS OF EYSs OR NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH ACQUIRING, OWNING AND DISPOSING OF EYSs, NOTES AND CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

Consequences to U.S. Holders

      The following discussion applies only to U.S. Holders:

EYSs

Allocation of Purchase Price

      Your acquisition of an EYS should be treated for U.S. federal income tax purposes as the acquisition of the share of class A common stock and the note represented by such EYS. Accordingly, we will treat the acquisition of EYSs in this manner and, by purchasing an EYS, you agree to treat the acquisition of EYSs in this manner. The remainder of this discussion assumes that the acquisition of an EYS will be treated as an acquisition of the share of class A common stock and the note constituting the EYS.

      The purchase price of each EYS will be allocated between the share of class A common stock and the note constituting the EYS in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax bases in the share of class A common stock and the note. We will report the initial fair market value of each share of class A common stock as $          and the initial fair market value of each note as $               , and by purchasing an EYS, you agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the IRS and the IRS may challenge it. If the IRS successfully challenges this allocation on the basis that the note had, at the time of purchase, a fair market value that is less than that which we allocated to it, it is possible that the note will be treated as having been issued with OID. If the note were treated as being issued with OID, you generally would have to include OID in income in advance of the receipt of cash attributable to that income. If the IRS successfully asserts that the note had, at the time of purchase, a fair market value greater than that allocated to it, it is possible that the note will be treated as having been issued with amortizable bond premium. If the note were treated as having been issued with amortizable bond premium, you may be able to elect to amortize such bond premium over the term of the note.

      The remainder of this discussion assumes that our agreed upon allocation of the purchase price will be respected for U.S. federal income tax purposes.

Separation and Recombination

      If you separate an EYS into a share of class A common stock and a note or recombine a share of class A common stock and a note to form an EYS, you will not recognize gain or loss upon such separation or recombination. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the share of class A common stock and the note, and your tax bases and holding periods in the share of class A common stock and the note will not be affected by such separation or recombination.

Notes

Characterization of Notes

      As discussed in more detail in the following paragraphs, in the opinion of Blank Rome LLP, our special counsel, the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. A copy of our special counsel’s opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the lead underwriters expect to receive an opinion of their counsel substantially to this effect. Such opinions are based in part on facts described in this prospectus and on various assumptions, representations and determinations (including those described below). Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an EYS or a note (not represented by an EYS), you agree to treat, the notes as our indebtedness for all tax purposes.

      The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its treatment is governed by principles developed in the case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the issuer of the instrument. The opinions of counsel referred to above are based upon the terms of the notes and the EYSs and, in addition, rely upon certain representations and determinations by us, and                     as an independent appraisal firm. The representations and determinations by us and/or the independent appraisal firm will be substantially to the effect that:

•	the term, interest rate and other material provisions of the notes are commercially reasonable and are substantially similar to those to which an unrelated third party lender, bargaining at arm’s-length, would reasonably agree;

•	the aggregate principal amount of the notes and our other indebtedness in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	we expect to pay the principal and interest on the notes in full in accordance with their terms; and

•	the ratio of our total outstanding indebtedness to the fair market value of our equity at the completion of this offering will not exceed-to one.

      In light of the representations and determinations described above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the notes, our special counsel is of the opinion that the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of notes and class A common stock). In light of this absence of direct authority, our special counsel cannot conclude with certainty that the notes issued in this offering will be treated as debt for U.S. federal income tax purposes.

      If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then payment of the stated interest on the notes would generally be treated as the payment of dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the special rate described below under “Class A Common Stock — Dividends.” Furthermore, interest on the notes would not be deductible by us for U.S. federal income tax purposes if the notes were treated as equity for such purpose. Our inability to deduct interest on the notes would materially increase our taxable income and, thus, could increase our U.S. federal income tax liability. We could also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are treated as dividends for U.S. federal income tax purposes. As a result, if the notes were treated as equity for U.S. federal income tax purposes, our after-tax cash flow could be reduced, thereby adversely affecting our ability to make payments on the notes and the class A common stock.

      Except where stated otherwise, the remainder of this discussion assumes the notes will be treated as debt for U.S. federal income tax purposes.

Sale, Exchange or Other Disposition of Notes

      Upon the sale, exchange or other disposition of an EYS, you will be treated as having sold, exchanged or disposed of the note represented by the EYS. Upon the sale, exchange, or other disposition of a note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your tax basis in the note. As described above under “EYSs — Allocation of Purchase Price,” your tax basis in a note acquired by your purchasing an EYS generally will be the portion of your purchase price for the EYS allocable to the note and your tax basis in a note acquired separately and not represented by an EYS generally will be your purchase price for such note, in each case less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Stated Interest; Deferral of Interest

      Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the notes issued in this offering is remote within the meaning of the Treasury regulations. Based on the foregoing determination by us, such notes should not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on such notes will generally be included in your gross income as ordinary interest income at the time accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes. It is possible that the IRS could disagree with our view that the likelihood of deferral of interest payments on the notes issued in this offering is “remote”.

      Under the Treasury regulations, if deferral of any payment of interest were determined not to be “remote,” or if we actually deferred an interest payment, the notes would be treated as issued with OID at the time of issuance or retired and reissued with OID (solely for this purpose) at the time of such deferral, as the case may be. All stated interest on the notes would thereafter be treated as OID. In such event, all of the taxable interest income relating to the notes would constitute OID that would be included in your income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of your method of tax accounting. Actual payments of stated interest would not be reported as taxable income, any amount of OID included in your gross income (whether or not during a deferral period) with respect to the notes would increase your tax basis in such notes, and payments in respect of such accrued OID would reduce your tax basis in such notes. Consequently, during a deferral period, you would be required to include OID in your gross income even though we would not make any actual cash payments on the notes.

Additional Issuances of Notes

      The indenture governing the notes permits us, from time to time, to issue additional notes having terms that are substantially identical to those of the notes issued in this offering. In particular, additional notes will be issued upon an exchange of class B common stock for EYSs. Such subsequently issued notes may be issued with OID if they are issued at a discount to their face value (for example, as a result of changes in prevailing interest rates) or if the contingencies relating to the deferral of interest were not treated as “remote” at the time of issuance. See above “Stated Interest; Deferral of Interest.” The U.S. federal income tax consequences to you of a subsequent issuance of notes (including notes with OID) are unclear. The indenture governing the notes and the agreements with The Depository Trust Company provide that, in the event there is a subsequent issuance of notes having terms substantially identical to the notes issued in this offering, but with a different CUSIP number (or any issuance of notes thereafter), each holder of notes or EYSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of The Depository Trust Company and the trustee will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or EYSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. The tax consequences of a subsequent issuance and exchange will affect all of the notes issued in this offering in the same manner, regardless of whether such notes are held as part of an EYS or separately.

      The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged therefor. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear (and our special counsel is unable to opine as to) whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

      If an automatic exchange following a subsequent issuance were treated as a taxable exchange, you would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received by you and your tax basis in the notes exchanged by you. See “Sale, Exchange or Other Disposition of Notes” above. It is also possible that the IRS might successfully assert that any such loss should be disallowed under the “wash sale” rules, in which case your tax basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, your initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and your holding period in such notes would begin on the day after such exchange.

      Following any such subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and EYSs, and, by acquiring notes or EYSs, you agree to report OID in a manner consistent with this approach. Consequently, you may be required to report OID as a result of a subsequent issuance of notes (even though pursuant to this offering you purchased notes having no OID). This will generally result in your reporting more interest income over the term of the notes than you would have reported had no such issuance and exchange occurred, and such additional interest income will be reflected as an increase in your tax basis in the notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or other disposition of the notes. The deductibility of capital losses is subject to limitations. As a result, regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to you because it may result in an increase in the amount of OID that you are required to include in income.

      Although we will report the OID on all of the notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees, but without regard to the automatic exchanges described above) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person, all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EYSs and notes and could adversely affect the market for EYSs and notes.

      It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, could have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available to make interest payments on the notes or our class A common stock.

      Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their own tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

      The gross amount of distributions to you on a share of class A common stock will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend will be includible in your gross income on the day received by you. Distributions to you in excess of such earnings and profits will be treated first as a return of capital that reduces your tax basis in such class A common stock, and then as gain from the sale or exchange of such class A common stock. Pursuant to recently enacted legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to individuals at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxed to you at ordinary income rates.

Sale, Exchange or Other Disposition of Class A Common Stock

      Upon the sale, exchange or other disposition of an EYS, you will be treated as having sold, exchanged or disposed of the share of class A common stock represented by the EYS. Upon the sale, exchange or other disposition of a share of class A common stock, you will recognize gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your share of class A common stock and your tax basis in such share. As described above under “EYS — Allocation of Purchase Price,” your tax basis in a share of class A common stock generally will be the portion of your purchase price for the EYS allocable to such share, less any prior distributions that reduced such basis. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal, interest and dividends on the notes and class A common stock and to the proceeds of sale of EYSs, notes and class A common stock, unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

      The following discussion applies only to Non-U.S. Holders:

EYSs

Allocation of Purchase Price

      Your acquisition of an EYS should be treated for U.S. federal income tax purposes as an acquisition of the share of class A common stock and the note represented by such EYS. Accordingly, we will treat the acquisition of EYSs in this manner and, by purchasing an EYS, you agree to treat the acquisition of EYSs in this manner. The remainder of this discussion assumes that the acquisition of an EYS will be treated as an acquisition of the share of our class A common stock and the note constituting the EYS.

      The purchase price of each EYS will be allocated between the share of class A common stock and the note constituting the EYS in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax bases in the share of class A common stock and the note. We will report the initial fair market value of each share of class A common stock as $          and the initial fair market value of each note as $          , and by purchasing an EYS, you agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the Internal Revenue Service and the Internal Revenue Service may challenge it.

      The remainder of this discussion assumes that our agreed upon allocation of the purchase price will be respected for U.S. federal income tax purposes.

Notes

Characterization of Notes

      As discussed more fully above under “Consequences to U.S. Holders — Notes — Characterization of Notes,” in the opinion of our special counsel, the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. Such opinions are based in part on facts described in this prospectus and on various assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and by acquiring an EYS or a note (not represented by an EYS), you agree to treat, the notes as our indebtedness for all tax purposes.

      If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would generally be treated in the same manner as shares of class A common stock, as described below under “Class A Common Stock,” and payments on the notes could be subject to U.S. federal withholding taxes. Payments on the notes would not be grossed-up on account of any such taxes. In addition, we could be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are treated as dividends for U.S. federal income tax purposes. Furthermore, if the notes were treated as equity for such purpose, interest on the notes would be nondeductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes would materially increase our taxable income and, thus, could increase our U.S. federal income tax liability. As a result, if the notes were treated as equity for U.S. federal income tax purposes, our after-tax cash flow could be reduced, thereby adversely affecting our ability to make payments on the notes and the class A common stock.

      Except where stated otherwise, the remainder of this discussion assumes the notes will be treated as debt for U.S. federal income tax purposes.

U.S. Federal Withholding Tax

      Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of interest on a note owned by you under the “portfolio interest” exemption, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, within the meaning of section 864(d)(4) of the Code, to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

      To satisfy the statement requirement referred to in the final bullet above, you, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holding the note on your behalf, must provide, in accordance with specified procedures, the withholding agent with a statement to the effect that you are not a United States person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN), or (2) a Financial Institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes the withholding agent with a copy thereof.

      If you cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax, unless you provide the withholding agent with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

      Applicable Treasury Regulations provide alternative methods for satisfying the requirement to provide IRS Forms, as set forth above. Under these Treasury Regulations, in the case of notes held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foreign intermediary or partnership, as the case may be, generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner.

U.S. Federal Income Tax

      If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of your trade or business in the U.S., although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), you will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

Sale, Exchange or Other Disposition of Notes

      Upon the sale, exchange, or other disposition of an EYS, you will be treated as having sold, exchanged or disposed of the note represented by the EYS. Any gain realized upon the sale, exchange or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and you have a “tax home” in the United States.

      If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other disposition under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, subject to adjustments.

     U.S. Federal Estate Tax

      If you are an individual, any notes owned by you at the time of your death should not be subject to U.S. federal estate tax, provided that any payment of interest to you on such notes would be eligible for the portfolio interest exemption from the 30% U.S. federal withholding tax under the rules described above under “U.S. Federal Withholding Tax”, without regard to the statement requirement described therein.

Class A Common Stock

     Dividends

      Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). However, dividends that are effectively connected with your conduct of a trade or business within the U.S. are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification requirements must be satisfied for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation with effectively connected dividends, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

      If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide the withholding agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. Under these Treasury Regulations, in the case of class A common stock held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foreign intermediary or partnership, as the case may be, generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner.

     Sale, Exchange or Other Disposition of Class A Common Stock

      Upon the sale, exchange or other disposition of an EYS, you will be treated as having sold, exchanged or disposed of the share of class A common stock represented by the EYS. Any gain realized upon the sale, exchange, retirement or other disposition of a share of class A common stock generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the U.S.,

•	you are an individual present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition, and you have a “tax home” in the U.S., or

•	we are or have been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes.

We believe we are not currently, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

      If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other disposition under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, subject to adjustments.

     U.S. Federal Estate Tax

      If you are an individual, shares of the class A common stock owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      You may be subject to information reporting requirements and backup withholding with respect to interest, dividend and principal payments on, and the proceeds from dispositions of, EYSs, notes or shares of class A common stock, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. Additional information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of EYSs, notes or shares of class A common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding and information reporting unless you certify that you are not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified U.S. connections (a “U.S. Related Person”), they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding) unless you certify that you are not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

      In addition, the amount of interest and dividends paid to you and the amount of tax, if any, withheld from such payment must generally be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you are resident.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished by you to the IRS.

UNDERWRITING

      Under the terms of an underwriting agreement (the “EYS underwriting agreement”), which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters (the “EYS underwriters”) named below, for whom Lehman Brothers Inc. is acting as the representative (the “EYS representatives”), have severally agreed to purchase from us the respective number of EYSs shown opposite their names below. In addition, under the terms of an underwriting agreement (the “note underwriting agreement” and, together with the EYS underwriting agreement, the “underwriting agreements”), which is filed as an exhibit to the registration statement relating to this prospectus, Lehman Brothers Inc. (the “note underwriter” and, together with the EYS underwriters, the “underwriters”) has agreed to purchase from us the aggregate principal amount of our      % senior subordinated notes due 2016 shown opposite its name below.

	Number	Principal Amount
Underwriter	of EYSs	of Notes

Lehman Brothers Inc.
Total

      The EYS offering and notes offering are conditioned upon each other. Each underwriting agreement provides that the underwriters thereunder are obligated to purchase all of the EYSs or notes sold separately (not represented by EYSs), as applicable, offered in the offering if any are purchased, other than, in the case of the EYS underwriting agreement, those EYSs covered by the over-allotment option described below, upon the satisfaction of the conditions contained in the relevant underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets;

•	the consummation of the transactions described in this prospectus under “The Transactions” including, without limitation, the closing of the new credit facility;

•	the approval of the EYSs for listing on the American Stock Exchange, subject only to official notice of issuance;

•	the receipt by us of the opinion of Houlihan, Lokey, Howard & Zukin; and

•	the delivery by us of customary closing documents to the underwriters.

Automatic Exchange

      An automatic exchange of notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of the underwriters with respect to the full amount of notes purchased by such holder. See “Description of EYSs — Book-Entry Settlement and Clearance — Procedures Relating to Subsequent Issuances.”

Commissions and Expenses

      The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters. In the case of the EYS offering, these amounts are shown assuming both no exercise and full exercise of the EYS underwriters’ over-allotment option to purchase                     additional EYSs. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the EYSs or notes, as applicable.

EYS Offering

	No	Full	Note
	Exercise	Exercise	Offering

Per EYS	$
Total	$
Per note	$
Total	$

      The EYS representative and the note underwriter have advised us that the EYS underwriters and the note underwriter propose to offer the EYSs and the notes sold separately, respectively, directly to the public at the applicable public offering price on the cover page of this prospectus. In addition, the EYS representative may offer some of the EYSs to selected dealers, who may include the EYS underwriters, at such offering price less a selling concession not in excess of $           per EYS. The EYS underwriters may also allow, and the selected dealers may reallow, a discount not in excess of $           per EYS to other dealers. In addition, the note underwriter may offer some of the notes sold separately to selected dealers at the offering price that appears on the cover page of this prospectus less a selling concession of $           per note and such dealers may reallow a selling concession not in excess of $           per note to other dealers. After the EYSs and the notes sold separately are released for sale to the public, the EYS representative and the note underwriter, as applicable, may change the public offering price and other offering terms.

      We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $               .

Over-Allotment Option

      Certain of our existing equityholders have granted to the EYS underwriters an option to purchase up to an aggregate of                     EYS at the public offering price less underwriting discounts shown on the cover page of this prospectus. The EYS underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the EYS underwriting agreement. The option may be exercised to cover over-allotments, if any, made in connection with the EYS offering. To the extent that this option is exercised, each EYS underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional EYSs based on the EYS underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table.

Lock-Up Agreements

      We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any EYSs, class A common stock, or any securities which may be convertible into or exchanged for such securities (other than (1) EYSs issued in the offering (including shares of class A common stock represented thereby) and (2) EYSs issued in connection with the transaction described in this prospectus under “The Transactions” (including shares of class A common stock represented thereby) for a period of 180 days from the date of this prospectus. All of our executive officers and directors, certain other officers and all of our significant EYS holders and all of our class B common stockholders, have agreed under lock-up agreements not to, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer, sell or otherwise dispose of any EYSs, class A common stock, or any securities which may be converted into or exchanged or exercised for any such securities for a period of 180 days from the date of this prospectus. These lock-up agreements are subject to customary exceptions, including dispositions by gift, will or intestacy; transfers to immediate family members or entities of which the only beneficiaries or beneficial owners are a director, executive officer or stockholder of ours and/or the immediate family members of such person; transfers to entities wholly owned by a director, executive officer or stockholder of ours; dispositions to charitable organizations; and distributions to partners, members or stockholders of our stockholders.

Stamp Taxes

      Purchasers of the EYSs or separate notes offering by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase

Indemnification

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Offering Price Determination

      Prior to this offering, there has been no public market for the EYSs, the shares of our class A common stock or the notes. The initial public offering price of the EYSs will be determined by negotiation between us and the EYS representative, and the initial public offering price of the notes sold separately will be determined by negotiation between us and the note underwriter based, in each case, on the following factors:

•	the prevailing market conditions;

•	the prospects for the industry in which we compete;

•	an overall assessment of our management;

•	estimates of our business potential and earning prospects; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

      We will apply to list the EYSs on the American Stock Exchange under the trading symbol “          .”

      The note underwriter has advised us that it intends to make a market in the notes as permitted by applicable law.

Stabilization, Short Positions and Penalty Bids

      The EYS representative and the note underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EYSs or the notes sold separately, as applicable, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of securities in excess of the number of EYSs or notes, as applicable, the underwriters are obligated to purchase, which creates a syndicate short position. The short position may, in the case of the EYS underwriters, be either a covered short position or a naked short position and, in the case of the note underwriter, a naked short position. In a covered short position, the number of EYSs over-allotted by the EYS underwriters is not greater than the number of EYSs that they may purchase in the over-allotment option. In a naked short position, the number of EYSs or principal amount of notes, as applicable, involved is greater than, in the case of the EYS underwriter, the number of EYSs in the over-allotment option and, in the case of the note underwriter, the principal amounts of notes to be purchased by the note underwriter. The EYS underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market. The EYS underwriters and the note underwriter must close out any naked short position by purchasing EYSs or notes, as applicable, in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the EYS representative to reclaim a selling concession from a syndicate member when the EYSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Penalty bids permit the note underwriter to reclaim a selling concession from a selling group member when the notes originally sold by the selling group member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our EYSs or notes sold separately, as applicable, or preventing or retarding a decline in the market price of the EYSs or notes, as applicable. As a result, the price of the EYSs or notes sold separately, as applicable, may be higher than the price that might otherwise exist in the open market. These transactions with respect to the EYSs may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the EYSs or notes sold separately (not represented by EYSs), as applicable. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

      Each person purchasing notes sold separately by the note underwriter will be asked to provide a letter in connection with such acquisition of notes representing that:

•	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing EYSs in the EYS offering;

•	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities, including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities (collectively, “Company Equity”);

•	there is no plan or pre-arrangement by which (i) the purchaser or any entity, investment fund or account over which such purchaser exercises investment control will acquire any EYSs or Company Equity or (ii) notes sold separately being acquired by the purchaser will or would be (giving effect to any planned or pre-arranged transfers) owned, directly or indirectly, by any person who, directly or indirectly, owns EYSs or Company Equity; and

•	there is no pre-arrangement by which the purchaser will transfer any economic risk of loss in respect of the notes sold separately to us, the EYS representative or any person who, directly or indirectly, owns EYSs or Company Equity.

      For this purpose, the purchaser shall be deemed to be (1) the person who initially purchases the notes sold separately from the note underwriters in the notes offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

Discretionary Sales

      The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of securities offered by them.

Electronic Distribution

      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the EYS underwriters and/or selling group members participating in the EYS offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The EYS underwriters may agree with us to allocate a specific number of EYSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the EYS representative on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

      The underwriters have provided, and may continue to provide, from time to time, investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business.

LEGAL MATTERS

      The validity of the issuance of the EYSs, the shares of class A common stock and notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the subsidiary guarantors, will be passed upon for us by Blank Rome LLP. Certain legal matters relating to the validity of the issuance of the subsidiary guarantees by the subsidiary guarantors will be passed upon for us by                               . Debevoise & Plimpton LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

      The consolidated financial statements and schedule of TransCore Holdings, Inc. at January 31, 2003 and 2004, and for each of the three years in the period ended January 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site’s Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF TRANSCORE HOLDINGS, INC.

Years Ended January 31, 2002, 2003 and 2004

Report of Registered Independent Public Accounting Firm

Board of Directors

TransCore Holdings, Inc.

      We have audited the accompanying consolidated balance sheets of TransCore Holdings, Inc. as of January 31, 2003 and 2004, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 16(b). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransCore Holdings, Inc. at January 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 1 to the consolidated financial statements, effective February 1, 2002, the Company ceased its amortization of goodwill and other indefinite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. In addition, as discussed in Note 1, effective August 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 2, 2004

TRANSCORE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, Except Share and Per Share Data)

	January 31

	2003	2004

ASSETS
Current assets:
Cash and cash equivalents	$6,011	$896
Accounts receivable, net of allowance for doubtful accounts of $2,186 and $2,108 in 2003 and 2004, respectively	46,742	59,985
Inventories	15,846	15,322
Costs and estimated earnings in excess of billings on uncompleted contracts	23,310	20,766
Deferred income taxes	2,776	7,168
Prepaid expenses	3,640	2,584
Other current assets	111	194

Total current assets	98,436	106,915
Property, buildings and equipment, net	25,722	27,277
Intellectual property and other intangibles, net	45,385	37,506
Goodwill	204,550	207,535
Deferred income taxes	7,884	5,547
Other assets, net	14,055	13,270

Total assets	$396,032	$398,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$8,056	$3,670
Accounts payable	23,099	19,746
Accrued expenses	19,898	19,146
Retention and stock appreciation rights plans	—	13,538
Advance billings	6,922	9,908
Billings in excess of costs and estimated earnings on uncompleted contracts	8,053	6,093

Total current liabilities	66,028	72,101
Long-term debt and capital lease obligations, net of current portion	201,287	205,520
Retention and stock appreciation rights plans	12,523	—
Redeemable preferred stock — Class A, $43.89 per share par value; 600,000 shares authorized; 502,704 shares issued and outstanding	28,079	29,844
Redeemable preferred stock — Class A-1, $43.89 per share par value; 350,000 shares authorized; 230,473 and 232,712 shares issued and outstanding as of January 31, 2003 and 2004, respectively	19,462	21,024
Notes receivable — related party, arising from issuance of redeemable preferred stock	(323)	(314)
Other long-term liabilities	746	700
Stockholders’ equity:
Convertible preferred stock — Class C, $.01 par value, $74.71 per share liquidation value; 300,000 shares authorized; 235,189 shares issued and outstanding	17,571	17,571
Convertible preferred stock — Class C-1, $.01 par value, $74.71 per share liquidation value; 1,000,000 shares authorized; 877,722 and 877,285 shares issued and outstanding as of January 31, 2003 and 2004, respectively	65,574	65,542
Convertible preferred stock — Class B-1, $.01 par value; 400,000 shares authorized; 269,874 and 400,000 shares issued and outstanding as of January 31, 2003 and 2004, respectively	3	4
Common stock — Class A, $.001 par value; 4,000,000 shares authorized; 186,345 and 187,749 shares issued and outstanding as of January 31, 2003 and 2004, respectively	—	—
Additional paid-in capital	2,645	780
Accumulated deficit	(15,645)	(16,127)
Accumulated other comprehensive (loss) income	(1,918)	1,405

Total stockholders’ equity	68,230	69,175

Total liabilities and stockholders’ equity	$396,032	$398,050

See accompanying notes.

TRANSCORE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, Except Share and Per Share Data)

	Year Ended January 31

	2002	2003	2004

Revenue:
Services	$175,180	$179,885	$198,133
Projects	83,450	86,004	68,861
Products	64,805	52,419	71,143

Total revenue	323,435	318,308	338,137
Costs of services	83,769	84,065	99,493
Costs of projects	61,541	63,824	56,388
Costs of products	33,754	27,516	33,372

Total costs of revenue	179,064	175,405	189,253

Total gross profit	144,371	142,903	148,884
Operating Expenses:
Selling, general and administrative	115,903	99,509	105,936
Retention and stock appreciation rights plans expense	1,982	1,706	1,015

Total operating expenses	117,885	101,215	106,951

Income from operations	26,486	41,688	41,933
Other income and (expense):
Interest expense, net	(21,333)	(23,672)	(25,308)
Loss on extinguishment of debt	(2,432)	—	(11,126)
Other	6,330	1,156	1,066

Income from continuing operations, before income taxes	9,051	19,172	6,565
Income tax benefit (expense)	4,754	(9,242)	(2,950)

Income from continuing operations	13,805	9,930	3,615
Discontinued operations, net of income tax benefit of $471, $916 and $1,615 in 2002, 2003, and 2004, respectively	(17,283)	(1,778)	(3,134)

Net (loss) income	$(3,478)	$8,152	$481
Convertible and redeemable preferred stock dividends	(9,978)	(10,406)	(8,831)
Net loss available to common stockholders	$(13,456)	$(2,254)	$(8,350)

Per share information:
Basic income (loss) per common share from continuing operations	$20.54	$(2.55)	$(27.85)
Discontinued operations	(92.75)	(9.54)	(16.74)

Basic net loss per common share	$(72.21)	$(12.09)	$(44.59)

Weighted average basic common shares outstanding	186,325	186,333	187,249

Diluted loss per common share from continuing operations	$20.54	$(2.55)	$(27.85)
Discontinued operations	(92.75)	(9.54)	(16.74)

Diluted net loss per common share	$(72.21)	$(12.09)	$(44.59)

Weighted average diluted common shares outstanding	186,325	186,333	187,249

See accompanying notes.

TRANSCORE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY
(In thousands, Except Share Data)

				Stockholders’ Equity

	Redeemable Preferred Stock
						Class B-1		Class C		Class C-1
	Class A	Class A-1		Class A		Convertible		Convertible		Convertible				Accumulated
	Redeemable	Redeemable		Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Additional		Other	Total
	Preferred	Preferred	Notes									Paid-In	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Stock	Stock	Receivable	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Income (Loss)

Balance at January 31, 2001	$24,549	$16,736	$(365)	186,325	$—	197,330	$2	—	$—	—	$—	$1,926	$(20,319)	$3	$18,388
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(3,478)	—		$(3,478)
Foreign currency translation, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	(625)		(625)
SFAS No. 133 cumulative effect of change in accounting principle, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,070)		(1,070)
Change in fair value of interest rate swaps, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,176)		(1,176)

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—		$(6,349)

Issuance of Class B-1 convertible preferred stock	—	—	—	—	—	57,544	1	—	—	—	—	—	—	—
Issuance of Class C convertible preferred stock	—	—	—	—	—	—	—	235,189	17,571	—	—	—	—	—
Issuance of Class C-1 convertible preferred stock	—	—	—	—	—	—	—	—	—	880,399	65,775	—	—	—
Restricted stock	—	—	—	—	—	—	—	—	—	—	—	(450)	—	—
Forfeitures	—	—	—	—	—	—	—	—	—	(669)	(50)	—	—	—
Payment of note receivable	—	—	31	—	—	—	—	—	—	—	—	—	—	—
Issuance of options to purchase Class A-1 redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	—	1,048	—	—
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	—	4,648	—	—
Redeemable preferred stock dividends	1,765	1,254	—	—	—	—	—	—	—	—	—	(3,019)	—	—

Balance at January 31, 2002	26,314	17,990	(334)	186,325	—	254,874	3	235,189	17,571	879,730	65,725	4,153	(23,797)	(2,868)	60,787
Net income	—	—	—	—	—	—	—	—	—	—	—	—	8,152	—		$8,152
Foreign currency translation, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	206		206
Change in fair value of interest rate swaps, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	744		744
Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—		$9,102

Exercise of stock options	—	—	—	20	—	—	—	—	—	—	—	—	—	—
Issuance of Class B-1 convertible preferred stock	—	—	—	—	—	15,000	—	—	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—	—	—	—	—	—	151	—	—
Forfeitures	—	—	—	—	—	—	—	—	—	(2,008)	(151)	—	—	—
Payment of note receivable	—	—	11	—	—	—	—	—	—	—	—	—	—	—
Exercise of options to purchase Class A-1 redeemable preferred stock	—	185	—	—	—	—	—	—	—	—	—	(183)	—	—
Payment of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	(108)	—	—
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	—	1,684	—	—
Redeemable preferred stock dividends	1,765	1,287	—	—	—	—	—	—	—	—	—	(3,052)	—	—

Balance at January 31, 2003	28,079	19,462	(323)	186,345	—	269,874	3	235,189	17,571	877,722	65,574	2,645	(15,645)	(1,918)	68,230
Net income	—	—	—	—	—	—	—	—	—	—	—	—	481	—		$481
Foreign currency translation, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	1,874		1,874
Change in fair value of interest rate swaps, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	1,449		1,449

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—		$3,804

Exercise of stock options	—	—	—	1,404	—	—	—	—	—	—	—	46	—	—
Issuance of Class B-1 convertible preferred stock	—	—	—	—	—	130,126	1	—	—	—	—	—	—	—
Settlement of warrants and stock related to subordinated debt	—	(2)	—	—	—	—	—	—	—	(437)	(32)	(145)	(963)	—
Payment of note receivable	—	—	9	—	—	—	—	—	—	—	—	—	—	—
Exercise of options to purchase Class A-1 redeemable preferred stock	—	251	—	—	—	—	—	—	—	—	—	—	—	—
Payment of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	(287)	—	—
Redeemable preferred stock dividends	1,765	1,313	—	—	—	—	—	—	—	—	—	(1,479)	—	—

Balance at January 31, 2004	$29,844	$21,024	$(314)	187,749	$—	400,000	$4	235,189	$17,571	877,285	$65,542	$780	$(16,127)	$1,405	$69,175

See accompanying notes.

TRANSCORE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended January 31

	2002	2003	2004

Operating activities
Net (loss) income	$(3,478)	$8,152	$481
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations, net of taxes	12,199	—	—
Loss on disposal of discontinued operations, net of taxes	5,084	1,778	3,134
Depreciation	7,279	7,499	11,770
Amortization	17,071	9,410	9,672
Equity in earnings of affiliates	(939)	(846)	(912)
Noncash interest expense	3,876	1,901	8,264
Deferred income taxes	(3,955)	1,132	(3,511)
Loss on sale of assets	71	385	266
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	1,606	2,435	(13,001)
Inventories	(1,015)	8,512	524
Prepaid expenses and other assets	2,025	(947)	1,004
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,809)	2,071	2,544
Accounts payable and accrued expenses	(8,705)	(3,856)	(1,052)
Retention and stock appreciation rights plans liability	1,745	1,471	1,015
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,657)	9	(1,960)
Recoverable income taxes	(4,869)	6,755	—

Net cash provided by operating activities of continuing operations	18,529	45,861	18,238
Investing activities
Purchases of property and equipment, net	(7,941)	(5,210)	(5,032)
Purchases of equipment held for lease	—	(7,543)	(5,437)
Internally developed software costs	(3,410)	(1,873)	—
Deferred purchase price and noncompete payments	—	(2,602)	(843)
Acquisition of businesses, net of cash acquired	(150,738)	—	(2,217)
Dividends from affiliates	1,313	535	639

Net cash used in investing activities	(160,776)	(16,693)	(12,890)
Financing activities
Proceeds from issuance of preferred stock	$59,997	$—	$—
Proceeds from term loan borrowings	61,500	125,000	85,000
Proceeds from subordinated notes	44,500	—	—
Payment of debt issuance costs	(3,928)	(3,521)	(768)
Payments on capital lease obligations	(1,510)	(1,994)	(1,873)
Payments on term loan borrowings	(10,625)	(106,875)	(6,777)
Payment of subordinated notes	—	—	(85,177)
Settlement of warrants and stock related to subordinated notes	—	—	(1,142)
Net change in borrowings under revolving credit facility	—	(31,900)	2,950
Proceeds (payments) from bank overdrafts	2,182	(2,182)	2,702
Other financing activities	(1,007)	(588)	(501)

Net cash provided by (used in) financing activities	151,109	(22,060)	(5,586)
Effect of exchange rate changes on cash and cash equivalents	(56)	29	122
Cash used in discontinued operations	(8,106)	(3,301)	(4,999)

Net increase (decrease) in cash and cash equivalents	700	3,836	(5,115)
Cash and cash equivalents at beginning of fiscal year	1,475	2,175	6,011

Cash and cash equivalents at end of fiscal year	$2,175	$6,011	$896

Supplemental cash flow information
Cash paid for interest	$19,682	$18,721	$24,435
Cash paid for income taxes	$4,563	$6,773	$4,771
Cash received for income tax refund	$—	$7,308	$358
Assets acquired under capital lease obligations	$—	$1,499	$2,029

See accompanying notes.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2004

1.	Organization and Accounting Policies

Business Description

      TransCore Holdings, Inc. (THI or the Company) was incorporated on September 3, 1999. The Company provides a broad range of software, services and products to operators and users of surface transportation infrastructure. The Company also provides freight matching, asset tracking and monitoring services, logistics and operations management software, and outsourced business processing to brokers, truckers and shippers. At January 31, 2004, the Company operated primarily in the United States and Canada.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The equity method of accounting is used for investments in which the Company has the ability to exercise significant influence or holds a 20%-50% ownership. All material intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Segments

      The Company has two reportable business segments: Infastructure-Based services and Mobile Asset-Based services. See Note 19.

Revenue and Cost Recognition

      The Company generates revenue from contract services, recorded as project revenue, performed for state and local government agencies and commercial customers under a variety of contracts, some of which provide for reimbursement of cost plus fees and others that are fixed-price contracts. Generally, revenue and fees on these contracts are recognized as services are performed, using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. The Company also derives revenue from maintenance contracts and equipment leases. Revenue from maintenance contracts are recognized on a straight-line basis over the term of the respective contracts and are included in service revenue. Revenue from equipment leases are recognized on a straight-line basis over the term of the lease and are included in service revenue. Amounts billed but not recognized as revenue under certain types of contracts are deferred in the accompanying consolidated balance sheets. Revenue from the sale of manufactured products are recorded when the title passes to the customer and are included in product sales. The Company records shipping and handling costs in cost of revenue.

      Services revenue includes subscription and transaction fees. Customers subscribe to the services for a prescribed period of time and also may pay a fee for each transaction they conduct using the service. Subscription revenue is recorded over the subscription period and transaction fees are recorded in the period in which the transaction occurs.

      The asset, “costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, “billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenue recognized on in-progress contracts.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company provides for anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Unbilled receivables are stated at estimated realizable value. Contract costs on some state and local government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Revenue on these contracts have been recorded in amounts that are expected to be realized upon final settlement. Significant changes in estimates and contract terms affecting the results of operations are recorded and recognized in the period in which the revisions are determined.

      During fiscal year 2002, revenue from governmental and nongovernmental business units accounted for 75% and 25% of consolidated revenue, respectively. During fiscal year 2003, revenue from governmental and nongovernmental business units accounted for 73% and 27% of consolidated revenue, respectively. During fiscal year 2004, revenue from governmental and nongovernmental business units accounted for 74% and 26% of consolidated revenue, respectively.

Accounts Receivable

      Accounts receivable are reported net of an allowance for doubtful accounts. The allowance represents management’s estimate of the amount of receivables that will not be collected. Accounts receivable are considered to be past due based on how payments are received compared to the customer’s credit terms. Accounts are written off when management determines the account will not be collected. Finance charges are not assessed on past due accounts.

Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property, Buildings and Equipment

      Property, buildings and equipment are stated on the basis of cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of owned assets and over the lease term for assets acquired under capital leases. The estimated useful lives of the various assets are as follows:

Buildings	20 years
Leasehold improvements	Lesser of remaining life of lease or 20 years
Computer and office equipment	1-8 years
Furniture and fixtures	3-9 years
Machinery and equipment	5-10 years

      Expenditures for maintenance and repairs are charged to expense when incurred.

Warranties

      Substantially all of the Company’s products are generally warranted for a period of up to one year. As revenue is recognized, the Company accrues for the estimated warranty cost.

Research and Development

      Research and development costs are charged to expense as incurred. Total expenditures on research and development amounted to $8,930,000, $5,520,000, and $7,331,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively, and are included in selling, general, and administrative expenses.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets

      Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value.

Software Development Costs

      The Company incurs costs related to the development of software for its internally developed products.

      In accordance with the AICPA SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, certain external direct costs of materials and services, internal payroll related costs and other qualifying costs incurred in connection with developing or obtaining internal use software are capitalized.

      These costs are capitalized and amortized using the straight-line method over the estimated useful life of three years. Accumulated amortization of software development costs amounted to $1,273,000 and $3,031,000 as of January 31, 2003 and 2004, respectively.

Goodwill and Other Intangible Assets

      Goodwill represents the excess purchase cost over the fair value of net assets acquired. SFAS No. 141, Business Combinations, which addresses financial accounting and reporting for business combinations, requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets.

      On February 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires that these assets be tested for impairment. Goodwill and indefinite long-lived intangible assets are evaluated for potential impairment annually by comparing the fair value of a reporting unit to its carrying value, including goodwill recorded by the reporting unit. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value and any impairment determined is recorded in the current period. Intangible assets with finite lives are amortized over their useful lives. The Statement required completion of a transitional impairment test in the fiscal year of adoption. This transitional impairment test resulted in no impairment charge. In accordance with the Statement, the Company did not amortize goodwill or indefinite lived trademarks associated with acquisitions completed subsequent to June 30, 2001.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the results of operations for the fiscal year ended January 31, 2002 as if SFAS No. 142 had been adopted as of February 1, 2001 (in thousands, except per share data):

Reported net loss	$(3,478)
Add back amortization of goodwill and indefinite-lived intangibles, net of tax	6,262

Adjusted net income	2,784
Convertible and redeemable preferred stock dividends	(9,978)

Adjusted net loss available to common stockholders	$(7,194)

Net loss per share:
Basic	$(38.61)
Diluted	$(38.61)

      The Company completed the annual impairment tests as of October 31, 2002 and 2003 and determined there was no impairment of goodwill or indefinite long-lived intangible assets.

      The cost of other acquired intangible assets, including subscriber lists, freight exchange network and patents, is amortized on a straight-line basis over the estimated lives of five to 20 years. Amortization of intangibles amounted to $16,628,000, $8,710,000 and $7,879,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years ending January 31 is as follows: $7,422,000 in 2005; $6,873,000 in 2006; $6,873,000 in 2007; $6,873,000 in 2008; and $891,000 in 2009.

      In accordance with SFAS No. 142, the Company has identified intangible assets that do not meet the criteria for recognition apart from goodwill. Accordingly, upon adoption of SFAS No. 142, the Company reclassified the unamortized balance of $18,617,000 related to an assembled workforce and customer base to the Company’s goodwill balance.

Debt Issuance Costs

      Debt issuance costs are amortized on a straight-line basis over the term of the debt, which approximates the effective interest method, and are included in other assets. Accumulated amortization of debt issuance costs amounted to $1,633,000 and $2,171,000 as of January 31, 2003 and 2004, respectively.

Stock Options

      In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods for a voluntary transition to the fair-value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income. The adoption of the standard was effective for fiscal years beginning after December 15, 2002. Rather than adopt the fair-value method of accounting for stock-based compensation, the Company chose to continue accounting for such items using the intrinsic value method.

      The Company’s stock-based compensation plan is more fully described in Note 18. The Company uses the accounting method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations of this plan. Under APB Opinion No. 25, generally, when the exercise price of the Company’s stock options equals the fair market value of the underlying stock on the date of the grant, no compensation expense is recognized. The following table illustrates the effect of net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-related

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation. For purposes of pro forma disclosures, the estimated fair value of the stock options is amortized to expense over their vesting periods.

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands, except
	per share data)
Net loss available to common stockholders, as reported	$(13,456)	$(2,254)	$(8,350)
Stock-based employee compensation cost, net of tax, that would have been included in the determination of net income if the fair value based method had been applied to all awards	(41)	(118)	(248)

Net loss available to common stockholders, pro forma	$(13,497)	$(2,372)	$(8,598)

Basic net loss per common share, pro forma	$(72.44)	$(12.73)	$(45.92)

Diluted net loss per common share, pro forma	$(72.44)	$(12.73)	$(45.92)

      Pro forma information regarding net income required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of the options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	January 31

	2002	2003	2004

Dividend yield	0%	0%	0%
Weighted average risk-free interest rate	3.9%	3.0%	3.4%
Expected life	3 years	3 years	3 years

      As permitted under the provisions of SFAS No. 123 and based on the historical lack of a public market for the Company’s options, no factor for volatility has been reflected in the option-pricing calculation.

Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

Derivatives

      The Company has entered into certain interest rate swap agreements to limit its exposure to changes in interest rates on outstanding debt. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. The Company recognizes all derivatives as either assets or liabilities in the accompanying consolidated balance sheets and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. Any deferred gains or losses associated with derivative instruments, which on infrequent occasions may be terminated prior to maturity, are recognized in income in the period in which the

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished, or matures prior to the termination of the related derivative instrument, such instrument would be closed and the resulting gain or loss would be recognized in income.

      All derivatives held by the Company are designated as cash flow hedges. In accordance with SFAS No. 133, the hedges are considered perfectly effective against changes in the fair value of the underlying debt and as a result, there is no need to periodically reassess the effectiveness during the term of the hedge. The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate long-term debt. Cash flows related to these interest rate swap agreements are included in interest expense over the terms of the agreements. See Note 22 for further disclosure on derivatives.

      The fair market values of the interest rate swap agreements, which were obtained from broker quotes, are included on the consolidated balance sheets as of January 31, 2003 and 2004, and the changes in fair market value are reflected in other comprehensive income (loss).

Foreign Currency Translation

      Results of foreign operations are translated into U.S. dollars using average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. The resulting translation adjustments are recorded in other comprehensive income.

Comprehensive Income (Loss)

      Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of and changes in accumulated other comprehensive income (loss) are as follows:

		Cumulative
		Effect of			Tax
	Beginning	Accounting		Before-Tax	Benefit	Net-of-Tax	Ending
	Balance	Change		Amount	(Expense)	Amount	Balance

	(In thousands)
January 31, 2002
Currency translation adjustment	$3	$—		$(945)	$320	$(625)	$(622)
Loss on derivative financial instruments	—	(1,070	)(1)	(1,780)	604	(1,176)	(2,246)

	$3	$(1,070)		$(2,725)	$924	$(1,801)	$(2,868)

January 31, 2003
Currency translation adjustment	$(622)	$—		$312	$(106)	$206	$(416)
Gain (loss) on derivative financial instruments	(2,246)	—		1,127	(383)	744	(1,502)

	$(2,868)	$—		$1,439	$(489)	$950	$(1,918)

January 31, 2004
Currency translation adjustment	$(416)	$—		$2,840	$(966)	$1,874	$1,458
Gain (loss) on derivative financial instruments	(1,502)			2,195	(746)	1,449	(53)

	$(1,918)	$—		$5,035	$(1,712)	$3,323	$1,405

(1)	Net of taxes of $553

Earnings Per Share

      Basic earnings per common share (EPS) are computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Redeemable preferred stock dividends prior to August 1, 2003 and convertible preferred stock dividends are recorded as a reduction of income applicable to common stockholders. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Use of Estimates

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results may differ from such estimates.

Reclassifications

      Certain amounts for the years ended January 31, 2002 and 2003 in the accompanying consolidated financial statements have been reclassified to conform to the 2004 presentation.

Recent Accounting Pronouncements

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for accounting for financial instruments with characteristics of liabilities, equity or both. It requires the issuer to classify as a liability a

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mandatorily redeemable financial instrument that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur. In addition, it provides guidance on the accounting for costs incurred to issue a financial instrument that has liability or equity characteristics and on the accounting for repayments and conversions of convertible debt. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Prior to the adoption of this statement, the Company classified mandatorily redeemable preferred stock, described more fully in Note 13, as mezzanine equity under the provisions of the Emerging Issues Task Force (“EITF”) Topic No. D-98, Classification and Measurement of Redeemable Securities. Adoption of SFAS No. 150 on August 1, 2003 resulted in a reclassification of $49,269,000 from mezzanine equity to liabilities to reflect the fair value of the Company’s mandatorily redeemable preferred stock as of August 1, 2003. Additionally, beginning August, 2003 the Company began to reflect interest and dividends related to the mandatorily redeemable preferred stock as “interest expense” in the consolidated statement of income. In accordance with SFAS No. 150, prior periods were not restated for the effect of adoption. Prior to August 1, 2003, interest and dividends related to the mandatorily redeemable preferred stock were included below net income in the consolidated statements of income to arrive at income available for common stockholders.

      In January 2003, the FASB issued Financial Interpretation (FIN) 46, Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51. This Interpretation addresses consolidation by business enterprises of certain variable interest entities. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies to the Company in the first fiscal year beginning after March 15, 2004, to variable interest entities in which the Company holds a variable interest that it acquired before February 1, 2003.

2.	Acquisitions

      Effective February 1, 2001, the Company acquired DAT Services, Inc. (DAT) and its subsidiary, EuroDAT. DAT and EuroDAT are in the business of providing freight matching services to brokers, truckers and shippers in the United States and Europe. DAT’s name was subsequently changed to TransCore Commercial Services (TCS).

      Upon the acquisition of DAT and EuroDAT, the Company committed to and has since completed an exit plan for the EuroDAT operations.

      On July 20, 2001, the Company acquired Link Logistics, Ltd. (Link) of Ontario, Canada. Link provides freight matching services to brokers, truckers and shippers in Canada. Link and TCS products are connected to assist cross-border truckers.

      On July 23, 2001, the Company acquired DM Computers and Keynet (Keypoint). Keypoint was fully merged into TCS at the acquisition date. Keypoint provides small trucking companies with an information systems product to operate and manage their business. The hardware/ software product is installed at the trucking company, with upgrades and maintenance provided by Keypoint. Keypoint’s revenue comes from both the initial product sale and annual maintenance support.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information with respect to businesses acquired in purchase transactions during the fiscal year ended January 31, 2002 is as follows (in thousands):

Cash paid including acquisition costs (net of cash acquired)	$150,738
Deferred purchase price	4,055
Fair value of preferred stock and warrants issued	22,849

177,642
Liabilities assumed at fair value	10,349

187,991
Fair value of tangible assets acquired, principally accounts receivable and property and equipment	(10,354)
Customer base	(21,900)
Freight matching network	(21,400)
Trademarks	(3,700)
Assembled workforce	(1,900)

Cost in excess of fair value of net assets acquired (goodwill)	$128,737

      All acquisitions were accounted for using the purchase method. The deferred purchase price represents additional consideration earned by and due to the sellers in accordance with a certain purchase agreement at January 31, 2002. Cash totaling $1,845,000 was paid to the sellers in fiscal year 2003.

      The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

3.	Discontinued Operations

      On January 29, 2002, the Company decided to discontinue the fuel services division of Viastar Services, a wholly owned subsidiary. The consolidated financial statements for all periods present the fuel services division as a discontinued operation.

      In connection with the discontinuation of the fuel services business, the Company incurred one-time charges in the fiscal year ended January 31, 2002 of $5,084,000, net of income tax benefits of $2,620,000, related to the write off of the fuel services assets, including fixed assets, accounts receivable and an accrual for estimated losses during the phase-out period. The remaining fuel services segment was discontinued on April 15, 2002.

      A portion of the Company’s interest expense was allocated to the fuel services segment during fiscal year 2002 based on the debt balance attributable to that operation. Interest expense allocated to the discontinued fuel services segment totaled $4,206,000 in fiscal 2002. Taxes have been allocated using the same overall rate incurred by the Company in each of the fiscal years presented.

      During the fiscal year ended January 31, 2003, the Company incurred $2,694,000 of pretax loss from the discontinued operation, mainly as a result of additional write offs of uncollectible accounts receivable and legal expenses, including $1,000,000 of legal expenses accrued for as of January 31, 2003.

      During the fiscal year ended January 31, 2004, the Company incurred $4,749,000 of pretax loss from the discontinued operation, mainly as a result of additional legal expenses including $750,000 of legal expenses accrued for as of January 31, 2004 (see Note 20).

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total revenue and net losses from the discontinued fuel segment are as follows:

	Year Ended January 31

	2002	2003	2004

	(In thousands, except per share
	data)
Total revenue	$2,646	$—	$—

Pretax loss from discontinued operations	$(10,050)	$(2,694)	$(4,749)
Pretax loss on disposal of segment	(7,704)	—	—
Income tax benefit	471	916	1,615

Net losses from discontinued operations	$(17,283)	$(1,778)	$(3,134)

Basic and diluted net loss per common share	$(92.75)	$(9.54)	$(16.74)

4.	Related Party Transactions

      KRG Capital Partners, LLC, a stockholder, provides certain management services to the Company. Fees incurred for each of the fiscal years ended January 31, 2002, 2003, and 2004 related to these management services was $399,000, $400,000, and $400,000 respectively.

5.	Inventories

      Inventories consist of the following:

	January 31

	2003	2004

	(In thousands)
Raw materials	$5,962	$4,621
Work-in-progress	6,381	6,405
Finished goods	3,503	4,296

	$15,846	$15,322

      Inventory reserves for obsolescence were $1,566 and $1,630 at January 31, 2003 and 2004, respectively.

6.	Costs and Estimated Earnings of Uncompleted Contracts

      Costs and estimated earnings of uncompleted contracts consist of:

	January 31

	2003	2004

	(In thousands)
Costs and estimated earnings on uncompleted contracts	$400,266	$583,741
Less billings to date	(385,009)	(569,068)

	$15,257	$14,673

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Costs and estimated earnings of uncompleted contracts are included in the accompanying consolidated balance sheets under the following captions:

	January 31

	2003	2004

	(In thousands)
Costs and estimated earnings in excess of billings on uncompleted contracts	$23,310	$20,766
Billings in excess of costs and estimated earnings on uncompleted contracts	8,053	6,093

	$15,257	$14,673

      Included in accounts receivable are retainages related to uncompleted contracts in the amount of $5,178,000 and $5,642,000 at January 31, 2003 and 2004, respectively. The collection of retainages generally coincides with the final acceptance of the project.

7.	Property, Buildings and Equipment

      Property, buildings and equipment consists of the following:

	January 31

	2003	2004

	(In thousands)
Land	$69	$69
Buildings and Leasehold improvements	3,519	4,505
Machinery and equipment	33,162	35,709
Office furniture and equipment	3,276	3,534

	40,026	43,817
Less accumulated depreciation	(14,304)	(16,540)

	$25,722	$27,277

8.	Intangible Assets

      The changes in the carrying amounts of goodwill for the years ended January 31, 2003 and 2004 were as follows (in thousands):

	Fiscal Year Ended January 31

	2003			2004

	Infrastructure	Mobile Asset		Infrastructure	Mobile Asset
	-Based	-Based	Total	-Based	-Based	Total

Balance at beginning of year	$81,201	$122,740	$203,941	$81,201	$123,349	$204,550
Foreign currency translation gain	—	609	609	—	2,985	2,985

Balance at end of year	$81,201	$123,349	$204,550	$81,201	$126,334	$207,535

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Intellectual property and other intangibles were as follows:

	January 31

	2003	2004

	(In thousands)
Intangible assets subject to amortization:
Subscriber list	$21,900	$21,900
Freight exchange network	21,400	21,400
Patents	10,855	10,855
Non-compete agreements	3,310	3,310

	57,465	57,465
Accumulated amortization:
Subscriber list	(6,257)	(9,386)
Freight exchange network	(7,133)	(9,987)
Patents	(2,388)	(3,279)
Non-compete agreements	(2,179)	(3,184)

	(17,957)	(25,836)

Net intangibles assets subject to amortization	39,508	31,629
Trademarks not subject to amortization (indefinite lived)	5,877	5,877

	$45,385	$37,506

9.	Investments in Equity Affiliates

      At January 31, 2003 and 2004, the Company’s investments consist of a 19% investment in TransCore Australia Pty Ltd (Australia) and a 30% investment in Autopass (Hong Kong). Equity in earnings of affiliates during the years ended January 31, 2002, 2003, and 2004 was $939,000, $846,000, and $912,000, respectively, and is included in other income in the consolidated statements of operations. Dividends received during the fiscal years ended January 31, 2002, 2003, and 2004 were $1,313,000, $535,000, and $639,000, respectively.

10.	Other Assets

      Other long-term assets consist of the following:

	January 31

	2003	2004

	(In thousands)
Debt issuance costs, net	$6,576	$4,373
Software development costs, net	4,970	3,213
Acquisition-related payments	—	1,967
Investments in affiliates	1,306	1,579
Other	1,203	2,138

	$14,055	$13,270

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Accrued Expenses

      Accrued expenses consist of the following:

	January 31

	2003	2004

	(In thousands)
Payroll and benefits	$10,001	$13,655
Interest rate swap	2,185	81
Reserve for contract losses	1,608	1,306
Other	6,104	4,104

	$19,898	$19,146

12.	Long-Term Debt and Capital Lease Obligations

      The Company’s long-term debt is summarized as follows:

	January 31

	2003	2004

	(In thousands)
Term loan, variable interest rate (5.1% to 6.8% as of January 31, 2003; 4.4% to 5.8% as of January 31, 2004), due through January 5, 2008	$125,000	$118,436
Term loan, variable interest rate (4.4% to 5.8% as of January 31, 2004), due through January 5, 2008	—	84,787
Revolving loans, variable interest rate (5.4% to 6.8% as of January 31, 2004), due October 1, 2006	—	2,950
Senior subordinated notes, 13% and 14%	59,858	—
Junior subordinated notes, 15.5%	19,834	—
Junior subordinated notes, 7%	1,789	—
Capital lease and other obligations	2,862	3,017

	209,343	209,190
Less current portion	(8,056)	(3,670)

	$201,287	$205,520

      On October 18, 2002, the Company entered into a $175,000,000 senior secured credit facility consisting of a $125,000,000 term loan and a revolving credit facility that provides for borrowing up to $50,000,000. Annual fees are 0.5% on the unused portion of the revolving credit facility. Borrowings under the agreement bear interest at rates based on a bank rate or the LIBOR rate plus applicable margins based on financial covenant ratio tests. The credit facility is collateralized by substantially all of the Company’s assets.

      On January 5, 2004, the Company entered into an amended term loan agreement for an additional $85,000,000 senior secured credit facility. The term loans and revolving credit facility are collectively referred to as the “credit facility”. With the proceeds of this debt, the Company paid off the Senior and Junior subordinated notes. As a result of the payment of the subordinated notes the Company incurred $7,492,000 of prepayment penalties. These prepayment penalties and $3,634,000 of unaccreted discount on the subordinated debt and unamortized deferred financing fees were charged to loss on extinguishment.

      The amended term loan agreement allows for the issuance of up to $50,000,000 in letters of credit. Letters of credit reduce the capacity under the revolving credit facility and bear interest at 3.25%. The

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company had letters of credit outstanding totaling $2,655,000 and $16,702,000 at January 31, 2003 and 2004, respectively.

      The term loans amortize quarterly over a four-year period ($525,000 per quarter) with a final payment due on January 5, 2008. Additional principal payments may be due on the term loans based on excess cash flow of the Company. On an annual basis, the Company is required to pay an amount equal to 50% of the excess cash flow for each year for the term of the debt. An excess cash flow payment of $5,002,000 was paid for year ended January 31, 2003. The excess cash flow payment for fiscal year ended 2004 is waived per the amended debt agreement.

      The credit facility contains covenants with respect to the reporting of financial results, as well as the maintenance of certain financial ratios, tangible net worth, and net adjusted cash flow. There are also covenants restricting the Company’s capital expenditures, operating leases, and declarations and payments of dividends.

      Capital lease obligations relate to vehicles used in operations and sales. Capitalized lease assets amounted to $4,132,000 and $4,563,000 at January 31, 2003 and 2004, respectively. Total accumulated amortization amounted to $1,317,000 and $1,583,000 at January 31, 2003 and 2004, respectively. Total amortization expense for capitalized leases was $1,486,000, $1,687,000 and $1,775,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively, and is included in cost of project revenue in the consolidated statements of operations. Interest paid relating to these capital leases was $306,000, $218,000, and $169,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively.

      Aggregate annual maturities of long-term debt and capital lease obligations (less amounts representing interest of $163,000) by fiscal year are as follows (in thousands):

2005	$3,670
2006	2,991
2007	2,594
2008	199,932
2009	3

13.	Redeemable Preferred Stock

As discussed in Note 1, effective August 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Class A Redeemable Preferred Stock

      The Company is authorized to issue 600,000 shares of Class A Voting Redeemable Preferred Stock. There were 502,704 shares issued and outstanding as of January 31, 2003 and 2004, each of which has one vote, accrues a cumulative, noncompounding annual rate of return at a fixed rate of 8% per annum, and is automatically redeemed upon the earlier of September 2, 2009 or a change of ownership or other liquidity event. The Company increases the carrying amount on a quarterly basis for amounts representing dividends not declared or paid, but that are payable under the mandatory redemption features. Increases in the carrying amount of the redeemable preferred stock are effected by charges against additional paid-in capital to the extent available and then against accumulated deficit. Aggregate redemption value at January 31, 2003 and 2004 was $28,079,000 and $29,844,000, respectively. There were no dividends declared or paid for the fiscal years ended January 31, 2002, 2003 and 2004. This stock has an optional redemption clause exercisable by the stockholders in the case of a change in management of the Company and ranks senior to the Common Stock and Class B-1 Convertible Preferred Stock as to dividends, liquidation, and redemption rights.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Class A-1 Redeemable Preferred Stock

      The Company is authorized to issue 350,000 shares of Class A-1 Voting Redeemable Preferred Stock. There were 230,473 and 232,712 and shares issued and outstanding as of January 31, 2003 and 2004, respectively. Each share has one vote, accrues a cumulative, noncompounding annual rate of return at a fixed rate of 8% per annum, and is automatically redeemed upon the earlier of September 2, 2009 or a change of ownership or other liquidity event. The Company increases the carrying amount on a quarterly basis for amounts representing dividends not declared or paid, but that are payable under the mandatory redemption features. Increases in the carrying amount of the redeemable preferred stock are effected by charges against additional paid-in capital to the extent available and then against accumulated deficit. Aggregate redemption value at January 31, 2003 and 2004 was $19,462,000 and $21,024,000, respectively. There were no dividends accrued or paid for the fiscal years ended January 31, 2002, 2003 or 2004. This stock has an optional redemption clause exercisable by the stockholders in the case of a change in management of the Company and ranks senior to the Common Stock and Class B-1 Convertible Preferred Stock as to dividend, liquidation, and redemption rights.

14.     Stockholders’ Equity

Class B-1 Convertible Preferred Stock

      The Company is authorized to issue 400,000 shares of convertible, nonvoting, Class B-1 Preferred Stock. There were 269,874 and 400,000 shares issued and outstanding of this stock as of January 31, 2003 and 2004, respectively. Shares of this stock automatically convert into shares of Class A Common Stock pursuant to a conversion ratio based upon Company performance and upon a change in ownership or other liquidity event (the measurement date). The per-share conversion ratio ranges from 0% to 100% based upon defined performance or valuation thresholds. If no conversion has occurred as of September 2, 2004, the B-1 stockholders will receive the defined liquidation value of $.01 per share. No compensation expense has been recognized in the accompanying financial statements, as the ratio of conversion is not yet known.

      The Class B-1 Preferred Stock ranks junior to the Class A Redeemable Preferred Stock, and the Class A-1 Redeemable Preferred Stock, Class C Convertible Preferred Stock, and Class C-1 Convertible Preferred Stock, and senior to the Common Stock.

Class C Convertible Preferred Stock

      The Company is authorized to issue 300,000 shares of Class C Voting Convertible, Preferred Stock. There were 235,189 shares issued and outstanding of this stock as of January 31, 2003 and 2004, each of which has one vote, accrues a cumulative, noncompounding annual rate of return at a fixed rate of 12% per annum, and is automatically convertible upon a change of ownership or other liquidity event. Aggregate liquidation value at January 31, 2004 was $23,873,000. There were no dividends accrued or paid for the fiscal years ended January 31, 2003 or 2004.

      At the option of the stockholder, this stock may be converted into shares of Class A Common Stock and ranks senior to the Common Stock and Class B-1 Convertible Preferred Stock as to dividend, liquidation, and conversion rights.

Class C-1 Convertible Preferred Stock

      The Company is authorized to issue 1,000,000 shares of Class C-1 Voting Convertible Preferred Stock. There were 877,722 and 877,285 shares issued and outstanding as of January 31, 2003 and 2004, respectively. In July 2001, 6,693 shares of Class C-1 Convertible Preferred Stock were issued as restricted stock to the sellers of Keypoint. In accordance with the stock restriction agreement, if target financial results

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are not met as of the defined measurement dates, the sellers shall forfeit the unvested shares. As of January 31, 2004, 6,693 shares were forfeited.

      Each share of Class C-1 Voting Convertible Preferred Stock has one vote, accrues a cumulative, noncompounding annual rate of return at a fixed rate of 8% per annum, and is automatically convertible upon a change of ownership or other liquidity event. Aggregate liquidation value at January 31, 2004 was $80,890,000. There were no dividends accrued or paid for the fiscal years ended January 31, 2003 or 2004.

      At the option of the stockholder, this stock may be converted into shares of Class A Common Stock and ranks senior to the Common Stock and Class B-1 Convertible Preferred Stock as to dividend, liquidation, and conversion rights.

      During the fiscal year ended January 31, 2003, the Company issued 45,000 options to purchase Class C-1 Convertible Preferred Stock. These options vest over a four year period. There were 45,000 options outstanding at January 31, 2003 and 2004.

Undesignated Preferred Stock

      At January 31, 2003 and 2004, the Company has authorized 400,000 shares of undesignated Preferred Stock. As of January 31, 2004, none of these shares were issued.

Class A and B Common Stock

      The Company is authorized to issue 4,000,000 shares of Class A, Voting Common Stock. There were 186,345 and 187,749 shares issued and outstanding of this stock as of January 31, 2003 and 2004, respectively.

      In addition, the Company has authorized 1,000,000 shares of Class B, Nonvoting Common Stock. As of January 31, 2004, none of these shares were issued.

Warrants

      The Company has 502,704 warrants outstanding issued in connection with the Class A Redeemable Preferred Stock as of January 31, 2003 and 2004. The warrants are exercisable for one share of Class B Common, or one share of Class A Common upon extinguishment of the Class A Preferred. These warrants are exercisable for a period of ten years at a price of $.01 not to exceed $100 in aggregate per purchaser.

      In addition, there are 230,473 warrants outstanding issued in connection with the Class A-1 Redeemable Preferred Stock as of January 31, 2003 and 2004. The warrants are exercisable into one share of Class B Common, or one share of Class A Common upon extinguishment of the Class A-1 Preferred. These warrants are exercisable for a period of ten years at a price of $.01, not to exceed $100 in aggregate per purchaser.

      There are 450,292 and 434,203 warrants outstanding issued in connection with the previous outstanding subordinated debt and relating to the Class A Common Stock as of January 31, 2003 and 2004, respectively. On October 16, 2002, the Company issued 46,680 warrants to a related party, in order to support additional bonding capacity.

      The fair market value of the warrants as of the date of issuance has been recorded as additional paid-in capital, with a corresponding discount to the related debt, or in the case of the additional bonding capacity, in other assets. These discounts and other assets are accreted or amortized over the life of the loan agreement or bonding arrangement, respectively.

      As of January 31, 2003 and 2004, no warrants have been exercised. These warrants are exercisable for a period of ten years at a price of $0.01, not to exceed $100 in aggregate per purchaser.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	January 31

	2003	2004

	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts	$584	$573
Nondeductible accruals	2,456	3,094
Nondeductible employee benefit expenses	6,684	7,373
Foreign currency translation	214	—
Derivative financial instruments	774	28
R&D tax credit	1,761	2,441
Foreign tax credit	63	2,833
State tax net operating loss carryforward	2,987	4,202
Federal tax net operating loss carryforward	4,875	8,739

Total deferred tax assets	20,398	29,283
Valuation allowance	(3,938)	(4,923)

Total deferred tax assets	16,460	24,360
Deferred tax liabilities:
Foreign currency translation	—	751
Intangible assets	3,632	8,184
Retainage receivable/payable	1,562	1,756
Contract reserve	93	—
Depreciation	386	328
Other	127	626

Total deferred tax liabilities	5,800	11,645

Net deferred tax assets	$10,660	$12,715

      The Company has approximately $13,846,000 and $25,703,000 of unused federal operating loss carryforwards at January 31, 2003 and 2004, respectively, that may be applied against future taxable income and expire through fiscal year 2023. The Company also has approximately $1,761,000 and $2,441,000 of unused federal research and experimentation credits as of January 31, 2003 and 2004, respectively, which may be applied against future federal income tax liability and expire through fiscal year 2023. The Company has recorded a valuation allowance of $3,938,000 and $4,923,000 as of January 31, 2003 and 2004, respectively, which represents a provision for uncertainty as to the realization of certain deferred tax assets including U.S. tax credits and state operating loss carryforwards.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of income tax benefit (expense) from continuing operations are as follows:

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands)
Current (expense) benefit:
Federal	$2,153	$(5,526)	$(3,762)
State	(676)	(465)	45
Foreign	(678)	(2,119)	(2,744)

	799	(8,110)	(6,461)
Deferred (expense) benefit:
Federal	3,707	108	4,236
State	118	(1,290)	(559)
Foreign	130	50	(166)

	3,955	(1,132)	3,511

Income tax benefit (expense)	$4,754	$(9,242)	$(2,950)

      Income from continuing operations before taxes consists of the following:

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands)
United States	$7,542	$16,114	$2,768
Canada	1,509	3,058	3,797

Income from continuing operations before taxes	$9,051	$19,172	$6,565

      A reconciliation of income taxes at the statutory rate to the income tax provision is as follows:

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands)
United States statutory income tax expense (at 34%)	$3,077	$6,519	$2,232
Increase (decrease) resulting from:
State income taxes, net of federal effect	368	1,158	339
Permanent differences	816	(328)	140
Foreign tax	548	2,069	2,910
Non-deductible interest expense	—	—	544
Worthless stock and bad debt expense	(8,765)	—	—
Valuation allowance	1,400	300	50
Tax credits	(1,800)	39	(3,513)
Other	(398)	(515)	248

	$(4,754)	$9,242	$2,950

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Leases

As Lessee

      The Company has various leases primarily covering real property and vehicles. Total rent expense amounted to $7,824,000, $7,335,000, and $7,963,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively.

      Future minimum rental commitments on noncancelable operating leases with initial terms greater than one year as of January 31, 2004 are as follows (in thousands):

2005	$9,069
2006	7,266
2007	5,420
2008	4,592
2009	2,281
Thereafter	7,353

$35,981

As Lessor

      The Company owns certain toll equipment that is leased to various end users. The net book value of this leased equipment, which is included in machinery and equipment, was $8,064,000 and $9,770,000 at January 31, 2003 and 2004, respectively.

      Future rental income under long-term leases is as follows (in thousands):

2005	$8,865
2006	6,537
2007	3,274
2008	2,795
2009	407
Thereafter	—

$21,878

17.	Employee Benefits

Retirement Plan

      The Company sponsors a 401(k) plan to which all eligible fulltime employees may contribute up to 50% of their pay up to the maximum allowed by law. The Company matches 50% of these contributions on the first 4% of the employee’s salary contributed to the plan. The amount expensed for the Company match provision was $1,175,000, $1,340,000 and $1,301,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively.

Deferred Compensation Plan

      On January 31, 2000, the Company recorded a $1,000,000 charge related to a deferred compensation plan. Payment of the liability occurred on January 24, 2003.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retention and Stock Appreciation Rights Plans

      The Company has a retention plan in place that allows eligible employees to realize the value of unvested shares of stock and options that they owned in SAIC, the former Company owner. Eligible employees were given the option of electing to receive these benefits under either “Plan A” or “Plan B.” Under Plan A, employees vest in the plan over a three-year period and interest on these benefits accrues at 6%. Payouts occurred annually in three equal annual installments. The final payment was made on September 3, 2002. Under Plan B, certain benefits vested on September 3, 2000. Payout on these benefits with 8% interest per annum will occur within 30 days of September 3, 2004. In addition, included with the Plan B is a Stock Appreciation Rights (SAR) Plan where certain individuals were granted rights to receive cash awards based upon future increases in the market value of the Company’s common stock. The rights vest over a four-year period, have a term of ten years, and become payable upon a change in control event, as defined. The total liability related to the SAR plan is approximately $2,758,000 and $3,083,000 as of January 31, 2003 and 2004, respectively.

      The portion of the retention Plan B not related to the SAR plan, including future accrued interest, is due in September 2004, and will be approximately $10,859,000. Benefit expense relating to both plans was approximately $1,982,000, $1,706,000, and $1,015,000 for the fiscal years ended January 31, 2002, 2003, and 2004, respectively.

18.	Stock Options

      The Company has a stock incentive plan pursuant to which officers, employees, directors, or certain others who provide significant services to the Company can purchase shares of Common Stock upon exercise of stock options. Stock options are granted to employees at a price equal to the fair value of the stock on the date of grant and become exercisable over four years. Unexercised options lapse ten years after the date of grant. The plan reserves 406,804 shares Class A common stock for the grant of various classes of nonqualified stock options as of January 31, 2004.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The table below summarizes stock option activity for the fiscal years ended January 31, 2002, 2003, and 2004:

			Weighted-Average
			Exercise Price Per
	Price Per Share	Common Shares	Share

Balance at January 31, 2001	$12.33-$23.58	157,182	$16.86
Granted	$31.86	15,302	31.86
Exercised	$12.33	(1,361)	12.33
Canceled	$12.33-$23.58	(12,323)	16.80

Balance at January 31, 2002	$12.33-$31.86	158,800	18.34
Granted	$36.24	254,052	36.24
Exercised	$12.33-$23.58	(320)	16.90
Canceled	$12.33-$36.24	(12,749)	26.40

Balance at January 31, 2003	$12.33-$36.24	399,783	29.48
Granted	$36.46	2,750	36.46
Exercised	$12.33-$23.58	(1,404)	19.28
Canceled	$12.33-$36.24	(33,038)	30.30

Balance at January 31, 2004	$12.33-$36.46	368,091	29.38

      Additional information with respect to the outstanding options as of January 31, 2002, 2003, and 2004 is as follows:

	Exercise Prices

	$12.33	$23.58	$31.86	$36.24	$36.46

Number outstanding at January 31, 2002	84,727	59,392	14,681	—	—
Options outstanding weighted-average remaining contractual life	8.26	9.00	9.40	—	—
Number exercisable	17,137	11,878	—	—	—
Number outstanding at January 31, 2003	82,197	55,857	7,576	254,153	—
Options outstanding weighted-average remaining contractual life	7.26	8.00	8.35	9.59	—
Number exercisable	32,975	22,454	2,199	—	—
Number outstanding at January 31, 2004	77,797	51,012	4,690	231,842	2,750
Options outstanding weighted-average remaining contractual life	6.37	7.00	7.28	8.62	9.08
Number exercisable	46,822	30,913	2,119	53,931	—

      The Company also has 45,000 Class C-1 Convertible Preferred Stock options outstanding as of January 31, 2003 and 2004. The options were granted to employees at a price equal to the fair value of the stock on the date of grant. 10,000 of the options become exercisable over four years and the remaining 35,000 options were exercisable immediately. 35,000 and 37,000 options were exercisable as of January 31, 2003 and 2004, respectively. These options expire in ten years.

Deferred Option Plan

      During the fiscal year ended January 31, 2001, the Company adopted a deferred option plan providing for the grant of options to certain employees to purchase Series A-1 Redeemable Preferred Stock with

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warrants. In accordance with the Deferred Option Plan, certain employees were given the opportunity to receive the options; however, the employees had to forfeit other deferred compensation they had earned, either through the Company’s Retention Plan or the Bonus Plan. These options are vested and exercisable based on the vesting of other deferred compensation being forfeited. The value of the deferred compensation forfeited, which was previously expensed as earned, was used to determine the number of options each individual was eligible to receive. This transaction was accounted for in accordance with APB Opinion No. 25. Since the fair value of the deferred compensation forfeited by the employees in connection with the grant equaled the intrinsic value of the equity instrument received, no additional compensation expense was recorded.

19.	Segment Information

      The Company has two reportable business segments: Infrastructure-Based services and Mobile Asset-Based services.

		Mobile Asset
	Infrastructure	Based
	Based Services	Services	Corporate	Consolidated

	(In thousands)
Year ended January 31, 2002
Total revenue	$248,762	$74,673	$—	$323,435
Income from operations	46,896	7,290	(27,700)	26,486
Fixed assets	10,376	8,457	1,490	20,323
Year ended January 31, 2003
Total revenue	240,391	77,917	—	318,308
Income from operations	45,879	24,326	(28,517)	41,688
Fixed assets	17,480	7,120	1,122	25,722
Year ended January 31, 2004
Total revenue	260,425	77,712	—	338,137
Income from operations	51,022	21,081	(30,170)	41,933
Fixed assets	19,821	6,447	1,009	27,277

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summarized financial information related to geographic areas in which the Company operated at January 31, 2002, 2003, and 2004 and for each of the years then ended is shown below.

	2002	2003	2004

	(In thousands)
Total revenue
United States	$319,824	$310,947	$328,281
Canada	3,611	7,361	9,856

	$323,435	$318,308	$338,137

Income from operations
United States	$24,635	$37,212	$36,281
Canada	1,851	4,476	5,652

	$26,486	$41,688	$41,933

Fixed Assets
United States	$19,831	$25,183	$26,809
Canada	492	539	468

	$20,323	$25,722	$27,277

20.	Commitments and Contingencies

      At January 31, 2004, the Company has outstanding surety bonds of $99,230,000, purchase commitments of $4,987,000 and letters of credit aggregating approximately $16,702,000, principally related to performance and payment type bonds.

      On October 16, 2002, the Company entered into a bonding arrangement with a related party to provide up to $60 million of surety bonds. In exchange for securing the bonding arrangement, the Company issued 46,680 warrants for its Class A Common Stock.

      The Company is involved in certain investigations, claims, and lawsuits arising in the normal course of business, none of which, in the opinion of the Company’s management, is expected to have a material adverse effect on its consolidated financial position, results of operations, cash flows or ability to conduct business.

      The Company is currently pursuing legal remedies against the appropriate parties related to previous accounting irregularities of its former Viastar Services subsidiary; however, no amounts have been recorded in the financial statements for potential recoveries. It is anticipated that any recovery will be paid directly to the stockholders of the Company.

21.	Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. At times, cash balances in the Company’s accounts may exceed the FDIC insurance limits.

      The Company sells its systems and services to various customers in the transportation systems industry. Concentrations of credit risk with respect to trade receivables are limited as a result of the large number of government and commercial entities comprising the Company’s customer base, and their dispersion across geographical regions. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the fiscal years ended January 31, 2002, 2003, and 2004, one customer accounted for approximately 11%, 15%, and 9% of consolidated revenue, respectively.

22.	Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, accounts receivable, long-term debt and preferred stock. The carrying amount of cash and cash equivalents and accounts receivable approximates fair value because of the short-term maturity of these instruments.

      Borrowings under the revolving credit facility, which are not subject to the swap, have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of fair value.

      The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows. The Company entered into interest rate swaps in September 2000 and April 2001. At January 31, 2004, approximately $10,000,000 (notional amount) of the variable credit facility debt was converted to fixed rate. At January 31, 2004, the LIBOR rate was 1.46% and the fixed rate of the swap was as follows:

Effective Date	Maturity Date	Notional Amount	Fixed Rate

		(In thousands)
April 26, 2001	April 26, 2004	$10,000	5.16%

      The differential to be paid or received from the counterparty in the agreement is recorded as interest expense. The net settlements resulted in increases in interest expense of $1,761,000, $2,813,000, and $1,999,000 during fiscal years 2002, 2003, and 2004, respectively. The swap agreements are made with a counterparty of high credit quality; therefore, management considers the risk of nonperformance by the counterparty to be negligible. The fair market value of the swaps recorded as of January 31, 2003 and 2004 was a liability of $2,276,000 and $81,000, respectively.

23.	Net Loss Per Share

      The following table sets forth the reconciliation from basic to diluted average common shares and the calculations of net income per common share (dollars in thousands, except share and per share data).

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands, except share and per
	share data)
Net (loss) income	$(3,478)	$8,152	$481

Convertible preferred stock dividends	$(6,959)	$(7,354)	$(7,352)
Redeemable preferred stock dividends	(3,019)	(3,052)	(1,479)

Total preferred stock dividends	(9,978)	(10,406)	(8,831)

Net loss available to common stockholders	$(13,456)	$(2,254)	$(8,350)

TRANSCORE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands, except share and per
	share data)
Average common shares:
Basic (weighted-average outstanding shares)	186,325	186,333	187,249
Diluted potential common shares from common and preferred stock options	—	—	—

Diluted (weighted-average shares outstanding)	186,325	186,333	187,249

Basic (loss) per common share	$(72.21)	$(12.09)	$(44.59)

Diluted (loss) per common share	$(72.21)	$(12.09)	$(44.59)

Antidilutive options and convertible preferred stock not included in the diluted (loss) income per common share calculation	2,270,456	2,359,012	2,549,775

24.	Other Income (Expense)

      Other income (expense) consists of the following:

	Fiscal Year Ended January 31

	2002	2003	2004

	(In thousands)
Legal and insurance settlements	$4,770	$—	$—
Equity in earnings of unconsolidated affiliates	939	846	912
Other	621	310	154

	$6,330	$1,156	$1,066

25.	Subsequent Events

      On February 20, 2004, the Company acquired certain assets of Vistar Telecommunications, Inc. for cash consideration of $4,400,000. Vistar provides satellite communication products and services.

TRANSCORE HOLDINGS, INC.

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at	Additions			Balance at
	Beginning of	Charged to			End of
	Period	Expense	Charge-Offs	Other(1)	Period

Allowance for doubtful accounts
Fiscal year ended January 31, 2002	$3,061	$10,906	$(956)	$211	$13,222

Fiscal year ended January 31, 2003	$13,222	$980	$(12,016)	$—	$2,186

Fiscal year ended January 31, 2004	$2,186	$995	$(1,073)	$—	$2,108

(1)	Primarily the impact of acquisitions of certain businesses.

S-1

Enhanced Yield Securities (EYSs)

representing
Shares of Class A Common Stock and
$                                             % Senior Subordinated Notes due 2016

and

$                           % Senior Subordinated Notes

due 2016

PROSPECTUS

                        , 2004

LEHMAN BROTHERS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Amount(1)

Securities and Exchange Commission registration fee	$47,512.50
NASD filing fee	$30,500
AMEX filing fee*	$
AMEX listing fee*	$
Accounting fees and expenses*	$
Legal fees and expenses*	$
Printing and engraving expenses*	$
Blue Sky qualification fees and expenses*	$
Transfer agent and registrar fee and expenses*	$
Miscellaneous expenses*	$

Total*	$

(1)	All amounts are estimates except the SEC filing fee, the NASD filing fee and the AMEX filing and listing fees.

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4) for any transaction from which the director derived an improper personal benefit.

      Our certificate of incorporation limits the liability of a director as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

      Our by-laws provide that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law.

      Our by-laws further provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

      Our restated certificate of incorporation and our amended and restated by-laws, which will be effective upon consummation of this offering, will limit the liability of directors and provide for indemnification to the fullest extent permitted by Delaware General Corporation Law.

      Prior to the consummation of this offering, we will obtain an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

      The indemnification provisions in our restated certificate of incorporation and our amended and restated by-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

      The laws of any other state or other jurisdiction of incorporation or organization and the provisions of the articles or certificates of incorporation or organization and/or the by-laws (or their equivalent) of substantially all of the subsidiary guarantors listed in the Table of Additional Registrants included in the registration statement provide indemnification provisions and limitations on the personal liability of directors and officers similar to those described above.

Item 15.	Recent Sales of Unregistered Securities.

      During the past three years, we have issued and sold unregistered securities in the transactions described below.

1. On July 20, 2001, we issued and sold a total of 4,714 shares of our class A-1 redeemable preferred stock to 29 stockholders. The price per share was $75.00. The aggregate purchase price was $353,550.

2. On July 20, 2001, we issued and sold a total of 2,750 shares of our class A-1 redeemable preferred stock to Ralph Head as a replacement for the class A redeemable preferred stock previously issued to him. The price per share was $75.00. The aggregate purchase price was $206,250.

3. On July 20, 2001, we issued and sold a total of 70,644 shares of our class C-1 convertible preferred stock to eight stockholders. The price per share was $74.71. The aggregate purchase price was $5,277,813.24. These shares were issued to holders of the stock of Link Logistics Inc. in connection with our acquisition of Link Logistics Inc.

4. On July 20, 2001, we issued and sold a total of 43,531 shares of our class C-1 convertible preferred stock to 28 investors. The price per share was $74.71. The aggregate purchase price was $3,252,201.01. These shares were sold to fund our acquisition of Link Logistics Inc.

5. On July 20, 2001, we issued and sold a total of 6,693 shares of our class C-1 convertible preferred stock to two investors. The price per share was $74.71. The aggregate purchase price was $500,034.03.

6. On July 12, 2002, we issued and sold a total of 15,000 shares of our class B-1 convertible preferred stock to two employee/stockholders. The price per share was $.01. The aggregate purchase price was $150.00. The shares were issued in connection with the exercise of stock options.

7. On October 18, 2002, we issued a warrant to purchase 46,680 shares of our class A common stock to AIG Highstar Capital, L.P. The exercise price is $.01 per share.

8. On February 24, 2003, we issued and sold a total of 130,129 shares of our class B-1 convertible preferred stock to nine employee/stockholders. The price per share was $.01. The aggregate purchase price was $1,301.29. The shares were issued in connection with the exercise of stock options.

9. During the last three years we issued an aggregate of 269,894 options for class A common stock options at exercise prices ranging from $31.86 to $36.46 per share under our 1999 Stock Option and Incentive Plan and 45,000 options for class C-1 preferred stock to employees and consultants at exercise prices ranging from $70.23 to $125.00 per share.

10. During the last three years we issued an aggregate of 1,724 shares of our class A common stock to employees and consultants upon exercise of options to purchase shares of our stock under our 1999 Stock Option and Incentive Plan at exercise prices ranging from $12.33 to $31.86 per share.

      The sales and issuances of securities in the transactions described above, other than the issuances described in Items 9 and 10, were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, the recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us. No underwriters were employed in any of the above transactions. The issuances of securities listed above in Items 9 and 10 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16.	Exhibits And Financial Statement Schedules.

      (a) Exhibits.

Number	Exhibit Title

*1.1	Form of Underwriting Agreement by and between TransCore Holdings, Inc. and Lehman Brothers Inc.
*3.1	Form of Restated Certificate of Incorporation of TransCore Holdings, Inc. to be filed with the Delaware Secretary of State upon completion of this offering.
*3.2	Form of Amended and Restated By-laws of TransCore Holdings, Inc. to become effective upon completion of this offering.
3.3	Agreement of Limited Partnership of TransCore, L.P.
3.4	Certificate of Limited Partnership of TransCore, L.P., as amended.
3.5	Certificate of Incorporation of TransCore Partners, Inc., as amended.
3.6	Amended and Restated By-laws of TransCore Partners, Inc.
3.7	Limited Liability Company Operating Agreement of TLP Holdings, LLC.
3.8	Certificate of Formation of TLP Holdings, LLC.
3.9	Certificate of Incorporation of TransCore Credit Corporation.
3.10	By-laws of TransCore Credit Corporation.
3.11	Certificate of Incorporation of Amtech Systems Corporation, as amended.

Number	Exhibit Title

3.12	Amended and Restated By-laws of Amtech Systems Corporation.
3.13	Certificate of Incorporation of Viastar Properties, Inc., as amended.
3.14	By-laws of Viastar Properties, Inc.
3.15	Certificate of Incorporation of Amtech World Corporation, as amended.
3.16	Amended and Restated By-laws of Amtech World Corporation.
3.17	Certificate of Incorporation of TransCore ITS, Inc., as amended.
3.18	By-laws of TransCore ITS, Inc., as amended.
3.19	Certificate of Incorporation of TransCore Atlantic, Inc.
3.20	By-laws of TransCore Atlantic, Inc.
3.21	Certificate of Incorporation of TransCore CNUS, Inc.
3.22	By-laws of TransCore CNUS, Inc.
3.23	Certificate of Incorporation of TransCore Commercial Services, Inc., as amended.
3.24	By-laws of TransCore Commercial Services, Inc.
3.25	Agreement of Limited Partnership of Viastar Services, L.P.
3.26	Certificate of Limited Partnership of Viastar Services, L.P.
*4.1	Form of Indenture among TransCore Holdings, Inc., each subsidiary guarantor named therein and , as trustee.
*4.2	Form of Senior Subordinated Note due 2016.
*4.3	Specimen of stock certificate of Class A common stock.
*4.4	Specimen of stock certificate of Class B common stock.
*4.5	Specimen of stock certificate of Class C common stock.
*4.6	Specimen of EYS certificate.
*5.1	Opinion of Blank Rome LLP regarding legality.
*8.1	Opinion of Blank Rome LLP regarding tax matters.
10.1	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and John M. Worthington dated as of February 20, 2004.
10.2	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and John A. Simler dated as of February 20, 2004.
10.3	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and Kelly P. Gravelle dated as of January 31, 2004.
10.4	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and David G. Sparks dated as of January 31, 2004.
10.5	Employment Agreement by and between TransCore Holdings, Inc. and John H. Foote dated as of September 3, 1999.
10.6	TransCore Deferred Option Plan, as amended.
10.7	TransCore 1999 Employee Retention Plan B.
10.8	TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan, as amended.
10.9	TransCore Holdings, Inc. 1999 Stock Appreciation Rights Plan.
10.10	Irrevocable Funding, Warrant Purchase and Reimbursement Agreement with AIG Highstar Capital, L.P. dated October 18, 2002.
*10.11	Management Agreement with KRG Capital Partners, LLC dated September 3, 1999, as amended.
*10.12	Amended and Restated Registration Rights Agreement.
12.1	Statement regarding computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of the TransCore Holdings, Inc.
23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Blank Rome LLP (included in Exhibits 5 and 8).

Number	Exhibit Title

24.1	Power of Attorney (included on signature page).
*25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee for the Senior Subordinated Notes Indenture.

*	To be filed by amendment.

      (b) Financial Statement Schedules.

Schedule of Valuation and Qualifying Accounts

Item 17.	Undertakings.

      1. The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit delivery to each purchaser.

      2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      3. The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filing by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Borough of Hummelstown, Commonwealth of Pennsylvania on June 10, 2004.

TRANSCORE HOLDINGS, INC.

By:	/s/ JOHN M. WORTHINGTON

	Name:	John M. Worthington
	Title:	Chairman, Chief Executive Officer and President

TRANSCORE, LP by TLP HOLDINGS, LLC, its General Partner
TRANSCORE PARTNERS, INC.
TLP HOLDINGS, LLC
TRANSCORE CREDIT CORPORATION
AMTECH SYSTEMS CORPORATION
VIASTAR PROPERTIES, INC.
AMTECH WORLD CORPORATION
TRANSCORE ITS, INC.
TRANSCORE ATLANTIC, INC.
TRANSCORE CNUS, INC.
TRANSCORE COMMERCIAL SERVICES, INC.
VIASTAR SERVICES, L.P. by TransCore Commercial Services, Inc., its General Partner

By:	/s/ CLAUDIA F. WIEGAND

	Name:	Claudia F. Wiegand
	Title:	Executive Vice President

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Worthington, Joseph S. Grabias and Claudia F. Wiegand his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution. For him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE HOLDINGS, INC.

Name	Title

/s/ JOHN M. WORTHINGTON John M. Worthington	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ JOSEPH S. GRABIAS Joseph S. Grabias	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOHN A. SIMLER John A. Simler	Director

/s/ BRUCE C. LINDSAY Bruce C. Lindsay	Director

/s/ CHARLES A. HAMILTON Charles A. Hamilton	Director

/s/ RUSSELL S. LEWIS Russell S. Lewis	Director

/s/ DARIN R. WINN Darin R. Winn	Director

/s/ M. ALBIN JUBITZ M. Albin Jubitz	Director

/s/ CHARLES R. GWIRTSMAN Charles R. Gwirtsman	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE PARTNERS, INC.

TRANSCORE CNUS, INC.

Name	Title

/s/ JOHN A. SIMLER John A. Simler	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President and Treasurer (Principal Financial and Accounting Officer)

/s/ JOHN M. WORTHINGTON John. M. Worthington	Director

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Director

/s/ DAVID G. SPARKS David G. Sparks	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TLP HOLDINGS, LLC

TRANSCORE, LP by its General Partner TLP Holdings, LLC

Name	Title

/s/ JOHN A. SIMLER John A. Simler	President (Principal Executive Officer)

/s/ GEORGE P. MCGRAW George P. McGraw	Vice President and Treasurer (Principal Financial and Accounting Officer)

/s/ JOHN M. WORTHINGTON John M. Worthington	Manager

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Manager and Executive Vice President

/s/ DAVID G. SPARKS David G. Sparks	Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE CREDIT CORPORATION

Name	Title

/s/ JOHN M. WORTHINGTON John M. Worthington	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ CHRISTOPHER H. LEE Christopher H. Lee	Director

/s/ DAVID G. SPARKS David G. Sparks	Director

/s/ MICHAEL WALSH Michael Walsh	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

AMTECH SYSTEMS CORPORATION

Name	Title

/s/ JOHN A. SIMLER John A. Simler	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ JOHN A. SIMLER John A. Simler	Director

/s/ GEORGE P. MCGRAW George P. McGraw	Director

/s/ THOMAS BOLSON Thomas Bolson	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

VIASTAR PROPERTIES, INC.

Name	Title

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President and Secretary (Principal Executive Officer)

/s/ JOSEPH S. GRABIAS Joseph S. Grabias	Executive Vice President and Treasurer (Principal Financial and Accounting Officer)

/s/ JOHN M. WORTHINGTON John M. Worthington	Director

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

AMTECH WORLD CORPORATION

Name	Title

/s/ JOHN M. WORTHINGTON John M. Worthington	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Director

/s/ DAVID G. SPARKS David G. Sparks	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE ITS, INC.

Name	Title

/s/ JOHN A. SIMLER John A. Simler	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ MICHAEL F. HOLLING Michael F. Holling	Director

/s/ DAVID G. SPARKS David G. Sparks	Director

/s/ DOUGLAS C. TERRY Douglas C. Terry	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE ATLANTIC, INC.

Name	Title

/s/ JOHN A. SIMLER John A. Simler	President (Principal Executive Officer)

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President and Treasurer (Principal Financial and Accounting Officer)

/s/ KELLY P. GRAVELLE Kelly P. Gravelle	Director

/s/ GEORGE P. MCGRAW George P. McGraw	Director

/s/ JOHN A. SIMLER John A. Simler	Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 10, 2004.

TRANSCORE COMMERCIAL SERVICES, INC.

VIASTAR SERVICES, LP

Name	Title

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Executive Vice President (Principal Executive Officer)

/s/ GEORGE P. MCGRAW George P. McGraw	Treasurer (Principal Financial and Accounting Officer)

/s/ JOHN M. WORTHINGTON John M. Worthington	Director

/s/ CLAUDIA F. WIEGAND Claudia F. Wiegand	Director

EXHIBIT INDEX

Number	Exhibit Title

*1.1	Form of Underwriting Agreement by and between TransCore Holdings, Inc. and Lehman Brothers Inc.
*3.1	Form of Restated Certificate of Incorporation of TransCore Holdings, Inc. to be filed with the Delaware Secretary of State upon completion of this offering.
*3.2	Form of Amended and Restated By-laws of TransCore Holdings, Inc. to become effective upon completion of this offering.
3.3	Agreement of Limited Partnership of TransCore, L.P.
3.4	Certificate of Limited Partnership of TransCore, L.P., as amended.
3.5	Certificate of Incorporation of TransCore Partners, Inc., as amended.
3.6	Amended and Restated By-laws of TransCore Partners, Inc.
3.7	Limited Liability Company Operating Agreement of TLP Holdings, LLC.
3.8	Certificate of Formation of TLP Holdings, LLC.
3.9	Certificate of Incorporation of TransCore Credit Corporation.
3.10	By-laws of TransCore Credit Corporation.
3.11	Certificate of Incorporation of Amtech Systems Corporation, as amended.
3.12	Amended and Restated By-laws of Amtech Systems Corporation.
3.13	Certificate of Incorporation of Viastar Properties, Inc., as amended.
3.14	By-laws of Viastar Properties, Inc.
3.15	Certificate of Incorporation of Amtech World Corporation, as amended.
3.16	Amended and Restated By-laws of Amtech World Corporation.
3.17	Certificate of Incorporation of TransCore ITS, Inc., as amended.
3.18	By-laws of TransCore ITS, Inc., as amended.
3.19	Certificate of Incorporation of TransCore Atlantic, Inc.
3.20	By-laws of TransCore Atlantic, Inc.
3.21	Certificate of Incorporation of TransCore CNUS, Inc.
3.22	By-laws of TransCore CNUS, Inc.
3.23	Certificate of Incorporation of TransCore Commercial Services, Inc., as amended.
3.24	By-laws of TransCore Commercial Services, Inc.
3.25	Agreement of Limited Partnership of Viastar Services, L.P.
3.26	Certificate of Limited Partnership of Viastar Services, L.P.
*4.1	Form of Indenture among TransCore Holdings, Inc., each subsidiary guarantor named therein and , as trustee.
*4.2	Form of Senior Subordinated Note due 2016.
*4.3	Specimen of stock certificate of Class A common stock.
*4.4	Specimen of stock certificate of Class B common stock.
*4.5	Specimen of stock certificate of Class C common stock.
*4.6	Specimen of EYS certificate.
*5.1	Opinion of Blank Rome LLP regarding legality.
*8.1	Opinion of Blank Rome LLP regarding tax matters.
10.1	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and John M. Worthington dated as of February 20, 2004.
10.2	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and John A. Simler dated as of February 20, 2004.

Number	Exhibit Title

10.3	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and Kelly P. Gravelle dated as of January 31, 2004.
10.4	Amended and Restated Employment Agreement by and between TransCore Holdings, Inc. and David G. Sparks dated as of January 31, 2004.
10.5	Employment Agreement by and between TransCore Holdings, Inc. and John H. Foote dated as of September 3, 1999.
10.6	TransCore Deferred Option Plan, as amended.
10.7	TransCore 1999 Employee Retention Plan B.
10.8	TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan, as amended.
10.9	TransCore Holdings, Inc. 1999 Stock Appreciation Rights Plan.
10.10	Irrevocable Funding, Warrant Purchase and Reimbursement Agreement with AIG Highstar Capital, L.P. dated October 18, 2002.
*10.11	Management Agreement with KRG Capital Partners, LLC dated September 3, 1999, as amended.
*10.12	Amended and Restated Registration Rights Agreement.
12.1	Statement regarding computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of TransCore Holdings, Inc.
23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Blank Rome LLP (included in Exhibits 5 and 8).
24.1	Power of Attorney (included on signature page).
*25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee for the Senior Subordinated Notes Indenture.

*	To be filed by amendment.